UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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Tenet Healthcare Corporation

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Tenet Healthcare Corporation 2017 Annual Meeting of Shareholders Proxy Statement

MESSAGE FROM OUR CHAIRMAN AND CEO

Dear Fellow Shareholders:

In 2016, we continued to build upon our fundamental strengths and implement our strategy. Tenet has a diversified business model aligned with key trends shaping the industry today; a quality network of care sites in growing communities; a dedicated, compassionate group of caregivers and supporting staff; and an enterprise commitment to make the healthcare delivery system work better for our patients, physicians, partners and clients.

We took a number of steps last year to grow and strengthen our business. These actions were guided by the strategic priorities we established over the last few years, which will continue to serve as the foundation for our growth plans in 2017 and beyond.

•	We enhanced our care network and further refined our portfolio – both within our hospital and ambulatory operations, including strategic expansion and asset divestitures.

•	We delivered service-line growth and added important care access points, extending our reach to additional communities, often using new and innovative types of facilities.

•	We drove efficiencies and mitigated expense growth through disciplined cost controls.

•	We strengthened our relationships with the health system and physician partners in our ambulatory business and increased our ownership stake in United Surgical Partners International (USPI).

•	We broadened Conifer Health’s client base by winning new engagements.

We made progress on our efforts to diversify our sources of revenue and earnings, expanding contributions from our faster-growing, stronger free cash flow generating Ambulatory Care and Conifer Health businesses and enhancing the mix of revenue and EBITDA that come from operations less reliant on government healthcare programs. These businesses contributed roughly 37 percent of Adjusted EBITDA in 2016, up from 15 percent in 2014. Continuing to invest in the growth of these businesses – organically and through acquisitions – remains an important component of our long-term strategy.

We are excited about the recent opening of our new, state-of-the-art teaching hospital that we built in collaboration with Texas Tech University Health Sciences Center in El Paso, Texas. We also are nearing completion on expansion projects that will add capacity and enable us to address unmet needs and better serve patients in some of our largest markets. We expect these projects will drive incremental revenue and EBITDA growth in our hospital segment, and as the investment period associated with these projects comes to a close, we expect to reduce capital expenditures by $150 million, or over 15 percent, this year while maintaining a competitive level of capital expenditures in our ongoing businesses.

We are choosing not to launch large capital-intensive projects at this time because of the inherent uncertainties facing our industry, most notably the continuing lack of clarity surrounding the future of the Affordable Care Act. We began shortening our capital planning horizon in 2015, and we think it’s appropriate to continue this approach while we gain visibility on the regulatory outlook. We’re also placing an even greater emphasis on cost management, finding opportunities to enhance efficiencies wherever possible.

Our work in 2016 led to total year-over-year revenue and Adjusted EBITDA growth of 5% and 6%, respectively. While we drove incremental growth during the year, Adjusted EBITDA of $2.413 billion was at the lower end of our range of expectations. The shortfall compared to the midpoint was driven primarily by unanticipated losses in our health plans, which we are in the process of exiting. In addition, we expected to deliver improvements in cash flow generation in 2016, and we were disappointed that our Adjusted Free Cash Flow performance was weaker than we had anticipated.

As these are important metrics by which we measure our success, executive compensation in 2016 decreased accordingly. We are committed to holding ourselves accountable when financial performance falls below our expectations.

Looking ahead, we are confident we have the right strategy in place to grow our business, including delivering growth in each of our operating segments. We honor the trust you place in us as stewards of your company. The board and management team remain focused on building sustainable value for shareholders by improving our business mix; delivering EBITDA growth across the enterprise; increasing free cash flow; and reducing our ratio of debt to EBITDA.

On behalf of my fellow directors, I would like to take this opportunity to thank Jim Unruh and Freda Lewis-Hall, M.D., for their dedicated service and numerous contributions to the board and the company. Both are retiring from the board in May.

I am extremely honored to work alongside 130,000 colleagues, whose resolve and altruistic nature truly define who we are as an organization. All of us at Tenet are grateful for the support of our shareholders and want to thank you for your investment in the company.

Sincerely, Trevor Fetter Chairman and Chief Executive Officer

MESSAGE FROM OUR LEAD DIRECTOR

Dear Fellow Shareholders:

It has been a great privilege to serve on the Tenet board for the last several years, and I am pleased to now have the opportunity to share my thoughts as lead director. As outlined in detail in this proxy, the board has spearheaded a number of governance enhancements in recent years, including those related to board composition, shareholder engagement on governance matters, and adjustments to our executive compensation metrics. What follows in this letter are some of the recent governance highlights, which reflect our continued commitment to active shareholder engagement, board refreshment, and effective, independent oversight.

Shareholder Outreach

We regularly solicit input from shareholders, and we pride ourselves on being responsive. To that end, we initiated a comprehensive outreach program in 2015 that was constructive for both the board and our shareholders. We held a series of meetings with shareholders in 2015 and again in 2016, which enabled us to obtain insights that informed our decision-making, including making adjustments to certain elements of our executive compensation program. This involved changing performance metrics and targets to better reflect the company’s current business model and strategic priorities, while continuing to align compensation with company performance. These changes, which became effective in 2016, underscore our commitment to regularly review and refine our executive compensation program.

Board Composition and Leadership

We have made substantial changes to the composition of our board, including adding five independent directors in the last two years. Two current directors will also be retiring from the board in May: Jim Unruh and Freda Lewis-Hall, M.D., each of whom has been an outstanding and dedicated member of the Board.

Most recently, we appointed two new independent directors in November 2016: John Byrnes, former chairman and CEO of Lincare Holdings, and Pete Wilver, who recently announced his retirement as executive vice president and chief administrative officer of Thermo Fisher Scientific. This follows the January 2016 appointments of Matt Ripperger and Randy Simpson, partners and co-heads of healthcare for our largest shareholder, Glenview Capital Management, and the March 2015 appointment of Tammy Romo, executive vice president and chief financial officer of Southwest Airlines. Collectively, these directors have a strong combination of operational skills, financial acumen, leadership experience, and deep knowledge across different dimensions of healthcare.

In addition to these changes, Ed Kangas transitioned his responsibilities as lead director to me in 2016. I would like to express my tremendous gratitude to Ed, who served with distinction on the board during transformative periods in Tenet’s evolution – first as non-executive chairman and later as lead director. Ed continues to provide valuable counsel on our board as chair of the Nominating and Corporate Governance Committee and through his membership on two other board committees.

The recent enhancements made by the board have coincided with a structural transformation of the company over the last several years, which has been implemented to directly address a rapidly changing healthcare environment. We believe the actions taken related to strategy and governance have further strengthened the company and positioned it to succeed.

In closing, I want to thank you for your continued support and investment in Tenet Healthcare. We look forward to maintaining a collaborative relationship with you, and we are committed to enhancing long-term value creation and serving your best interests in 2017 and well into the future.

Sincerely,

Ronald A. Rittenmeyer

Lead Director

TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 4, 2017

March 24, 2017

To Our Shareholders:

Our Annual Meeting of Shareholders will be held on Thursday, May 4, 2017, at 8:00 a.m. Central time at Tenet Corporate Headquarters, 1445 Ross Avenue, Suite 1400, Dallas, Texas, for the following purposes:

1.	To elect the 12 directors named in the accompanying Proxy Statement, each to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, whichever is later, or until the director’s earlier resignation or removal;

2.	To vote, on an advisory basis, to approve the company’s executive compensation;

3.	To vote, on an advisory basis, on the frequency of future advisory votes to approve the company’s executive compensation;

4.	To approve the material terms of the performance goals under the Third Amended Tenet Healthcare Corporation Annual Incentive Plan;

5.	To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2017; and

6.	To transact any other business that properly comes before the meeting or any adjournment or postponement.

Only shareholders of record of our common stock at the close of business on March 13, 2017 are entitled to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the “General Information Regarding the Annual Meeting and Voting” section of the accompanying Proxy Statement and on both the Notice of Internet Availability of Proxy Materials and proxy card. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the “General Information Regarding the Annual Meeting and Voting” section of the Proxy Statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

/s/ Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 4, 2017

The accompanying Proxy Statement and proxy card, as well as our Annual Report on

Form 10-K for the year ended December 31, 2016, are available at www.proxyvote.com.

This Proxy Statement includes certain non-GAAP measures, such as Adjusted EBITDA and Adjusted Free Cash Flow. Definitions of these measures and reconciliations to the most comparable GAAP measure are contained in Appendix B.

PROXY STATEMENT SUMMARY

Below are highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016 before you vote.

2017 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

Thursday, May 4, 2017, at 8:00 a.m. Central Time

Place:

Tenet Corporate Headquarters

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Record Date:

March 13, 2017

Information:

This Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at www.proxyvote.com

VOTING MATTERS AND BOARD RECOMMENDATIONS

MANAGEMENT PROPOSALS	BOARD’S RECOMMENDATION	PAGE
Election of 12 Director Nominees (Proposal 1)	FOR each of the Director Nominees	6
Advisory Approval of the Company’s Executive Compensation (Proposal 2)	FOR	62
Advisory Approval of the Frequency of Future Advisory Votes to Approve the Company’s Executive Compensation (Proposal 3)	ONE YEAR	63
Approval of the Material Terms of the Performance Goals Under the Third Amended Tenet Healthcare Corporation Annual Incentive Plan (Proposal 4)	FOR	64
Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2017 (Proposal 5)	FOR	70

BUSINESS OVERVIEW

Tenet Healthcare Corporation (“Tenet” or the “company”) is a diversified healthcare services company with three complementary business segments. Our care network is comprised of over 575 facilities in growing urban and suburban communities. We have 80 acute care hospitals and an outpatient network inclusive of the largest ambulatory and short-stay surgery platform in the country – operated by our United Surgical Partners International (USPI) subsidiary. Our Conifer Health Solutions (Conifer) subsidiary provides revenue cycle management and value-based care services to over 800 clients, including hospitals, physicians, health plans and employers. With our hospitals, USPI and Conifer, we believe we are well-positioned in some of the most relevant segments of healthcare.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	1

PROXY STATEMENT SUMMARY

LONG-TERM STRATEGIC PRIORITIES

We are focused on improving our business mix, delivering EBITDA growth in each of our operating segments, increasing free cash flow, and reducing our ratio of debt to EBITDA.

BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS

Board Refreshment and Self-Evaluations

Our Board of Directors utilizes a comprehensive, year-round director succession planning process designed to provide for a highly independent, well-qualified Board, with the diversity, experience and background to provide strong, effective oversight. To further ensure that we maintain an effective and engaged Board, the Board’s Nominating and Corporate Governance Committee (Governance Committee) regularly conducts comprehensive self-evaluations and performance assessments for all directors. These evaluations inform our Board’s refreshment practices, which include the identification of new directors, the review of our Board and committee leadership structures and rotation of committee memberships. For several years, the Governance Committee has retained a third party advisor to facilitate the annual self-evaluation, which the Board believes promotes a robust and candid process. The Board believes the self-evaluation process assists in maintaining a high performing Board with the right mix of directors to properly oversee management and its execution of the company’s strategy. For more information regarding the Board’s nomination process, succession planning and self-evaluations, please see “Director Nomination Process” beginning on page 12.

In November 2016, the Board appointed two new independent directors: John P. Byrnes, former chairman and CEO of Lincare Holdings, Inc., and Peter M. Wilver, former executive vice president and chief financial officer of Thermo Fisher Scientific Inc. Effective upon the conclusion of the 2017 annual meeting, the size of our Board will be reduced from 14 to 12 directors following the retirement of two incumbent members of the Board: Jim Unruh and Freda Lewis-Hall, M.D. The appointments and reduction in the size of the Board are in accordance with the Support Agreement between the company and Glenview Capital Management, LLC, which is further described on page 6 under “Nominees for Election to the Board of Directors.” After giving effect to the retirements, the average tenure of the 11 non-employee directors will be approximately seven years, with five directors having served on the Board for less than three years.

Active Shareholder Engagement Program

Our Board of Directors regularly and actively solicits input from investors and governance groups to better inform decision-making and gain insight into shareholder perspectives on a broad range of topics. In 2015, we initiated a new investor outreach program to more actively seek specific investor feedback regarding the company’s corporate governance practices, Board composition and executive compensation program, and those discussions resulted in the Human Resources Committee taking a number of actions to redesign the company’s executive compensation program in 2016, which are described in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 27.

As we continue to engage with shareholders and proxy advisors, feedback is regularly reviewed by our Human Resources Committee and the Governance Committee. Shareholders have generally expressed satisfaction with the company’s corporate governance practices and the Board’s responsiveness. Investors also continued to assign significant importance to the substantial board refreshment efforts since 2014 and the Board’s robust self-evaluation process, which was praised for its use of a third-party consultant to facilitate an assessment of individual director performance and director succession planning.

2	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Director Nominees

NAME	INDEPENDENT	DIRECTOR SINCE	OCCUPATION	COMMITTEE MEMBERSHIP	OTHER PUBLIC COMPANY BOARDS
Trevor Fetter Chairman	No	September 2003	Chairman & CEO, Tenet Healthcare	Executive	1
Ronald A. Rittenmeyer Lead Director	Yes	June 2010	Chairman & CEO, Millennium Health, LLC; Former Chairman, President & CEO, Electronic Data Systems	Audit Human Resources (Chair) Executive (Chair)	2
John P. Byrnes	Yes	November 2016	Former Chairman & CEO, Lincare Holdings	Audit Governance	1
Brenda J. Gaines	Yes	March 2005	Retired President & CEO, Diners Club North America	Audit (Chair) Human Resources Executive	0
Karen M. Garrison	Yes	March 2005	Retired President, Pitney Bowes Business Services	Governance QCE	2
Edward A. Kangas	Yes	April 2003	Retired Chairman & CEO, Deloitte Touche Tohmatsu	Governance (Chair) QCE Executive	3
J. Robert Kerrey	Yes	November 2012 (prior service as director from March 2001 to March 2012)	Managing Director, Allen & Company; Former Governor and U.S. Senator from Nebraska	Governance QCE	0
Richard R. Pettingill	Yes	March 2004	Retired President & CEO, Allina Hospitals and Clinics	Human Resources QCE (Chair) Executive	2
Matthew J. Ripperger	Yes	January 2016	Partner, Glenview Capital Management	Human Resources	0
Tammy Romo	Yes	March 2015	Executive VP & CFO, Southwest Airlines	Audit Governance	0
Randolph C. Simpson	Yes	January 2016	Partner, Glenview Capital Management	Governance QCE	0

Peter M. Wilver	Yes	November 2016	Former Executive VP & CFO, Thermo Fisher Scientific	Audit Human Resources	1

TENET HEALTHCARE ● 2017 PROXY STATEMENT	3

PROXY STATEMENT SUMMARY

Overview of 2017 Director Nominees

Board Practice Highlights for 2016

•	Average Board meeting attendance of 97% during 2016

•	Independent directors met in executive session 16 times in 2016

•	Board, with assistance of outside advisor, conducted a comprehensive self-evaluation and director performance assessment

•	All directors in compliance with stock ownership and retention requirements

•	Independent directors participated with management in broad-based investor outreach program to solicit input on the company’s corporate governance and executive compensation practices

•	Six audit committee financial experts served on Audit Committee

Corporate Governance Practices

Tenet Healthcare is committed to sound corporate governance practices. Our corporate governance practices are intended to protect the long-term interests of shareholders and promote Board and management accountability. We continually review our corporate governance profile to ensure alignment with evolving market best practices. For further information on our corporate governance practices, please see “Corporate Governance and Board Practices” beginning on page 15.

✓ Annual election of directors	✓ Comprehensive self-evaluation and performance assessments for all directors
✓ Majority vote standard and director resignation policy in uncontested elections	✓ No supermajority vote requirements
✓ Independent Lead Director with clearly defined and robust responsibilities	✓ Board members routinely interact with government regulators and engage in meetings with shareholders
✓ Commitment to Board refreshment practices, including committee Chair rotation	✓ Board oversight of political contributions

4	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

Compensation Philosophy and Practices

Tenet Healthcare’s executive compensation program is designed to promote pay-for-performance principles. Our Human Resources Committee reviews our compensation programs annually to ensure they are consistent with our philosophy and objectives. Our practices are intended to incentivize the company’s management to meet our strategic objectives and position the company for both short- and long-term success:

•	A substantial majority of Named Executive Officer compensation is “at risk” or contingent upon our meeting predetermined financial, operating, quality and service goals that are key drivers of shareholder value

•	We use a mix of financial and operational performance goals and set different goals for the annual and long-term incentive programs to mitigate against the risk that Named Executive Officers focus on short-term financial rewards at the expense of our long-term growth

•	We require that all executive officers own a significant amount of stock in the company to ensure their interests are aligned with shareholders

2016 Compensation Program

In 2016, we used the following elements to compensate our executives:

	Key Elements of Our Program	2016 CEO Target Pay Mix
Base Salary	•Fixed compensation component payable in cash

Annual Incentive Plan	•Performance-based cash compensation – Performance measured against a “balanced scorecard” of Cost, Growth, Quality, Service and People metrics
Long-Term Incentive Program	•Performance-based RSUs (50%) – Performance based on achievement of four equally-weighted performance metrics •Time-based RSUs (50%)

Compensation Governance

Tenet Healthcare is committed to strong compensation program governance practices that reflect market best practices and the input of our shareholders. These practices include:

✓ Commitment to pay-for-performance philosophy, with a substantial majority of executive compensation “at risk”	✓ Compensation programs designed to mitigate risk and continuous active monitoring of compensation-related risk
✓ Balanced mix of financial and operational performance goals	✓ Anti-hedging and anti-pledging policies
✓ Clawback provisions applicable to all performance-based compensation paid to NEOs	✓ No single trigger change-of-control benefits
✓ Significant stock ownership and retention requirements for executives and directors	✓ No excise tax gross-ups
✓ No employment agreements	✓ Robust target-setting process resulting in rigorous performance targets
✓ Limited perquisites	✓ Independent compensation consultant

TENET HEALTHCARE ● 2017 PROXY STATEMENT	5

PROPOSAL 1–ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

Tenet’s Board of Directors is elected annually by shareholders. Our nominees for election include 11 independent directors and our Chief Executive Officer and Chairman.

On January 18, 2016, the company entered into a Support Agreement (Support Agreement) with Glenview Capital Management, LLC (Glenview) and other entities affiliated with Glenview. Concurrently with the execution of the Support Agreement, the company appointed Messrs. Ripperger and Simpson to the Board. Pursuant to the Support Agreement, Glenview also proposed Messrs. Byrnes and Wilver as two additional independent nominees for appointment as directors, which appointment occurred on November 2, 2016. Each of the nominees listed below, other than Messrs. Byrnes and Wilver, was last elected by the company’s shareholders at the 2016 annual meeting of shareholders. The company’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission (SEC) on January 19, 2016 and November 4, 2016, contain more information with respect to the Support Agreement and include copies of the Support Agreement and the related Letter Agreement between the company and Glenview dated November 2, 2016.

Under the terms of the Support Agreement, the company agreed to reduce the size of the Board from 14 to 12 members, effective as of the 2017 annual meeting of shareholders. In effect, this provision requires that two incumbent directors (other than the four directors designated or proposed by Glenview) step down from the Board at the annual meeting. In light of the requirements of the Support Agreement, the Board, based upon the recommendation of its Governance Committee, has selected the nominees listed below to serve as directors until the next annual meeting, or until their successors are elected or appointed. The incumbent directors who are not standing for election at the 2017 annual meeting are Mr. Unruh, who has reached the mandatory retirement age for directors set forth in the company’s Corporate Governance Principles, and Dr. Lewis-Hall, who will retire from the Board when her term expires at the 2017 annual meeting in order to focus on her other business and professional responsibilities.

The Board recommends that you vote “FOR” the election of each of the following nominees.

Committee Membership: Executive

Trevor Fetter, 57        Director Since: September 2003

Chairman and CEO

Career Highlights

Mr. Fetter was named Tenet’s president in November 2002, and was appointed chief executive officer in September 2003 and chairman in May 2015. From March 2000 to November 2002, Mr. Fetter was chairman and chief executive officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including chief financial officer. Mr. Fetter began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services for the entertainment and healthcare industries. In 1988, he joined Metro-Goldwyn-Mayer, Inc., where he had a broad range of corporate and operating responsibilities, rising to executive vice president and chief financial officer. Mr. Fetter holds a bachelor’s degree in economics from Stanford University and an M.B.A. from Harvard Business School.

Skills and Qualifications

•Healthcare industry experience: Has more than 20 years of senior leadership experience in the healthcare industry at Tenet and Broadlane

•Accounting and financial expertise: Served as CFO in the healthcare and entertainment sectors at Tenet and Metro-Goldwyn-Mayer; early in his career at Merrill Lynch Capital Markets, he concentrated on corporate finance and advisory services

Other Public Company Directorships

Current: The Hartford Financial Services Group, Inc.

Others in Past 5 Years: None

6	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Audit Human Resources (Chair) Executive (Chair)

Ronald A. Rittenmeyer, 69        Director Since: June 2010

Lead Director

Career Highlights

Mr. Rittenmeyer is the chairman and chief executive officer of Millennium Health, LLC, a health solutions company that delivers personalized medication intelligence to inform treatment decisions. He previously served as the chairman, president and chief executive officer of Expert Global Solutions, Inc., a provider of business process outsourcing services, from 2011 to 2014. From 2005 to 2008, Mr. Rittenmeyer held a number of senior management positions with Electronic Data Systems Corporation (EDS), including chairman and chief executive officer from 2007 to 2008, president from 2006 to 2008, chief operating officer from 2005 to 2007 and executive vice president, global service delivery, from 2005 to 2006. Prior to that, he was a managing director of the Cypress Group, a private equity firm, serving from 2004 to 2005. He served as chairman, chief executive officer and president of Safety-Kleen Corp. from 2001 to 2004. Mr. Rittenmeyer received his bachelor of science degree in commerce and economics from Wilkes University and his M.B.A. from Rockhurst University.

Skills and Qualifications

• Accounting and financial expertise: Served as chairman, president and chief executive officer of Expert Global Solutions, Inc., is a former chairman, president and chief executive officer of EDS, and holds an advanced degree in business administration

• Technology and manufacturing sectors: Served as the chief executive officer of EDS, a major information technology outsourcing corporation, and brings knowledge and experience in the information technology industry that is particularly valuable in the healthcare sector where significant capital investment in health information technology systems is required

Other Public Company Directorships

Current: American International Group, Inc. (AIG); QuintilesIMS Holdings, Inc.

Others in Past 5 Years: IMS Health Holdings, Inc.

Committee Membership: Audit Governance

John P. Byrnes, 58        Director Since: November 2016

Career Highlights

Mr. Byrnes served as the Chief Executive Officer of Lincare Holdings, Inc., a provider of home respiratory care, infusion therapy and medical equipment from 1997 until March 2015 and its President from June 1996 until April 2003. Mr. Byrnes was a director of Lincare from May 1997 to March 2015 and served as its Chairman from March 2000 through August 2012. He currently serves on the board of directors of one other public company, Halyard Health, Inc., and he formerly served as a director of U.S. Renal Care, Inc. and Kinetic Concepts, Inc.

Skills and Qualifications

• Healthcare industry experience: Served as a healthcare services executive for nearly 30 years (Lincare Holdings, Inc.) and possesses a broad range of leadership experience in, and knowledge of, the healthcare industry, including international healthcare experience

Other Public Company Directorships

Current: Halyard Health, Inc.

Others in Past 5 Years: Lincare Holdings, Inc.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	7

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Audit (Chair) Human Resources Executive

Brenda J. Gaines, 67        Director Since: March 2005

Career Highlights

Ms. Gaines served as president and chief executive officer of Diners Club North America, a financial services company and a division of Citigroup Inc., from 2002 until her retirement in March 2004. She also served as president of Diners Club, the nation’s oldest credit card company, from 1999 to 2002 and held a number of senior management positions within Citigroup from 1988 to 1999. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Commissioner of Housing and Deputy Chief of Staff to the Mayor. Ms. Gaines received her bachelor’s degree from the University of Illinois at Champaign-Urbana and her master’s degree in public administration from Roosevelt University in Chicago.

Skills and Qualifications

• Accounting and financial expertise: Possesses a broad range of experience in the consumer credit industry (Citigroup, Federal National Mortgage Association, CNA Financial), and provides the Board with a valuable perspective on patient billing systems and accounts receivable collections

Other Public Company Directorships

Current: None

Others in Past 5 Years: AGL Resources Inc., Federal National Mortgage Association (Fannie Mae), NICOR Inc. and Office Depot, Inc.

Committee Membership: Governance QCE

Karen M. Garrison, 68        Director Since: March 2005

Career Highlights

Ms. Garrison served as president of Pitney Bowes Business Services, a business services company and a division of Pitney Bowes Inc., from 1999 until her retirement in 2004. From 1978 to 1999, she held a number of senior management positions at Pitney Bowes and Dictaphone Corporation (then a subsidiary of Pitney Bowes), including vice president of operations and vice president of finance and chief financial officer. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology.

Skills and Qualifications

• Accounting and financial expertise: Previously served as the president of a major business unit of Pitney Bowes Inc. (Pitney Bowes Business Services), an S&P 500 corporation, and holds an advanced degree in business administration

• Technology and manufacturing sectors: Has extensive experience in business reorganizations and restructurings, as well as crisis management, having led a team of Pitney Bowes executives in managing the dislocation of personnel and business services following the September 11, 2001 terrorist attacks against the United States

Other Public Company Directorships

Current: Kaman Corporation and SP Plus Corporation

Others in Past 5 Years: None

8	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Governance (Chair) QCE Executive

Edward Kangas, 72        Director Since: April 2003

Career Highlights

Mr. Kangas served as global chairman and chief executive officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, from 1989 until his retirement in 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas holds a bachelor’s degree in business administration and an M.B.A. from the University of Kansas.

Skills and Qualifications

• Accounting and financial expertise: Served as chairman and chief executive officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, gaining significant experience in the public accounting field and in advising large public corporations on a range of financial reporting and compliance matters

Other Public Company Directorships

Current: Hovnanian Enterprises, Inc.; Intelsat S.A.; and United Technologies Corporation

Others in Past 5 Years: Allscripts Healthcare Solutions, Inc.; Eclipsys Corporation; and Intuit Inc.

Committee Membership: Governance QCE

J. Robert Kerrey, 73        Director Since: November 2012

(prior service as a director from March 2001 to March 2012)

Career Highlights

Mr. Kerrey is a former governor and U.S. Senator from Nebraska. He has served as managing director at Allen & Company, an investment banking firm, since January 2014. He also has served as executive chairman of The Minerva Institute for Research and Scholarship, a non-profit institute that aims to offer exceptional educational experiences to students and advance faculty research, since January 2013. Between January 2011 and February 2013, Mr. Kerrey was President Emeritus of The New School University in New York City, and from 2001 to 2010, he served as president of The New School University. From July 2011 to March 2012, he served as the chairman of M & F Worldwide Education Holdings, a provider of business and home office, technology, data management and education products and services. From January 1989 to December 2000, he served as a U.S. Senator for the State of Nebraska. Before his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from January 1982 to December 1987. Prior to entering public service, he founded and operated a chain of restaurants and health clubs. A former member of the elite Navy SEAL Team, Mr. Kerrey is a highly decorated Vietnam veteran who was awarded the Congressional Medal of Honor – America’s highest military honor. Mr. Kerrey holds a degree in pharmacy from the University of Nebraska.

Skills and Qualifications

• Accounting and financial: Has extensive experience in finance and public policy derived from his service at the investment banking firm Allen & Company and as a member of the U.S. Senate and as a state Governor; also served as the president of a major university and held senior executive positions with a number of corporations and foundations operating in the private education sector

• Public sector: Has 18 years of experience in the public sector as a former U.S. Senator and Governor of Nebraska, experience that the Board deems particularly relevant given the highly regulated nature of the healthcare sector

Other Public Company Directorships

Current: None

Others in Past 5 Years: Chart Acquisition Corp.; U.S. Rare Earths, Inc.; Genworth Financial, Inc.; and Scientific Games Corporation

TENET HEALTHCARE ● 2017 PROXY STATEMENT	9

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Human Resources QCE (Chair) Executive

Richard R. Pettingill, 68        Director Since: March 2004

Career Highlights

Mr. Pettingill served as president and chief executive officer of Allina Hospitals and Clinics, a network of healthcare providers in Minneapolis, Minnesota, from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as executive vice president and chief operating officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. From 1991 to 1995, he served as president and chief executive officer of Camino Healthcare. Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. He was a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.

Skills and Qualifications

• Healthcare industry experience: Has more than 40 years of experience in executive leadership roles in the healthcare industry (Allina Hospitals and Clinics, Kaiser Foundation Health Plans and Hospitals, and Camino Healthcare) and completed academic work on public health policy issues as a 2010 Senior Fellow in the Advanced Leadership Initiative program at Harvard University

Other Public Company Directorships

Current: Accuray Incorporated and Hanger, Inc.

Others in Past 5 Years: MAKO Surgical Corp.

Committee Membership: Human Resources

Matthew J. Ripperger, 45        Director Since: January 2016

Career Highlights

Mr. Ripperger joined Glenview Capital Management, an investment fund, in February 2008 and was named a partner and co-head of Healthcare in December 2013. Prior to joining Glenview, he was a managing director at Citigroup, where he spent four years following healthcare facilities and providers. Before Citigroup, Mr. Ripperger researched small and mid-cap healthcare service companies at JP Morgan, where he was a vice president. Prior to JP Morgan, he worked as a senior analyst at UBS for two years. Mr. Ripperger received his bachelor of arts degree from Columbia University in 1994.

Skills and Qualifications

• Accounting and financial / Healthcare expertise: Has broad-based accounting and finance background derived from his career in investment banking and equity analysis, focusing especially on the healthcare sector, as well expertise in mergers and acquisitions and other significant transactions

Other Public Company Directorships

Current: None

Others in Past 5 Years: None

10	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Audit Governance

Tammy Romo, 54        Director Since: March 2015

Career Highlights

Ms. Romo is executive vice president and chief financial officer of Southwest Airlines Co., a major passenger airline, where she is responsible for strategic planning and overall finance activities, including reporting, accounting, investor relations, treasury, tax and financial planning and analysis. Ms. Romo also oversees supply chain management. Ms. Romo previously served in a number of financial management and leadership positions at Southwest Airlines, including senior vice president of planning, vice president and controller, vice president and treasurer, and senior director of investor relations. Before joining Southwest Airlines in 1991, Ms. Romo was an audit manager at Coopers & Lybrand, LLP. She received a B.B.A. in accounting from the University of Texas at Austin, and she is a Certified Public Accountant in the State of Texas.

Skills and Qualifications

• Accounting and financial expertise: Serves as EVP & CFO of Southwest Airlines Co., where she is responsible for the airline’s strategic planning and overall finance activities including reporting, accounting, investor relations, treasury, tax and financial planning and analysis

Other Public Company Directorships

Current: None

Others in Past 5 Years: None

Committee Membership: Governance QCE

Randolph C. Simpson, 47        Director Since: January 2016

Career Highlights

Mr. Simpson joined Glenview Capital Management, an investment fund, in September 2005 and was named a partner in April 2011. He is the co-head of Glenview’s Healthcare team and oversees the Consumer team. Prior to joining Glenview, Mr. Simpson was an equity research analyst at Goldman Sachs from 2003 until 2005. Prior to his work at Goldman Sachs, Mr. Simpson spent three years in the M&A group at Credit Suisse First Boston as a generalist. Mr. Simpson received his M.B.A. in finance and accounting from the University of Chicago in 2000, where he graduated Beta Gamma Sigma. Mr. Simpson also earned a J.D. from Georgetown University Law Center in 1994 and a bachelor of arts in quantitative economics with high honors from the University of California, San Diego in 1991.

Skills and Qualifications

• Accounting and financial / Legal / Healthcare expertise: Has broad-based accounting and finance background derived from his career in investment banking and equity analysis, focusing especially on the healthcare sector, as well expertise in mergers and acquisitions and other significant transactions, regulatory and legal matters

Other Public Company Directorships

Current: None

Others in Past 5 Years: None

TENET HEALTHCARE ● 2017 PROXY STATEMENT	11

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Audit Human Resources

Peter M. Wilver, 57        Director Since: November 2016

Career Highlights

Mr. Wilver served as Executive Vice President and Chief Administrative Officer of Thermo Fisher Scientific Inc., a company dedicated to serving science through systems, consumables and services for researchers, with responsibility for the company’s global business services, human resources and legal functions, from August 2015 to March 2017. From October 2004 until July 2015, Mr. Wilver served as Senior Vice President and Chief Financial Officer of Thermo Fisher Scientific, with responsibility for all aspects of finance for the company, including financial planning and analysis, SEC reporting, transaction processing, treasury, tax, investor relations and mergers and acquisitions. Mr. Wilver is a graduate of The Ohio State University, where he earned a bachelor’s degree in business administration with a major in accounting.

Skills and Qualifications

• Accounting and financial expertise: Served as CFO of a multinational biotechnology and life sciences company for 11 years and has broad experience in strategic planning and expertise in leading financial, accounting and investor relations functions of a large manufacturing company

Other Public Company Directorships

Current: CIRCOR International, Inc.

Others in Past 5 Years: None

Director Nomination Process

Our Board employs a comprehensive, year-round director succession planning process designed to provide for a highly independent, well-qualified Board, with the diversity, experience and background to deliver strong, effective oversight. Our Board constantly evaluates the company’s needs and adds new skillsets to the Board as necessary to best position the company to navigate the rapidly evolving competitive landscape. Under our Corporate Governance Principles, the Governance Committee is responsible for nominating, and the Board is responsible for selecting, individuals to fill vacancies on the Board and to stand for election at each annual or special meeting. The Governance Committee considers candidates based on the recommendation of, among others, existing and former Board members, our shareholders and other investors. The Governance Committee also engages professional search firms and other consultants to assist in identifying, evaluating and conducting due diligence on potential candidates. Shareholders may propose nominees for election in accordance with the terms of our bylaws or recommend candidates to the Board for consideration by writing to the Governance Committee in care of the Corporate Secretary at our offices in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com. The Governance Committee evaluates nominees recommended by shareholders using the same criteria as it uses to evaluate all other candidates.

12	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Assessment of Board Composition and Criteria for Board Membership

The Governance Committee evaluates the composition of the Board on an ongoing basis and considers potential nominees to the Board as appropriate. As part of this process, the Governance Committee reviews the composition of the Board as a whole, including the balance of business backgrounds, qualifications, skillsets and other qualities represented on the Board to ensure the right balance to effectively oversee management. In light of our current structure and operations, and in consideration of the evaluation of the Board’s composition, the Governance Committee believes the following criteria best represent the qualities required for service on the company’s Board:

✓     Professionalism, dedication, business judgment, integrity and commitment to our core ethical and other values

✓     Current or past service as the chief executive officer, chief financial officer, chief operating officer or other senior officer of a public or private company, chief executive officer of a business unit of a major corporation, or similar leadership position in a major governmental, professional or non-profit organization

✓     Expertise in financial and accounting matters, familiarity with the regulatory and corporate governance requirements applicable to public companies, and/or expertise in other areas enhancing the Board’s performance

✓     Experience in the healthcare industry or other relevant industry experience

✓     Government, regulatory and public relations experience

✓     Ability and willingness to commit adequate time to Board and committee matters

✓     Degree to which the individual’s skills complement those of other directors and potential directors

✓     Diversity of viewpoint, background, experience and other demographics

✓     Familiarity with the communities in which we do business

The Governance Committee also reviews updated biographical information for each incumbent director on an annual basis, including information relating to changes in professional status, independence, other professional commitments and public company directorships, as well as input derived from the Board’s annual self-evaluation process with respect to each individual director’s performance on the Board.

Board Evaluations

The Governance Committee conducts comprehensive self-evaluations and performance assessments to determine whether the Board, its committees and individual directors are functioning well in view of their responsibilities and the company’s business. To ensure that the self-evaluation process is conducted with transparency and rigor, the Board retains a third party advisor to interview individual directors, compile their feedback and facilitate a discussion of the evaluation results at a special executive session of the Board.

The Board completed its most recent self-evaluation discussion in December 2016. As a follow-up to the discussion, the Lead Director instructed the third party advisor to meet with each board member separately to share feedback on his or her individual performance. In addition, the Board discussed (i) long-term director succession planning, (ii) management succession planning and talent development and (iii) enterprise risk management, including the Board’s oversight of regulatory and litigation risk and compliance matters. The Board also provided management with feedback intended to enhance the quality of presentations and the efficiency of Board meetings. Based on the evaluation, and in accordance with the requirements of the company’s Corporate Governance Principles, the Board concluded that, at the time, no changes were necessary in the Board’s leadership or committee structure, including Chair assignments. In addition, the Board concluded that its processes and committees were functioning properly. As part of its review, the Board noted in particular that none of its members was over-boarded or otherwise had experienced a material change in professional status.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	13

PROPOSAL 1–ELECTION OF DIRECTORS

Directors’ Qualifications and Experience

Based on the review and evaluation process described above, the Governance Committee concluded that our 12 director nominees possess a diversity of experience, skills and other characteristics best suited to meet the needs of the Board and the company in light of our current business and operating environment. The following table highlights the core skills and experiences of our current nominees. Each nominee possesses skills and experiences in addition to the ones highlighted below (as noted in the director biographies outlined above).

SKILLS AND EXPERIENCES	BYRNES	FETTER	GAINES	GARRISON	KANGAS	KERREY	PETTINGILL	RIPPERGER	RITTENMEYER	ROMO	SIMPSON	WILVER
Executive Leadership	✓	✓	✓	✓	✓	✓	✓		✓	✓		✓
Healthcare Industry	✓	✓					✓	✓	✓		✓	✓
Accounting and Finance	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓
Public Sector						✓
Technology and Manufacturing Sectors				✓					✓			✓
Public Company Board Service	✓	✓	✓	✓	✓	✓	✓		✓			✓

Personal Qualities and Diversity. Based on the Board’s annual self-evaluation process, the Governance Committee determined that each nominee embodies a demonstrated commitment to professionalism and integrity. In particular, the Governance Committee noted that each nominee has demonstrated an ability to work effectively with other directors and management, provide candid and direct feedback, and work constructively to bridge diverse viewpoints to provide oversight of the company’s operations on behalf of all shareholders. Our Board includes a balanced regional representation of our country. Additionally, our Board currently includes individuals of differing ages, backgrounds and genders.

Special Considerations Regarding Service on Other Boards. Nominees must seek approval prior to serving on another public company’s board. In addition, the Governance Committee limits the number of public boards on which a nominee may serve to three in addition to our Board (two in the case of directors currently serving as chief executive officers or in equivalent positions of public companies). None of the company’s current directors serves on more than three other public company boards. The only current director who is a chief executive officer of a public company (Mr. Fetter) serves on only one other public company board.

Director Independence

Under our Corporate Governance Principles, at least two-thirds of the Board must consist of “independent” directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet, and the director otherwise qualifies as independent under the corporate governance standards of the New York Stock Exchange (NYSE). The Board reviews each director’s independence at least annually and has made the affirmative determination that each of our current non-employee directors (Byrnes, Gaines, Garrison, Kangas, Kerrey, Lewis-Hall, Pettingill, Ripperger, Rittenmeyer, Romo, Simpson, Unruh and Wilver) has no material relationship with the company and is independent. All members of our Board during the past eleven years have been independent directors with the exception of one employee director, Trevor Fetter, our Chief Executive Officer.

In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. If a director or member of the director’s immediate family has a material relationship with the company, the Board reviews the interest to determine if it would preclude an independence determination.

The Audit, Human Resources, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. Also, all directors serving on the Audit Committee meet the more stringent independence standards for audit committee members required by the SEC. In addition, the Human Resources Committee is composed exclusively of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. All directors serving on the Human Resources Committee meet the more stringent independence standards for compensation committee members required by the NYSE.

14	TENET HEALTHCARE ● 2017 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Commitment to Sound Corporate Governance Practices

Tenet Healthcare is committed to maintaining corporate governance policies and practices that protect the long-term interests of shareholders and promote Board and management accountability. Our Board recognizes that this requires us to continually review and refine our corporate governance practices, in order to ensure continued alignment with evolving market practices and the best interests of our company and all our shareholders. Some of our key corporate governance policies and practices include:

Shareholder Rights	✓ Annual election of directors
✓ Majority vote standard in uncontested elections
✓ Director resignation policy
✓ No supermajority vote requirements
✓ No poison pill
Board Composition and Practices	✓ All directors are independent other than the CEO
✓ Highly diverse and experienced Board
✓ Independent Lead Director with clearly defined and robust responsibilities
✓ Comprehensive Board self-evaluation process and performance assessments for all directors
✓ Commitment to Board refreshment practices, including committee Chair rotation
✓ Director overboarding policy
✓ Board conducts annual evaluation and succession plan review for the CEO
✓ Board members routinely interact with government regulators and engage in meetings with shareholders
✓ Board oversight of political contributions

Our Board of Directors has also adopted a set of Corporate Governance Principles that provide the framework for our existing governance practices. These Corporate Governance Principles more fully address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, and Board and individual director performance evaluations. To learn more about our current corporate governance structures, please see our Corporate Governance Principles, which may be found in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com.

Board Leadership Structure

During 2016, after 13 years serving in the role of either non-executive chairman of the Board or independent Lead Director, Mr. Kangas advised the Board that he believed that it would be appropriate to transition a new Board member into the role of Lead Director. Mr. Kangas further advised the Board that, as chair of the Nominating and Corporate Governance Committee, he intends to concentrate his efforts on Board refreshment, succession planning, shareholder engagement and other critical governance initiatives. In September 2016, the independent directors of the Board named Mr. Rittenmeyer as the company’s new independent Lead Director. Mr. Rittenmeyer has been a member of Tenet’s Board since June 2010 and serves on the Board’s Audit Committee and as Chair of the Human Resources Committee. Mr. Rittenmeyer was named to The National Association of Corporate Directors’ (NACD) 2016 Directorship 100 list, a distinguished honor that annually recognizes the most influential leaders in the boardroom and corporate governance community.

Role of Lead Director of the Board

There have been no changes in the role of Lead Director in connection with the appointment of the new Lead Director. Mr. Rittenmeyer, as an independent Lead Director of the Board, coordinates the activities of the Board and exercises a robust set of duties. Among other things, he:

•	Presides at all meetings at which the Chairman is not present

•	Chairs executive sessions of the Board

•	Serves as the liaison between the Chairman and independent directors

•	Reviews and approves information sent to the Board

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CORPORATE GOVERNANCE AND BOARD PRACTICES

•	Reviews and approves Board meeting agendas and schedules

•	Calls meetings of independent directors if necessary

•	Is available for consultation and direct communication with stockholders, including representing the Board in meetings with investors, legislators, regulators and other government officials

•	Serves a role (in conjunction with the Governance Committee) in the Board performance evaluation process

In line with the company’s governance practices, the Board will continue to regularly review and assess the leadership structure to confirm that it best suits the evolving needs and circumstances of the company.

Board and Committee Organization and Responsibilities

Board Meetings and Attendance

We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met 18 times during 2016. The Board regularly meets in executive sessions. Mr. Fetter is considered an employee director and all other directors are considered non-employee directors. Each incumbent director who served during 2016 participated in at least 75% of the aggregate meetings of the Board and the committees on which he or she served, during the period he or she served as a director and committee member. All Board members are encouraged to attend our annual meeting of shareholders. All 12 of the directors then-serving attended last year’s annual meeting.

Committees

The Board has delegated certain responsibilities to the following standing committees: Audit Committee; Human Resources Committee; Nominating and Corporate Governance Committee (Governance Committee); Quality, Compliance and Ethics Committee (QCE Committee); and Executive Committee. The following table identifies the members of each of our committees.

DIRECTOR	AUDIT	HUMAN RESOURCES	GOVERNANCE	QCE	EXECUTIVE
John Byrnes	✓		✓
Trevor Fetter					✓
Brenda J. Gaines	Chair	✓			✓
Karen M. Garrison			✓	✓
Edward A. Kangas			Chair	✓	✓
J. Robert Kerrey			✓	✓
Freda C. Lewis-Hall, M.D.			✓	✓
Richard R. Pettingill		✓		Chair	✓
Matthew J. Ripperger		✓
Ronald A. Rittenmeyer	✓	Chair			Chair
Tammy Romo	✓		✓
Randolph C. Simpson			✓	✓
James A. Unruh	✓	✓			✓
Peter Wilver	✓	✓

Each of the Board’s committees, except the Executive Committee, operates under a written charter that is reviewed and approved annually by the respective committee. The charters are available for viewing in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com. The Board and each committee may from time to time retain independent advisors and consultants, at the company’s cost, to assist the directors in carrying out their responsibilities.

16	TENET HEALTHCARE ● 2017 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

The Audit Committee	Meetings Held in 2016: 8
Membership: Gaines (Chair), Byrnes, Rittenmeyer, Romo, Unruh, Wilver (All Independent)
Primary Responsibilities	Key Skills and Experience

•     Assist Board in oversight of (1) accounting, reporting and financial practices, including the integrity of financial statements, (2) compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters, (3) independent registered public accountants’ qualifications, independence and performance, (4) internal audit function and (5) cybersecurity

•     Establish and maintain policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters

•     Authority to select, retain and review the independent registered public accountants qualifications, independence and performance

• Expertise in auditing, accounting and tax-related matters • Preparation or oversight of financial statements • Extensive knowledge of compliance and relevant regulatory issues

The Human Resources Committee	Meetings Held in 2016: 8
Membership: Rittenmeyer (Chair), Gaines, Pettingill, Ripperger, Unruh, Wilver (All Independent)
Primary Responsibilities	Key Skills and Experience

•     Establish general compensation policies for the company that:

¡       Support overall business strategies and objectives

¡      Enhance efforts to attract and retain skilled employees

¡       Link compensation with business objectives and organizational performance

¡      Provide competitive compensation opportunities for key executives

•     Oversee the administration of executive compensation programs with responsibility for establishing and interpreting the company’s compensation policies and approving compensation paid to executive officers

•     Make all compensation decisions regarding non-employee directors, the company’s executive officers and other members of the senior management team

•     Review the performance of the Chief Executive Officer

•     Discuss and evaluate, in consultation with the Chief Executive Officer, the performance of other executives

•     Oversee the administration of employee benefit plans and the qualified retirement plans

•     Provide perspectives to management regarding the company’s talent management programs and processes, which may include performance management, succession planning, leadership development, diversity, recruiting, retention and employee training

• Executive compensation best practices • Human capital management • Expertise in evaluating executive performance and determining appropriate compensation programs

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CORPORATE GOVERNANCE AND BOARD PRACTICES

The Nominating and Corporate Governance Committee	Meetings Held in 2016: 6
Membership: Kangas (Chair), Byrnes, Garrison, Kerrey, Lewis-Hall, Romo, Simpson (All Independent)
Primary Responsibilities	Key Skills and Experience

•      Identify and evaluate existing and potential corporate governance issues, and make recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters

•      Review and recommend individuals qualified to become Board members and recommend to the Board candidates to stand for election or re-election to the Board

•      Consider amendments to the company’s Articles of Incorporation and Bylaws with respect to corporate governance and make recommendations to the Board concerning such proposed amendments

•      Review and make recommendations to the Board regarding Board size, composition and structure

•      Review proposed related-party transactions and determine whether such transactions are appropriate for the Board to consider

• Corporate governance expertise • Board succession planning • Public company Board service and experience overseeing large organizations

The Quality, Compliance and Ethics Committee	Meetings Held in 2016: 4
Membership: Pettingill (Chair), Garrison, Kangas, Kerrey, Lewis-Hall, Simpson (All Independent)
Primary Responsibilities	Key Skills and Experience

•      Assist the Board with overseeing and reviewing Tenet’s significant healthcare-related regulatory and compliance issues, including its compliance programs and the status of compliance with applicable laws, regulations and internal procedures

•      Oversee performance under the company’s Quality, Compliance and Ethics Program charter

•      Receive, review and consult with management on periodic reports from the Ethics and Compliance department on all aspects of the compliance program, including efforts in risk assessment, development of policies and procedures, training, auditing and monitoring, and investigations and remediation of potential compliance matters

•      Receive and review periodic reports from Clinical Quality department as to efforts to advance quality healthcare

•      Oversee performance under the company’s non-prosecution agreement, including interacting with the independent compliance co-monitors appointed thereunder

•      Oversee the performance of the company’s Chief Compliance Officer, who reports directly to the QCE Committee

•   Experience in establishing and ensuring adherence to quality and compliance controls

•   Expertise in compliance-related policies and procedures

•   Knowledge of and commitment to ethical business practices

The Executive Committee	Meetings Held in 2016: 3
Membership: Rittenmeyer (Chair), Fetter, Gaines, Kangas, Pettingill, Unruh
Primary Responsibilities	Key Skills and Experience

•      Exercise all of the powers of the Board in the management of business and affairs when the Board is not in session, but may not:

¡      Fill vacancies on the Board

¡      Change the membership of, or fill vacancies in, any committee of the Board

¡       Adopt, amend or repeal bylaws

¡       Declare dividends

• Executive leadership experience • Public board service • Service as a board committee chair

18	TENET HEALTHCARE ● 2017 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Other Board Committees

In March 2017, the Board of Directors approved the retirement of its ad hoc committee on health information technology matters. The Board had formed the Health IT Committee in 2010 primarily to oversee implementation of the company’s “Impact Program,” which involved the implementation during the period 2010 to 2015 of various capital investments intended to achieve compliance with the health information technology requirements of the American Recovery and Reinvestment Act of 2009. The Board concluded that, due to the leadership and efforts of the Health IT Committee, the Impact Program had been successfully implemented and the primary mission of the Health IT Committee achieved.

Human Resources Committee Interlocks and Insider Participation

During 2016, directors Rittenmeyer, Gaines, Pettingill, Ripperger, Unruh and Wilver served on the Human Resources Committee. No member of the Human Resources Committee was at any time during 2016 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction under “Certain Relationships and Related Person Transactions” on page 21 of this Proxy Statement. None of our executive officers has served on a board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Human Resources Committee during 2016.

Role of Board and its Committees in Risk Oversight

The primary responsibility for the identification, assessment and management of the various risks that we face belongs with management. The Board’s oversight of these risks occurs as an integral and continuous part of the Board’s oversight of our business. The Board receives regular reports from the heads of our principal business and corporate functions that include discussions of the risks involved in their respective areas of responsibility. The Board is routinely informed of developments that could affect our risk profile or other aspects of our business. Among other things, the Board has requested that the company’s management and its internal and external legal counsel advise it promptly of any material developments relating to litigation, regulatory proceedings and investigations and compliance issues. The Board considers the oversight of regulatory and litigation risk to be one of its highest priorities. In addition, the Board has identified the oversight of cybersecurity risks to be one its priorities and receives regular reports from the company’s management on the security of the company’s information technology systems.

The Board is kept informed of its committees’ risk oversight and other activities through reports of the committee Chairs to the full Board. These reports are presented at every regular Board meeting. As risk-related issues sometimes overlap, committees hold joint meetings where appropriate, while addressing certain issues at the full Board level. In addition, as part of its annual self-evaluation process, the Board discusses and evaluates its ongoing role in enterprise risk oversight.

Role of Audit Committee in Risk Oversight

Our Audit Committee is primarily responsible for overseeing risk management processes relating to our accounting practices, financial reporting, corporate finance and general business operations. Among other responsibilities, the Audit Committee:

•	Receives quarterly reports from management on business and operational risks, internal audit reports relating to the integrity of our internal financial reporting controls and procedures, potential loss contingencies resulting from pending or threatened litigation or regulatory proceedings and investigations and reports made to the company from our Ethics Action Line or any other sources relating to allegations of financial fraud or other infractions, as described below.

•	Meets regularly with our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Chief Compliance Officer, as well as our external and internal auditors, to discuss potential risks and other contingencies relating to our business.

•	Meets on a quarterly basis to review these topics with selected chief executive officers and/or other senior officers of our major operating units and regions.

•	Reviews material risk issues in connection with its review of our quarterly and annual filings with the SEC.

•	Reviews the company’s cybersecurity program at least annually and receives frequent updates on cybersecurity matters.

•	Reports and discusses the outcome of its meetings to the full Board, including any other material risks identified by the Audit Committee in the course of its deliberations that require discussion or action by the full Board.

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CORPORATE GOVERNANCE AND BOARD PRACTICES

Role of QCE Committee in Risk Oversight

Our Quality, Compliance and Ethics Committee is primarily responsible for overseeing our assessment and management of regulatory and compliance risk and also reports regularly to the full Board. In particular, the QCE Committee:

•	Oversees our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries’ hospitals and other facilities deliver quality medical care to their patients.

•	Oversees our Compliance Program, which is governed by our Quality, Compliance & Ethics Program Charter. Our Compliance Program is intended to foster compliance with federal and state laws and regulations applicable to healthcare providers, and receives periodic reports from our Chief Compliance Officer (who reports directly to the QCE Committee), our Ethics and Compliance Department, and our internal and external legal, regulatory and other officers and advisors.

•	Oversees the company’s compliance with its non-prosecution agreement, including the company’s ongoing work with the independent co-monitors appointed pursuant to the terms of the agreement.

•	Beginning in 2017, meets on a quarterly basis to review these topics with selected chief executive officers of our major operating units and regions.

Role of Human Resources Committee in Risk Oversight

Our Human Resources Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on our company. In performing its duties, the Human Resources Committee meets at least annually with our management and the Human Resources Committee’s independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs. The Human Resources Committee reports to the Board on a regular basis any risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

The Human Resources Committee has determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our company. This finding is based upon the Committee’s ongoing review of our compensation programs and practices, the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our company, and an overall risk assessment of such programs. Among other things, the Human Resources Committee has reviewed our pay philosophy, balance of cash and equity compensation, balance of long-term and short-term performance periods of our plans and programs, and the use of our “balanced” approach to annual incentive compensation (which rewards employees based on a broad range of financial and operational metrics and company initiatives as opposed to a single target). The Committee has also considered our equity grant administration policy, stock ownership guidelines, clawback incentive pay policies, as well as our internal financial reporting and regulatory compliance procedures.

Policies on Ethics and Conduct

Standards of Conduct

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Tenet’s policies on business conduct summarized in our Standards of Conduct to ensure that our business is conducted in a legal and ethical manner. The members of our Board of Directors and many of our contractors are also required to abide by our Standards of Conduct. Tenet’s policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues to foster good business conduct, and a high level of integrity. Our policies and procedures cover all major areas of professional conduct, including quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information, avoidance of conflicts of interest and employment practices.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Tenet’s policies on business conduct. Retaliation against any employee who in good faith seeks advice, raises a concern, reports misconduct, or provides information in an investigation is strictly prohibited. The full text of our Standards of Conduct is published in the “Ethics and Compliance” section under the “About” tab on our website at www.tenethealth.com. In addition, amendments to the Standards of Conduct and any grant of a waiver from a provision of the Standards of Conduct requiring disclosure under applicable SEC rules will be disclosed at the same location as the Standards of Conduct on our website at www.tenethealth.com.

20	TENET HEALTHCARE ● 2017 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board of Directors and certain physicians and contractors.

Quality, Compliance and Ethics Program Charter

We operate our ethics and compliance program through a Quality, Compliance and Ethics Program Charter, which has been approved by our QCE Committee. The charter requires all company employees and many of our contractors to:

•	Follow our Standards of Conduct

•	Participate in annual ethics training and specialized compliance training tailored to the individual’s job duties

•	Work with our hospital, regional, corporate and business unit compliance teams to resolve issues of concern

•	Contact the Tenet Ethics Action Line at 1-800-8ETHICS to report any conduct that they believe in good faith to be an actual or apparent violation of Tenet’s policies

Our Quality, Compliance and Ethics Program Charter may be found in the “Ethics and Compliance” section under the “About” tab on our website at www.tenethealth.com.

Certain Relationships and Related Person Transactions

Our written Standards of Conduct require all employees, including our executive officers, and members of our Board of Directors to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found above. In the event that a related person transaction (as defined under the SEC rules) involving Tenet or its subsidiaries is identified, our policy is to require that any such transaction be reviewed and approved by the Governance Committee, which is comprised entirely of independent directors. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of Tenet, and their immediate family members. There were no “related person” transactions that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Communications with the Board of Directors by Shareholders and Other Interested Parties

Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder’s concern can best be addressed by referral to a Tenet department such as Investor Relations. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

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DIRECTOR COMPENSATION

Our non-employee directors, which include all our directors except Mr. Fetter, each receives a $95,000 annual retainer fee. The non-employee directors also receive $2,000 per committee meeting attended and for Board meetings receive:

•	no fee for the first seven meetings each year; and

•	for additional meetings, $3,000 per in-person meeting and $1,500 per telephonic meeting attended.

Each non-employee director serving as the Chair of a committee receives an annual fee of $15,000, except that the Chairs of the Audit Committee and the Human Resources Committee receive an annual chair fee of $25,000 and $20,000, respectively, given the demands and responsibilities placed on those committees. Our Lead Director receives an annual fee of $200,000 in addition to other Board and committee compensation, which is typically comprised of $150,000 in cash and restricted stock units valued at $50,000. All annual fees are prorated for partial year service. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

Our non-employee director compensation also includes an annual award of restricted stock units equal in value to $175,000, which award is prorated for partial service in the initial year of service. The 2016 awards are shown in the Stock Awards column in the table below.

2016 Director Compensation Table

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)(2)		TOTAL ($)
John Byrnes	15,231	152,740	(3)	167,971
Brenda Gaines	188,000	175,006		363,006
Karen Garrison	145,000	175,006		320,006
Edward Kangas	289,733	225,004		514,737
J. Robert Kerrey	143,000	175,006		318,006
Freda Lewis-Hall	144,000	175,006		319,006
Richard Pettingill	176,000	175,006		351,006
Matthew Ripperger	138,063	295,143	(4)	433,206
Ronald Rittenmeyer	259,308	175,006		434,314
Randy Simpson	132,563	295,143	(4)	427,706
James Unruh	184,000	175,006		359,006
Tammy Romo	159,000	175,006		334,006
Peter Wilver	17,231	152,740	(3)	169,971

(1)	Amounts shown in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards granted under our stock incentive plans, as described under “Compensation Plans Applicable to Directors—Stock Incentive Plans” below. Assumptions used in the calculation of these amounts are discussed in the footnotes below and/or in Note 8 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K.

(2)	The 2016 stock awards shown in this column reflect annual grants applicable to the 2016-2017 board service year to each director (other than Messrs. Byrnes and Wilver) valued at $175,000 on the date of grant. We calculated the grant date fair value of these restricted stock units based on the NYSE closing price per share of our common stock on such date, adjusted for a 22.9% discount for illiquidity to reflect the mandatory post-vest holding period applicable to the 2016 annual director restricted stock unit awards. On May 13, 2016, based on the NYSE closing price of $28.43 per share of our common stock (adjusted as described in the preceding sentence), each non-employee director was granted 7,984 restricted stock units under the program. On the same date, Mr. Kangas, who was serving as our Lead Director at that time, was granted an additional 2,281 restricted stock units valued at $50,000 for a portion of the annual Lead Director fee. All such awards are consistent with our policies for director grants and are described in further detail below under “Compensation Plans Applicable to Directors.”

(3)	Upon joining the Board in November 2016, Messrs. Byrnes and Wilver were each granted an initial stock award of 4,008 restricted stock units and a prorated annual director grant of 7,017 restricted stock units applicable to the 2016-2017 board service year. These grants were based on the NYSE closing price of $16.22 per share of our common stock on November 25, 2016 and, in the case of the prorated annual grant, also reflected the 22.9% discount for illiquidity to reflect the mandatory post-vest holding period applicable to the 2016 annual director restricted stock unit awards. The initial stock grant is not subject to the mandatory post-vesting holding period.

(4)	In addition to the annual grant applicable to the 2016-2017 board service year described in Note 2 above, on January 28, 2016, Messrs. Ripperger and Simpson were each granted an initial stock award of 2,542 restricted stock units and a prorated annual director grant of 2,807 restricted stock units applicable to the 2015-2016 board service year. These grants were based on the NYSE closing price of $25.58 per share of our common stock on January 28, 2016 and, in the case of the prorated annual grant, also reflected a 23.2% discount for illiquidity to reflect the mandatory post-vest holding period applicable to the 2015 annual director restricted stock unit awards. The initial stock grant is not subject to the mandatory post-vesting holding period.

22	TENET HEALTHCARE ● 2017 PROXY STATEMENT

DIRECTOR COMPENSATION

Compensation Plans Applicable to Directors

Stock Incentive Plans

Each non-employee director receives an annual grant under our 2008 Stock Incentive Plan of restricted stock units that is meant to compensate the director for service on the Board beginning on the date of that year’s annual shareholders meeting and ending on the date of the following year’s annual shareholders meeting. These grants are typically made on the first business day following the annual shareholders meeting and vest immediately on the grant date. Beginning with the 2015 annual grants, a mandatory post-vest holding period of three years was applied to the annual restricted stock unit awards and such awards will be settled in shares of our common stock on the third anniversary of the date of grant (unless a non-employee director elects, under the Special RSU Deferral Plan described below, to defer settlement of the units). For 2016, the annual grants were made on May 13, 2016 and had a grant date fair value of $175,006. In addition, on that date our Lead Director at the time, Mr. Kangas, received an additional grant of restricted stock units a with grant date fair value of $50,000 as a portion of the annual Lead Director fee. In September 2016, the Board appointed Mr. Rittenmeyer as its new Lead Director and he received a prorated portion of the annual Lead Director fee, paid entirely in cash.

On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic grant of that number of restricted stock units equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time grants vest immediately on the grant date and are settled in shares of our common stock within 60 days of the director’s termination of service on the Board. In addition, newly appointed directors receive a prorated annual restricted stock unit grant for the portion of the board service year that they serve.

In the event of a change of control of the company as defined in Section 409A of the Internal Revenue Code (“Section 409A”), the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A, the restricted stock units would be converted to cash and paid within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, in the case of the annual grants (including the grant related to the annual Chairman fee), and within 60 days of the termination of service on the Board, in the case of the new director grants.

Special RSU Deferral Plan

We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual restricted stock unit grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. In the event of a change of control of the company, the restricted stock units will be settled on the subsequent deferral date irrespective of whether the underlying award agreement would provide for earlier settlement by reason of such change in control. As of March 13, 2017, Richard Pettingill was our only director that had elected to defer settlement of certain restricted stock unit grants pursuant to the terms of the Special RSU Deferral Plan.

Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (the “2006 DCP”), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. None of our non-employee directors participated in the 2006 DCP in 2016. A more complete description of the 2006 DCP can be found under “Deferred Compensation Plans” beginning on page 54.

Director Stock Ownership and Retention Requirements

The Board has adopted stock ownership and retention requirements that require each non-employee director with more than one year of service on the Board to own shares of our stock. In addition, each non-employee director is required to own shares of our stock with a value equal to five times the annual director retainer within five years after the date on which the director joins the Board. As of March 13, 2017, all of our non-employee directors were in compliance with the requirements. Mr. Ripperger and Mr. Simpson are senior executives of Glenview Capital Management, LLC (Glenview) and serve on the Board as Glenview’s representatives. Pursuant to the Glenview Director Compensation Policy, Messrs. Ripperger and Simpson have each agreed to pay and/or otherwise distribute to Glenview the right to any and all compensation received in connection with their service as directors on our Board. Therefore, for purposes of determining compliance with our director stock ownership requirements, we attribute Glenview’s stock holdings in Tenet to Messrs. Ripperger and Simpson.

Directors who have not satisfied their ownership requirements must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions. A detailed discussion of these requirements can be found beginning on page 46.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	23

SECURITIES OWNERSHIP

Securities Ownership of Management

The table below indicates the shares, options and other securities beneficially owned by our directors, each of our Named Executive Officers and our directors and executive officers as a group, as of March 13, 2017. No director or current executive officer has pledged any shares of our common stock.

	SHARES BENEFICIALLY OWNED(1)
NAME	SHARES OF COMMON STOCK(2)		OPTIONS EXERCISABLE ON OR BEFORE MAY 12, 2017	PERCENT OF CLASS AS OF MARCH 13, 2017
Audrey Andrews	46,648		-0-	*
John P. Byrnes	11,025	(3)	-0-	*
Daniel J. Cancelmi	201,344		54,688	*
Eric Evans	34,861		-0-	*
Trevor Fetter	1,115,411	(4)	912,198	2.0%
Brenda J. Gaines	75,884	(5)	-0-	*
Karen M. Garrison	79,860	(6)	-0-	*
Edward A. Kangas	71,092	(7)	-0-	*
J. Robert Kerrey	22,772	(8)	-0-	*
Freda C. Lewis-Hall	15,314	(9)	-0-	*
Richard R. Pettingill	105,601	(10)	-0-	*
Keith B. Pitts	184,219		-0-	*
Matthew J. Ripperger	9,000	(11)	-0-	*
Ronald A. Rittenmeyer	46,134	(12)	-0-	*
Tammy Romo	14,543	(13)	-0-	*
Randolph C. Simpson	-0-	(11)	-0-	*
James A. Unruh	73,292	(14)	-0-	*
Peter M. Wilver	16,025	(15)	-0-	*
Executive officers and directors as a group (18 persons)	2,123,025		966,886	3.1%

*	Less than 1%.

(1)	Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned. Where applicable, the number of shares in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

(2)	As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner’s deferred compensation invested in stock units at his or her election under the terms of one or both of our deferred compensation plans. These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted stock units granted under the terms of our stock incentive plans. These restricted stock units are settled in shares of our common stock either upon termination of service or upon the third anniversary of the date of grant (unless deferred under the Special RSU Deferral Plan).

(3)	Represents 11,025 restricted stock units granted under our stock incentive plans.

(4)	Includes 2,550 shares held by Mr. Fetter’s spouse and 4,699 stock units representing the value of Mr. Fetter’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans.

(5)	Includes 408 shares held in trust and 29,202 restricted stock units granted under our stock incentive plans.

(6)	Includes 29,202 restricted stock units granted under our stock incentive plans.

(7)	Includes 31,370 restricted stock units granted under our stock incentive plans.

(8)	Includes 16,539 restricted stock units granted under our stock incentive plans.

(9)	Represents 15,314 restricted stock units granted under our stock incentive plans.

(10)	Includes 22,730 stock units representing the value of Mr. Pettingill’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 46,947 restricted stock units granted under our stock incentive plans.

(11)

Mr. Ripperger and Mr. Simpson are senior executives of Glenview Capital Management, LLC and serve on the Board as Glenview’s representatives. Pursuant to the Glenview Director Compensation Policy, Messrs. Ripperger and Simpson have each agreed to pay and/or otherwise distribute to Glenview the right to any and all compensation received in connection with their service as directors on our Board, and, as such, neither Mr. Ripperger nor

24	TENET HEALTHCARE ● 2017 PROXY STATEMENT

SECURITIES OWNERSHIP

Mr. Simpson has any right to any compensation received in connection with their service on the Board, and the shares delivered upon settlement of their equity grants will be issuable directly to Glenview. Therefore, their equity grants are reflected as part of Glenview’s beneficial ownership in the “Securities Ownership of Certain Shareholders” below.

(12)	Includes 15,000 shares held by Mr. Rittenmeyer’s spouse and 20,057 restricted stock units granted under our stock incentive plans.

(13)	Represents 14,543 restricted stock units granted under our stock incentive plans.

(14)	Includes 314 stock units representing the value of Mr. Unruh’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 26,613 restricted stock units granted under our stock incentive plans.

(15)	Includes 11,025 restricted stock units granted under our stock incentive plans.

Securities Ownership of Certain Shareholders

Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS AS OF MARCH 13, 2017
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153	17,916,896	(1)	17.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	13,510,104	(2)	13.5%
Harris Associates L.P. 111 S. Wacker Drive, Suite 4600 Chicago IL 60606	7,459,265	(3)	7.4%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,426,545	(4)	6.4%

(1)	Based on a Schedule 13D/A filed with the SEC on February 1, 2016 by Glenview Capital Management, LLC, and its named subsidiaries and affiliates (collectively, “Glenview”), and Lawrence M. Robbins, as of January 28, 2016, and additional information available to the company as described in this footnote. Glenview Capital Management, LLC serves as an investment manager to various Glenview funds and Mr. Robbins is the Chief Executive Officer of Glenview Capital Management. Glenview and Mr. Robbins reported shared voting and investment power with respect to all of the shares indicated above. The 17,916,896 shares includes 17,900,928 shares reflected in the Schedule 13D/A (which also reflected the 10,698 shares issuable by the company upon settlement of the restricted stock units granted to Mr. Ripperger and Mr. Simpson on January 28, 2016) and 15,968 shares issuable by the company upon settlement of the restricted stock units granted to Mr. Ripperger and Mr. Simpson on May 13, 2016. The annual equity grants will be settled in shares on the third anniversary of the applicable grant date, and initial equity grants (a total of 5,084 shares) will be settled in shares within 60 days of the termination of the director’s service on the Board. As described in footnote 10 to the “Securities Ownership of Management” table above, the income derived in connection with these directors’ service on the company’s Board belongs, in economic terms, to certain investment funds managed by Glenview Capital Management and the shares delivered upon settlement of these equity grants will be issuable directly to Glenview Capital Management.

(2)	Based on a Schedule 13G/A filed with the SEC on January 17, 2017 by BlackRock, Inc. on behalf of itself and its named subsidiaries and affiliates (collectively, “BlackRock”), as of December 31, 2016. BlackRock reported sole voting power with respect to 13,140,690 of the shares indicated above and sole investment power with respect to all of the shares indicated above.

(3)	Based on a Schedule 13G/A filed with the SEC on February 10, 2017 by Harris Associates L.P. (“Harris”), along with its general partner Harris Associates, Inc. (“HAI”), as of December 31, 2016. Harris and HAI reported sole voting power with respect to 5,481,183 shares and sole investment power with respect to 7,459,265 of the shares indicated above.

(4)	Based on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc., on behalf of itself and its named subsidiaries and affiliates (collectively, “Vanguard”), as of December 31, 2016. Vanguard reported sole voting power with respect to 46,629 of the shares indicated above, shared voting power with respect to 10,697 of the shares indicated above, sole investment power with respect to 6,374,527 of the shares indicated above and shared investment power with respect to 52,018 of the shares indicated above.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	25

HUMAN RESOURCES COMMITTEE REPORT

Our Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and these discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 and included in this Proxy Statement.

Members of the Human Resources Committee

Ronald A. Rittenmeyer, Chair

Brenda J. Gaines

Richard R. Pettingill

Matthew J. Ripperger

James A. Unruh

Peter M. Wilver

26	TENET HEALTHCARE ● 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the components of our executive compensation packages, the way in which the Human Resources Committee makes decisions about each component, the philosophy behind each component and the way these decisions and philosophies were applied to each Named Executive Officer (NEO) for 2016. Our NEOs for 2016 were:

NAMED EXECUTIVE OFFICER	TITLE
Trevor Fetter	Chief Executive Officer
Daniel Cancelmi	Chief Financial Officer
Keith Pitts	Vice Chairman
Eric Evans	President of Hospital Operations
Audrey Andrews	Senior Vice President and General Counsel

The CD&A and Executive Compensation Tables are organized as follows:

TENET HEALTHCARE ● 2017 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Business Overview and Strategic Priorities

Tenet Healthcare is a diversified healthcare services company with three complementary business segments. Our care network is comprised of over 575 facilities in growing urban and suburban communities. We have 80 acute care hospitals and an outpatient network inclusive of the largest ambulatory and short-stay surgery platform in the country – operated by our United Surgical Partners International (USPI) subsidiary. Our Conifer Health Solutions (Conifer) subsidiary provides revenue cycle management and value-based care services to over 800 clients, including hospitals, physicians, health plans and employers. With our hospitals, USPI and Conifer, we believe we are well-positioned in some of the most relevant segments of healthcare.

Our long-term strategic priorities by business segment are as follows:

28	TENET HEALTHCARE ● 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Over the last several years, we have successfully increased the proportion of our revenues from higher margin, higher free cash flow generating businesses, and enhanced the mix of revenue and EBITDA that come from operations less reliant on government healthcare programs. As illustrated in the charts below, we generated 37% of our Adjusted EBITDA in 2016 from our Ambulatory and Conifer segments, up significantly from 15% in 2014.

See Appendix B for definitions and reconciliations of non-GAAP measures

Financial Performance and Link to Executive Compensation

Nearly all healthcare provider companies experienced a challenging year for stock price performance in 2016. The year culminated with considerable uncertainty, partly driven by the results of the Presidential and Congressional elections, which created uncertainties regarding, among other things, the potential repeal of the Affordable Care Act. While we continued our history of generating increasing levels of Net Revenue and Adjusted EBITDA, our stock price declined by 51% in 2016 and we did not achieve certain objectives in our 2016 business plan.

With a compensation program that is closely linked to the company’s performance, each of our NEO’s total compensation reported in the Summary Compensation Table on page 47 decreased in 2016. In addition, the realizable value of outstanding long-term incentive awards held by our NEOs (which are all stock based), declined by an amount equal to the decline in the stock price during 2016.

Our Human Resources Committee closely monitors pay-for-performance alignment and also took the following actions with respect to 2016 pay for our NEOs:

•    Targeted 2016 total compensation opportunity for NEOs at reduced levels—generally between the 25th and 50th percentiles of peers.

•    Approved 2016 annual incentive plan (AIP) payouts at 67% of target for most corporate participants, which are among the lowest levels since 2003.

•    Significantly reduced 2016 long-term equity grant values.

•    Made no base salary increases for incumbent NEOs other than a market-based adjustment for Ms. Andrews.

•    Made no increases in AIP target award levels for incumbent NEOs.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

Active Shareholder Engagement Program

Our Board of Directors regularly and actively solicits input from investors and governance groups to better inform decision-making and gain insight into shareholder perspectives on a broad range of topics. The feedback received from our shareholders in 2015—particularly regarding the design of the company’s long-term incentive (LTI) compensation awards—resulted in the Human Resources Committee taking several actions in 2016 to modify the structure and design of the company’s executive compensation program, as described in more detail below under “Executive Compensation Program Key Changes—Substantial Redesign for 2016.” We believe that these changes, which we first disclosed in our 2016 proxy statement, and our enhanced shareholder outreach efforts throughout 2015 and 2016, contributed to the significant improvement in the results of our advisory vote on executive compensation—from approximately 82% of votes cast approving our say-on-pay proposal in 2015 to approximately 90% in 2016.

After the 2016 annual meeting of shareholders, we again reached out to a number of shareholders to offer a meeting with members of our management team and/or an independent director. In particular, the Board solicited feedback on the recent compensation program changes as well as recent changes in Board composition and leadership. In total, during our 2016 Fall and Winter engagement, we held discussions with shareholders representing in aggregate approximately 25% of our outstanding common stock (which did not include the input we regularly receive from our largest shareholder, Glenview Capital Management, which has two of its partners serving on our Board of Directors), as well as with proxy advisory firms. Two of our independent directors, Mr. Rittenmeyer, Lead Director and Chair of the Human Resources Committee; and Mr. Unruh, then the Chair of our Health IT Committee and the former Chair of our Audit Committee, participated in several of these meetings.

In early 2017, the Board reviewed the feedback communicated to us by our shareholders and noted that investors generally expressed satisfaction with the Board’s responsiveness—particularly the steps taken by the Human Resources Committee and Board to redesign the performance-based LTI awards made to executives. Certain shareholders raised questions with respect to past practices of targeting above-median compensation for certain officers and the company’s executive compensation peer group. In response to these points, we have included additional information with respect to target-setting on page 34 under “Compensation Design and Target-Setting Process” and the company’s 2016 peer group selection process on page 43 under “Benchmarking Against Peer Companies—2016 Peer Group.”

30	TENET HEALTHCARE ● 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Key Changes

Substantial Redesign for 2016

In response to feedback received from investors, and as part of the Human Resources Committee’s ongoing review and refinement of Tenet’s executive compensation program, the Committee made several significant changes to the executive compensation program for 2016, which were previously disclosed in our 2016 proxy statement:

COMPENSATION ELEMENT	ACTION TAKEN FOR 2016 PROGRAM
Long-Term Incentive Plan Performance Period

•  The one-year performance period for performance-based restricted stock units (RSUs) was replaced with a cumulative three-year performance period.

•  The three-year ratable vesting schedule for performance-based RSUs was replaced with a three-year cliff vesting schedule.

•  Both changes were intended to better align executive incentives with the long-term performance of the company.

Long-Term Incentive Plan Performance Metrics

•  The single performance metric used in past years (Adjusted EBITDA) for performance-based RSUs was replaced with a basket of four new equally-weighted metrics:

¡ Adjusted Earnings Per Share (EPS), which is a measure of the company’s per-share profitability, excluding certain gains and losses.

¡  Adjusted Free Cash Flow Less Cash Payments to Noncontrolling Interests, which measures the company’s ability to sustainably generate cash that can be used for purposes such as acquisitions, purchasing equity interests in joint ventures or repurchasing debt.

¡ Adjusted Return on Invested Capital (ROIC), which measures capital efficiency and management’s ability to generate economic returns on capital investments and acquisitions.

¡ Relative Total Shareholder Return (TSR), which compares the company’s shareholder return (i.e., share price appreciation plus dividends) with that of its four direct publicly-traded competitors.

•  The change in metrics is intended to incentivize management to perform in the key areas that the Board and the Human Resources Committee believe will drive shareholder value going forward and to provide for greater differentiation between the performance metrics for our short- and long-term incentive plans.

•  For further discussion of the Committee’s view of these metrics and their connections to the company’s strategies, please see “2016 Long-Term Incentive Compensation Program,” beginning on page 39 below.

Long-Term Incentive Plan Clawback

•  Equity grants made to our NEOs in 2016 and later years are subject to clawback if, within three years following the end of the performance period, the company materially restates its financial results with respect to the performance period and the recipient’s fraud or misconduct caused or partially caused the need for the restatement.

•  This new requirement is in addition to the clawback policy that is already embedded in our AIP such that now all performance-based incentive compensation awarded to our NEOs is subject to clawback provisions.

Annual Incentive Plan Performance Metrics

•  The EBITDA metric under our AIP is now Adjusted EBITDA minus net income attributable to noncontrolling interests (Adjusted EBITDA Less NCI), and the free cash flow metric is now Adjusted Free Cash Flow minus cash distributions paid to noncontrolling interests (Adjusted FCF Less Cash NCI).

•  The company’s strategy to pursue joint venture partnerships, including USPI, has resulted in an increase in Tenet’s net income attributable to noncontrolling interests and a related increase in cash distributions paid to noncontrolling interests. The revised EBITDA and free cash flow metrics are designed to reflect this strategy and are intended to serve as better measurements of performance driven by Tenet’s management team relative to the benefits received by the company’s shareholders.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

2017 Compensation Actions

The Human Resources Committee continues to refine the company’s executive compensation programs to take into account additional shareholder and proxy advisor feedback and other factors, including input from its independent compensation consultant regarding current market practices. In designing the 2017 executive compensation program, the Committee’s primary objectives were continuing to align pay delivery with company performance, maintaining rigorous goals, and retaining talent during a period of great uncertainty in the healthcare sector. In total, approximately 90% of the CEO’s target 2017 pay opportunity will be “at-risk” (i.e., contingent upon our meeting performance goals and/or increasing shareholder value), and approximately 65% of the total is subject to performance metrics.

With respect to the design of 2017 LTI awards, the Committee moved a larger percentage of the overall award toward performance-based elements (now two-thirds of the total), utilizing the following structure:

•	One-third of the total target LTI award to each of the NEOs will again be delivered in the form of time-based RSUs that vest ratably over three years.

•	One-third will be delivered in the form of performance-based cash, with actual payouts ranging from 0% to 200% of the target level based upon three performance metrics: Adjusted EPS, Adjusted FCF Less Cash NCI and Relative TSR, each measured over a three-year period and each of which was used as a metric for the 2016 performance-based RSUs.

•	One-third will be delivered in the form of performance-based stock options that are subject to the satisfaction of a stock price performance condition requiring the company’s stock price to increase 25% and close at or above such level for 20 consecutive trading days at any time during the three-year period following the date of grant.

The Committee believes that the 2017 LTI structure will continue to challenge management to achieve results for our shareholders while also resulting in a more efficient utilization of authorized equity under its stock incentive plan. Moreover, the LTI program is specifically designed such that realized compensation will fall significantly short of target if the company’s shareholders do not benefit from a sustained increase in the company’s stock price. In determining target LTI opportunities for our NEOs in 2017, the Committee took into account, among other things, the greater emphasis on performance-based pay elements in 2017 and the significant reduction in LTI grant levels in 2016.

32	TENET HEALTHCARE ● 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Components of 2016 Compensation and Alignment with Performance

Our executive compensation program is designed to promote prudent pay practices that support pay-for-performance principles. Our Human Resources Committee reviews our compensation program annually to ensure it is consistent with these objectives. The following table outlines the components of our NEO’s 2016 compensation:

ELEMENT	FORM	KEY FEATURES
Base Salary	Fixed Cash	•Fixed compensation component payable in cash •Set annually based on peer group and market survey data, as well as individual performance, experience and tenure
Annual Incentive Plan	Performance- Based Cash

•Performance-based cash compensation payable based on company’s achievement of short-term performance goals set by the Committee

•Performance measured against a “Balanced Scorecard“ which includes the following broad categories (which we call “pillars”):

		Cost: 75%	• Adjusted EBITDA Less NCI (60%) • Adjusted FCF Less Cash NCI (15%)
		Growth: 5%	• Inpatient Admissions (2.5%) • Outpatient Visits (2.5%)
		Quality: 5%	• Quality Composite Index (5%)
		Service: 10%	• Inpatient Satisfaction (5%) • Physician Net Promoter Score® (5%)
		People: 5%	• Employee Turnover (5%)
Long-Term Incentive Plan	Performance- Based RSUs (50%)

•Focuses management on creating long-term shareholder value

•Cumulative three-year performance period; cliff vesting on the third anniversary of the grant date

•Based on achievement of rigorous goals under four equally-weighted performance metrics aligned with the company’s strategies

	Time-Based RSUs (50%)	•Aligns economic interests of executives and shareholders •Three-year ratable vesting schedule

Significant Levels of Pay At Risk

The substantial majority of all NEO compensation is “at risk” (i.e., contingent upon our meeting performance goals and/or increasing shareholder value). Specifically, for 2016, 87.7% of the Chief Executive Officer’s target compensation and, on average, 78.8% of other NEO’s target compensation was tied to company performance, including stock price.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO Realizable Pay

To illustrate the link between executive compensation and company performance, the following charts compare Mr. Fetter’s target compensation and realizable pay as of December 31, 2016, for compensation opportunities awarded to him in 2014, 2015 and 2016.

(1)	Target Value at Award Date reflects: (i) base salary at year end, (ii) target AIP award, and (iii) grant date value (at target) of LTI awards.

(2)	Realizable Value at 12/31/2016 reflects: (i) paid base salary during the calendar year; (ii) the actual AIP award earned for that year, and (iii) the actual prevailing LTI value at 12/31/2016. For 2014 and 2015 performance-based RSU awards: reflects achievement and vesting at 200% and 164.7% of target, respectively. For 2016 performance-based RSU awards: assumes achievement at target level.

Compensation Design and Target-Setting Process

A significant portion of the compensation of our NEOs is subject to the company achieving targeted levels of financial and operating performance under both our short and long-term plans. These predetermined performance levels are derived from the performance goals in the company’s annual business plan, which is reviewed and approved by the Board of Directors prior to the beginning of each fiscal year. Our Human Resources Committee also establishes operational targets intended to incentivize our officers to improve patient care and other quality metrics, which we believe are critical to achieving success as a healthcare provider.

Near the end of each year, the Committee begins its target-setting process and undertakes a comprehensive review of the design of both the short and long-term incentive programs for the upcoming fiscal year. The goal is to identify performance metrics and establish targets that the Committee believes will motivate our executives to deliver the performance that drives shareholder value creation in both the short and longer term. As part of its target-setting process, the Committee also reviews the historical achievement of targets by management to assess whether targets have been sufficiently rigorous. An overview of the typical target-setting process is outlined below.

NOVEMBER	DECEMBER	FEBRUARY-MARCH

The Committee reviews competitive pay benchmarking data, along with market practices and trends. The Committee discusses compensation plan design options and provides feedback to management on proposals for the AIP and LTI plans.

The Board reviews and approves the upcoming year’s business plan.

The Committee reviews the goals and objectives in the company’s annual business plan, and considers how proposed target levels for the AIP metrics will correlate to the earnings outlook that management believes it will disclose to investors for the following year.

The Committee approves the AIP structure, including weightings and the threshold, target and maximum goal for each financial or operational performance metric.

The Committee finalizes the design of the annual long-term incentive program (including all performance metrics and targets) and approves the target AIP opportunity for each NEO and LTI grant amounts as part of the overall compensation package for each NEO.

34	TENET HEALTHCARE ● 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The levels of NEO bonuses under our performance-based AIP are determined by the company’s achievement of pre-specified financial, operating, quality and service performance targets focused on a balanced mix of value-driving metrics.

•	Cost and growth (financial) metric targets are challenging yet attainable goals, based on the annual business plan and the earnings outlook disclosed to investors.

•	Quality, service and people (operational) metric targets are established with the aim of achieving performance benchmarks that we believe represent improvements in care quality and/or continued internal improvement on operating metrics (such as employee retention) that contribute to reductions in operating costs.

A substantial portion (50% in 2016 and 66.7% in 2017) of the equity grants made to NEOs under our LTI plan are subject to performance-based vesting requirements that require the company to achieve specified financial targets established by the Human Resources Committee, with the remaining awards subject to time-based vesting conditions.

•	Prior to 2016, the Committee historically had used Adjusted EBITDA as a key performance metric under both its long and short-term incentive plans. The Committee’s selection of Adjusted EBITDA was based primarily on its assessment that this is the metric primarily used by financial analysts and investors to measure the performance of the company.

•	As discussed on page 31 under “Executive Compensation Program Key Changes—Substantial Redesign for 2016,” the Committee evaluated and changed performance metrics in 2016, both under the short and long-term plans, to better align with strategic objectives in 2016.

Sound Compensation Governance and Practices

We maintain the following compensation-related governance best practices that support our compensation philosophy and alignment of pay and performance for our NEOs.

✓ Commitment to pay-for-performance philosophy, with a substantial majority of executive compensation “at risk”
✓ Regular outreach to shareholders to request feedback regarding corporate governance and executive compensation practices
✓ Clawback provisions applicable to all performance-based compensation paid to NEOs
✓ Significant stock ownership and retention requirements for executives (6x base salary for CEO) and directors (5x annual cash retainer)
✓ Anti-hedging and anti-pledging policies
✓ No single trigger change-of-control benefits
✓ No excise tax gross-ups
✓ No employment agreements
✓ Limited perquisites
✓ Independent compensation consultant

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION, DISCUSSION AND ANALYSIS: IN DETAIL

Description and Analysis of Our Program and 2016 Compensation Decisions

This section describes the components of our executive compensation program, the way in which the Human Resources Committee makes decisions about each component, the philosophy behind each component and how these decisions and philosophies were applied to each NEO in 2016. The following table shows the target component pay mix across all our NEOs and lists where we discuss each component in this section.

2016 COMPENSATION ELEMENT	PERCENTAGE OF TOTAL TARGET COMPENSATION FOR CEO	AVERAGE PERCENTAGE OF TOTAL TARGET COMPENSATION FOR ALL OTHER NEOS	WHERE DISCUSSED
Base Salary	12.3%	21.2%	Page 36
Annual Incentive Plan	18.4%	19.9%	Page 36
Long-Term Incentive Program, comprised of: • Performance-based RSUs (50%) • Time-based RSUs (50%)	69.3%	58.9%	Page 39

Base Salary

Base salary provides our NEOs with a fixed annual income. The Human Resources Committee approves the base salary of each NEO on an annual basis based on its assessment of each NEO’s individual performance and experience level, internal equity considerations, and a review of peer group and market survey data provided by our independent compensation consultant. The following table summarizes the annualized base salaries approved by the Committee for 2016 and the increase from each NEO’s annualized salary as of December 31, 2015:

NAMED EXECUTIVE OFFICER	2015 SALARY	2016 SALARY	INCREASE FROM 2015
Trevor Fetter	$1,275,000	$1,275,000	0.0%
Daniel Cancelmi	$ 618,000	$618,000	0.0%
Keith Pitts	$ 925,000	$925,000	0.0%
Eric Evans	not in current role	$650,000	N/A
Audrey Andrews	$ 489,250	$525,000	7.3%

Mr. Evans was promoted to President of Hospital Operations in March 2016 and received an increase in base salary at that time from the salary he was receiving in his previous role as the CEO of the company’s Texas region. Mr. Evans’ 2016 annualized base salary in his current role is approximately 10% less than the annual base salary that the company’s former President of Hospital Operations was receiving, due to Mr. Evans’ relatively short tenure in the role. Ms. Andrews was the only other NEO to receive any increase in base salary from 2015 levels. The increase was intended to align her compensation toward the median pay of chief legal officers of our peer companies after taking into account her tenure in the role.

Performance-Based Annual Incentive Plan

The Human Resources Committee annually determines the payment of cash bonuses for NEOs under our Annual Incentive Plan (AIP), which is a broad-based management compensation program in which approximately 3,000 of our employees participate. Payment of a bonus is based on the company’s achievement of performance goals established by the Committee. If the threshold performance goals are not exceeded, no bonus is paid. The Committee has the discretion to reduce bonus payments for failure to comply with the company’s standards of conduct or in response to other quality, safety or compliance events that put the company’s reputation or financial results at risk. In addition, AIP awards to NEOs are subject to a clawback provision under which the Board of Directors may require reimbursement to the company of a cash bonus in the event of a material restatement of our financial results caused by the recipient’s fraud or in other circumstances involving fraud or misconduct that causes substantial harm to the company even in the absence of a restatement of financial statements.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Target Annual Incentive Award Levels for Named Executive Officers

In 2016, the Human Resources Committee approved the following target bonus award levels for each NEO. The target award level represents the amount of potential cash bonus that might be paid to an officer if the company meets pre-established performance goals set by the Committee:

NAMED EXECUTIVE OFFICER	TARGET AWARD EXPRESSED AS A PERCENTAGE OF BASE SALARY
Trevor Fetter	150%
Daniel Cancelmi	100%
Keith Pitts	100%
Eric Evans	100%
Audrey Andrews	75%

These target award levels remain unchanged from the levels established for 2015 AIP bonus, with the exception of the level established for Mr. Evans, which, in connection with his recent promotion to his current role, was set based on market data for comparable positions at peer companies and in recognition of the critical role he plays in executing the business plan of the company’s largest business segment. The target award percentages for Messrs. Fetter and Pitts have not increased since 2013.

2016 AIP Performance Metrics

For 2016, consistent with prior practice, the Committee selected metrics to measure management’s performance with respect to the AIP under a “Balanced Scorecard.” The Balanced Scorecard measures the company’s performance in the following broad categories, which we call “pillars”: Cost, Growth, Quality, Service and People. Points are awarded for each metric under the Balanced Scorecard based on the degree to which the pre-determined goals for that metric are achieved. The aggregate target number of points under the Balanced Scorecard is 100 and the maximum is 200.

PILLAR METRIC	WEIGHTING(1)	MEASUREMENT	LINK TO PERFORMANCE

Cost	75%	Financial Objectives	•Adjusted EBITDA Less NCI (60%) •Adjusted FCF Less Cash NCI (15%)
Growth	5%		•Inpatient Admissions (2.5%) •Outpatient Visits (2.5%)

Quality	5%		•Quality Composite Index (5%)

Service	10%	Operational Objectives	•Inpatient Satisfaction (5%) •Physician Net Promoter Score® (5%)

People	5%		•Employee Turnover (5%)

(1)	The weightings reflected in the table apply to most corporate personnel, including Messrs. Fetter, Cancelmi and Pitts and Ms. Andrews. For Mr. Evans and the Hospital Operations personnel reporting to him, a scorecard with slightly different weightings among the pillars is used to evaluate performance (65% on Cost, 10% on Growth, 10% on Quality, 10% on Service and 5% on People).

Goal-Setting Process for the Balanced Scorecard

Financial Pillars. The Committee assigned the greatest weight within the Balanced Scorecard (80%) to management’s performance on Cost and Growth metrics. This was an increase from the 75% weighting applied to these metrics for 2015 and reflects the Committee’s desire to place an increased emphasis on the company’s financial performance. It is the Committee’s expectation that achievement of target-level performance under the Cost and Growth metrics requires management to perform at levels exceeding the prior year’s performance, which is consistent with the Committee’s objective of challenging management to deliver on performance that increases shareholder value. The Committee believes that achievement of above-target performance under the Cost and Growth metrics requires the company’s management to achieve the “stretch” goals embedded in the company’s annual business plan. To achieve this level of performance, management must not only meet the basic objectives of the business plan, but also execute at superior levels on all aspects of the plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Adjusted EBITDA is a primary metric that financial analysts and investors use to measure the company’s financial performance, and for many years, the Committee has used Adjusted EBITDA as the key financial performance metric driving the majority of the Balanced Scorecard calculation, with Adjusted Free Cash Flow as the secondary financial metric. In 2016, the Committee made an important change in the way that these metrics would be defined and calculated in response to the company’s changing strategies. As the company has entered into a number of significant joint venture partnerships, particularly including USPI, Tenet’s net income attributable to noncontrolling interests and its cash distributions paid to noncontrolling interests have increased. The revised EBITDA and free cash flow metrics used in the AIP— Adjusted EBITDA Less NCI and Adjusted FCF Less Cash NCI—are designed to reflect this strategic change and are intended to serve as better measurements of performance driven by Tenet’s management team relative to the benefits received by the company’s shareholders.

The 2016 targets set by the Committee for the Cost metrics matched the company’s 2016 business plan and the midpoint of the company’s outlook provided to investors in February 2016. The Committee chose to set the threshold level for each metric at 10% below target, and the maximum level at 10% above target.

Operational Pillars. The remaining metrics of the Balanced Scorecard measure our management’s achievement of healthcare and other operational performance goals. The Committee selected the metrics discussed below to incentivize management to focus on improving the quality of the healthcare we provide our patients and reducing healthcare costs. The Committee believes that these operational metrics are critical drivers of value as patients are increasingly adopting a consumer orientation in the selection of their healthcare providers and taking more ownership of their healthcare spending. In addition, achieving operational excellence benefits shareholders by enhancing the company’s competitive position in the market.

The Committee established performance goals for each of these metrics based on achieving national performance benchmarks and/or continued internal improvement. Targets are designed to be challenging yet attainable, and take into consideration results from the prior year. The following table sets forth a description of each Quality, Service and People metric and how the targets were set by the Committee.

BALANCED SCORECARD OPERATIONAL METRICS
Quality Quality Composite Index

•Measures the company’s performance on eight equally-weighted sub-measures that target the company’s focus areas for clinical improvement in 2016. The measures within the index fall into one of four quality drivers identified by the company: Process, Safety, Outcomes and Value. Several of the measures also correspond with the evidence-based indicators used by the Centers for Medicare and Medicaid Services (CMS) to reward hospitals based on the quality of patient care they deliver.

•2016 target performance goal was set at the 60th percentile of Tenet’s 2015 performance on the same index—requiring year over year improvement to reach the target.

Service Inpatient Satisfaction

•Measures inpatient satisfaction scores via the company’s internally-conducted patient surveys that correlate to the national patient satisfaction scoring tool used by CMS, known as HCAHPS.

•2016 target performance goal was set at a level designed to equal a “3 star” score on the 5 star HCAHPS scoring scale.

Service Physician Satisfaction Net Promoter Score®

•Measures physician engagement and loyalty (which the Committee believes is correlated to better patient care outcomes) by using the results of a physician survey taken at various times each year.

•2016 target performance goal was set at the 60th percentile of Tenet’s 2015 performance on the same metric—requiring year over year improvement to reach the target.

People Employee Turnover

•Measures the percentage of employees who terminate their employment with the company. High turnover among skilled healthcare workers requires the company to incur higher recruiting and training expenses, costs associated with contract or temporary labor, and other intangible costs associated with loss of productivity.

•2016 target performance goal was set at the 50th percentile of Tenet’s 2015 performance on the same metric due to the expectation that turnover would continue to be elevated in light of the competition for talent within the industry and ongoing shortage of qualified healthcare workers.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Balanced Scorecard Performance

The following tables set forth the individual component metrics of the five Balanced Scorecard pillars, the target level of points allocated to each metric and the actual performance levels achieved by management in 2016.

COST AND GROWTH (FINANCIAL) METRIC	THRESHOLD LEVEL	TARGET LEVEL	MAXIMUM LEVEL	ACTUAL PERFORMANCE	TARGET BALANCED SCORECARD POINTS	ACTUAL BALANCED SCORECARD POINTS EARNED
Adjusted EBITDA Less NCI(1)	$1.914 billion	$2.127 billion	$2.340 billion	$2.058 billion	60	40.6
Adjusted FCF Less Cash NCI(2)	$245 million	$272 million	$299 million	$163 million	15	0.0
Inpatient admissions(3)	645,146	679,101	692,683	677,361	2.5	2.4
Outpatient visits(3)	8,085,991	8,694,613	9,042,398	8,562,859	2.5	2.0
TOTAL:					80	45.0

(1)	Adjusted EBITDA (see Appendix B for definition and reconciliation) minus net income attributable to noncontrolling interests as reported on the company’s consolidated statement of operations, excluding approximately $14 million of noncontrolling interest expense related to gains and charges not included in Adjusted EBITDA.
(2)	Adjusted Free Cash Flow (see Appendix B for definition and reconciliation) minus cash distributions paid to NCI reflected on the company’s consolidated statements of cash flow.
(3)	Targets and results are adjusted by the Human Resources Committee to exclude charity and self-pay admissions/visits.

NON-FINANCIAL METRIC	TARGET BALANCED SCORECARD POINTS	ACTUAL BALANCED SCORECARD POINTS EARNED
Quality (Quality Composite Index)	5.0	10.0
Service (Inpatient Satisfaction)	5.0	1.6
Service (Physician Satisfaction)	5.0	4.2
People (Employee Turnover)	5.0	6.5
TOTAL:	20.0	22.3

Calculation of Actual AIP Award Payments

Based on the AIP performance targets described above, the company’s 2016 performance resulted in achievement under the Balanced Scorecard of 67.3 points, which corresponds with award payouts for most corporate participants at only 67.3% of target. Mr. Evans and other corporate Hospital Operations personnel received payouts based on a scorecard with slightly different weightings (additional emphasis on Quality and Service metrics); Mr. Evans’ award level was also calculated to account for the timing of his assumption of his current role in March 2016 and resulted in a payout at 69.5% of target.

Consistent with the company’s pay-for-performance philosophy, these award levels were among the lowest paid by the company under its annual incentive plan since 2003 and reflected significant decreases in the AIP payouts as compared to 2015, as reflected in the table below.

NAMED EXECUTIVE OFFICER	2015 ACTUAL AIP PAYOUT	2016 TARGET AIP PAYOUT	2016 ACTUAL AIP PAYOUT
Trevor Fetter	$2,807,550	$1,912,500	$1,287,113
Daniel Cancelmi	950,484	618,000	415,914
Keith Pitts	1,422,650	925,000	622,525
Eric Evans	Not in current role	619,583	430,848
Audrey Andrews	564,350	393,750	264,994

2016 Long-Term Incentive Compensation Program

As discussed above, significant changes were made to the design of the performance-based LTI awards in 2016. These changes were implemented in response to specific shareholder feedback that the Committee establish longer performance periods and reconsider the performance metrics in order to better connect with the company’s long-term strategies. We believe that our long-term incentive compensation program now better aligns the economic interests of our NEOs with those of our shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 LTI Grant Values for Named Executive Officers

The Committee evaluated total pay levels in light of the significant decline in the company’s stock price during the second half of 2015 and the first several months of 2016. As a result of this review, the Committee reduced the target value of LTI compensation awards made in March 2016 to Mr. Fetter by 20% from the prior year target award level and to most other senior officers of the company by similar levels. These reductions resulted in Mr. Fetter’s 2016 total target direct compensation (i.e., base salary plus target AIP plus target value of LTI awards) being set at approximately the 25th percentile of our 2016 peer group, Mr. Pitts’ being set at approximately the 50th percentile, and the other NEOs’ being set between the 25th and 50th percentiles.

The following table summarizes the LTI awards granted to each of our NEOs in 2016:

NAMED EXECUTIVE OFFICER	NUMBER OF RESTRICTED STOCK UNITS	TARGET LONG-TERM INCENTIVE AWARD VALUE(1)
Trevor Fetter	282,354	$7,200,027
Daniel Cancelmi	72,158	$1,840,029
Keith Pitts	122,354	$3,120,027
Eric Evans(2)	50,256	$1,400,096
Audrey Andrews	47,060	$1,200,030

(1)	Target value is based on the NYSE closing price per share of our common stock on the date of grant (March 10, 2016: $25.50 for the awards to all NEOs other than Mr. Evans and for 15,688 RSUs granted to Mr. Evans on such date; March 31, 2016: $28.93 for the additional 34,568 RSUs granted to Mr. Evans in connection with his promotion) and values performance-based RSUs at target level.

(2)	Mr. Evans received an initial annual grant of 15,688 RSUs prior to assuming his current role and an additional grant of 34,568 RSUs upon his promotion to President of Hospital Operations. Both grants are subject to the same vesting and performance structure set forth below.

2016 Long-Term Incentive Components and Performance Metrics

The following table summarizes the awards in our 2016 long-term incentive compensation program, including the types of LTI awards that we granted, and the purpose, performance measured and vesting period of each type.

TYPE OF AWARD	PURPOSE	PERFORMANCE MEASURED	VESTING PERIOD
Performance-Based Restricted Stock Units (50% of the total award to each NEO)	•Encourages retention •Focuses management on activities that increase long-term shareholder value consistent with financial forecasts	Four equally weighted performance metrics: •Adjusted EPS •Adjusted FCF Less Cash NCI •Adjusted ROIC •Relative TSR	Three years (cliff vesting contingent upon attainment of performance goals set for each metric)
Time-Based Restricted Stock Units (50% of the total award to each NEO)	•Encourages retention •Fosters shareholder alignment among the executive team	Stock price performance	Three years (1/3 after each year)

As discussed above under “Executive Compensation Program Key Changes—Substantial Redesign for 2016,” one of the most significant recent changes made to our compensation program in response to investor feedback was the adoption of a cumulative three-year performance period and four new performance metrics for all performance-vested RSUs granted to the NEOs in 2016. Performance equity had previously been measured based on one year of total Adjusted EBITDA performance.

In early 2016, the Committee, with input from company management and the other independent directors, undertook a comprehensive review of metrics used by the company and other peer companies to measure performance under incentive compensation programs, and particularly the specific financial and performance metrics that had been suggested by a number of investors as part of the 2015 shareholder engagement program. Discussions focused on the long-term strategies articulated by the Board in its most recent strategic retreat and business plan review and how best to measure management’s performance in driving shareholder value. There was broad agreement among the Committee members that performance must be measured by a number of important metrics so as not to cause undue focus on any one measure, and final agreement was reached on a “basket” of four metrics that would each determine the payout for 25% of the total number of

40	TENET HEALTHCARE ● 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

performance-based RSUs granted to each NEO. The actual awards received will range from 0% to 200% of the target level, depending on the degree to which the performance goals are met. More information with respect to each metric and the reason it was selected appears in the table below.

LTI PERFORMANCE METRIC	DESCRIPTION
Adjusted Earnings Per Share

•  Measures the company’s per-share profitability, excluding certain gains and losses.

•  Many analysts and investors use the ratio of a company’s stock price to its earnings per share as a valuation tool and the Committee believes that greater earnings per share correlates with higher share prices.

•  Likewise, Adjusted EPS incorporates interest expense and noncontrolling interest expense, which are meaningful uses of the company’s cash.

Adjusted Free Cash Flow Less Cash Payments to Noncontrolling Interests

•  Measures the company’s ability to sustainably generate cash that can be used for purposes such as acquisitions, purchasing equity interests in joint ventures, repurchasing outstanding equity or debt securities, or other general corporate purposes.

• The Committee believes that free cash flow generation is an important determinant in long term shareholder value creation, since it allows the company to fund growth without raising additional debt and also to retire existing indebtedness.

Adjusted Return on Invested Capital

•  Measures capital efficiency and management’s ability to generate economic returns on capital investments and acquisitions.

•  The Committee believes that ROIC is an important metric to properly evaluate if the company is generating attractive financial returns.

Relative Total Shareholder Return

•  Compares the company’s shareholder return (i.e., share price appreciation plus dividends) with those of its four direct publicly-traded competitors: Community Health Systems, HCA Holdings, LifePoint Health and Universal Health Services.

• The Committee recognizes that investors have the option to invest in other companies and it believes that incorporating Relative TSR as a performance measure will provide an even greater direct financial incentive for management to act in ways that they believe will result in superior returns for the company’s shareholders.

Equity Grant Timing and Stock Option Exercise Prices

Historically, we have made annual equity awards to the NEOs and other employees during the first quarter of the year in connection with annual executive compensation decisions. In accordance with the terms of our equity plans, the grant date of these awards is the date the Human Resources Committee approves the grant, which usually occurs at a meeting date which is scheduled more than one year in advance.

We occasionally may grant equity awards, including stock options to newly hired employees, employees who have been promoted to officer-level positions, or for special recognition or retention outside of the annual grant process. For equity grants awarded outside of the annual grant process cycle, the grant date generally is the last trading day of the month of hire or the approval of the promotion or retention award. Mr. Evans was the only NEO to receive any such special award in 2016, as described above when he was promoted into his current role. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is a non-trading day. Human Resources Committee approval is required in all cases where the recipient of the equity grant is a NEO or other senior officer.

The Compensation Process

Role of the Human Resources Committee

The Human Resources Committee of our Board of Directors, which is comprised entirely of independent directors, makes all compensation decisions regarding our NEOs. The Committee considers input from (i) the other independent members of our Board of Directors, (ii) the company’s shareholders and (iii) its independent compensation consultant. In the case of NEOs other than the Chief Executive Officer, the Committee also considers input and recommendations from the Chief Executive Officer. The Committee’s decisions regarding compensation of our NEOs are made outside the presence of these officers. The Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Independent Compensation Consultant

The Human Resources Committee has retained an independent consultant, Frederic W. Cook & Co. (the “Consultant”), to provide data on market compensation practices and advise the Committee on executive compensation decisions generally as well as the design and structure of our executive compensation plans and policies. In 2016, the Consultant participated in or provided input with respect to all meetings of the Committee.

Subject to the approval of the Committee, the Consultant meets with members of management to:

•	review management’s proposed compensation recommendations to the Committee;

•	discuss compensation trends and best practices;

•	review company compensation data, including management’s calculations of the value of equity grants, hypothetical change of control payments and calculations of tally sheets for individual officers; and

•	review and provide input on meeting agendas and presentation materials that management proposes to submit for the consideration of the Committee.

Any material information provided to management by the Consultant is disclosed to the Committee.

To safeguard the independence of the Consultant:

•	the Committee retains the Consultant, determines the terms and conditions of the Consultant’s engagement, and has the sole authority to approve the Consultant’s fees and other retention terms or to terminate the engagement;

•	the Consultant reports directly to the Committee and has direct access to the Committee Chair during and between meetings; and

•	the Consultant provides no services to the company or management except as related to executing the Human Resources Committee Charter and with the knowledge and approval of the Committee Chair.

The Committee has assessed the independence of the Consultant pursuant to SEC and NYSE rules and concluded that no conflict of interest exists in connection with the Consultant’s service as an independent advisor to the Human Resources Committee.

Performance Review Process

Each year, the Human Resources Committee reviews the performance of the Chief Executive Officer with the other independent members of the Board in executive session. This review is based on the performance evaluations of the Chief Executive Officer by each of the independent Board members as well as other data provided to the Committee, including the Chief Executive Officer’s self-evaluation and the feedback provided by selected members of management. As part of the Board’s annual self-evaluation, the independent members of the Board provide feedback on their assessment of the performance of the NEOs and selected senior officers. The Committee also receives an assessment by the Chief Executive Officer of the performance of every other NEO. To maintain the integrity of the review process, the contents of individual reviews and related discussions are kept confidential. If and to the extent that performance factors addressed in any individual review affect an individual NEO’s compensation, those factors are discussed above.

Benchmarking Against Peer Companies

In setting compensation for our NEOs, the Human Resources Committee reviews comparative compensation data derived from the companies that comprise our peer group as well as market survey data provided to us by the Consultant. The Committee believes it is appropriate to evaluate the compensation of the NEOs against a blend of peer group and market survey data given the small number of publicly held healthcare services companies comparable in size to Tenet and the fact that hospital companies comprise only a small portion of the publicly held healthcare service companies. We describe each of the data sources in more detail below.

The Human Resources Committee seeks to compensate our NEOs, as a group, at competitive compensation levels relative to our peer group when target-levels of performance goals are met. The Committee considers the “market median” to be a helpful benchmark in setting compensation levels for our NEOs. Recognizing the need to retain key executives in a highly competitive market for talent, the Committee has at times targeted total compensation for certain NEOs above the market median. However, in light of recent company stock price and financial performance below many of our peers, the Committee kept most senior officer base salary levels unchanged in 2016 and reduced the value of LTI awards granted in 2016, targeting total compensation at or below the median for all of our NEOs.

42	TENET HEALTHCARE ● 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2016 Peer Group

The company’s executive compensation peer group has traditionally been comprised of public companies in a number of healthcare-related industry classification groups, including the company’s Health Care Facilities classification, but also health services and managed care categories. The changing healthcare landscape, including the consolidation among health care providers, has left only four other similarly-sized publicly-traded “direct” competitors that are engaged primarily in the operation of acute care hospitals: Community Health Systems, Inc., HCA Holdings, Inc., LifePoint Health, Inc. and Universal Health Services, Inc. (collectively, the “Direct Peers”). As a result, peer group selection had become significantly more challenging. In recognition that the historical healthcare-related peer group included many companies with very different business models (including insurance, pharmaceutical services and clinical laboratory companies), the Committee asked the Consultant to review its approach to peer group selection.

The Committee decided in late 2015 to utilize an approach to peer group selection for 2016 that would include both the limited number of direct competitors as well as a number of general industry companies that did not operate in the healthcare sector, but were comparable to us in terms of the complexity and labor intensiveness of their business operations. The Committee established the following selection criteria process to determine this newly constructed peer group:

Create initial list comprising companies that are related based on direct peer connections	Expand to include general industry companies of a similar size	Screen out lower complexity businesses or different labor models
Begin with the four Direct Peers, and add companies that are designated peers of at least three of the Direct Peers	Add S&P 500 companies with annual revenues and total enterprise value that approximate 50% to 200% of Tenet’s (approximately $10 billion to $40 billion, in each case)	Eliminate any non-Direct Peers with less than 55,000 total employees or from industries with high rates of low skilled labor or that are commodity-based companies

Using the criteria set forth above, the Committee established the following peer group for 2016 compensation decisions:

TENET HEALTHCARE ● 2017 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

The following chart illustrates Tenet’s size compared to the 2016 peer group median of revenues, enterprise value and number of employees, using data provided to the Committee by the Consultant as of September 30, 2015.

The Committee continues to evaluate both (i) its approach to peer group selection in light of the uncertainty in the healthcare regulatory environment and continued changes in our industry, and (ii) the specific criteria used to identify peer companies of broadly similar size and complexity that compete for talent, business and capital.

Market Survey Data

For 2016 compensation decisions, the Committee reviewed additional compensation data from the following third-party general-industry survey sources:

SURVEY	TARGETED ANNUAL REVENUE OF COMPANIES COMPRISING DATA USED BY CONSULTANT
2015 Aon Hewitt Total Compensation Measurement survey	$10 billion to $25 billion
2015 Mercer Executive Benchmark survey	greater than $10 billion
2015 Towers Watson U.S. Compensation Database survey	$10 billion to $20 billion
2015 Towers Watson Top Management survey	greater than $5 billion
2015 Frederic W. Cook Survey of Long-Term Incentives	$17.5 billion

The Consultant compiles data from these survey sources relating to the compensation levels received for each position held by a NEO against the compensation levels received by executives holding similar positions at other companies. The Consultant compiles data from these sources and presents the data to the Committee in aggregated form. In benchmarking compensation levels against the survey data, the Committee considers only the aggregated survey data provided by the Consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process. The Committee members do not consider the identity of the companies comprising the survey data to be material for this purpose.

Other Compensation, Benefits and Considerations

Perquisites

Tenet operates aircraft that we believe provide for a more efficient use of our executives’ time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed.

Under our aircraft usage policy, our Chief Executive Officer and certain other employees of the company approved by him from time to time are eligible to use the company’s aircraft for limited personal use. We believe this is a reasonable perquisite to offer to our senior executive officers so long as there is a business necessity of maintaining company aircraft. To the extent any travel on our aircraft results in imputed income to a NEO, the company does not provide gross-up payments to cover the officer’s personal income tax obligation due to such imputed income.

44	TENET HEALTHCARE ● 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Under our aircraft usage policy, Mr. Fetter must reimburse us for any personal use of the corporate aircraft above 75 hours per year. In 2016, Mr. Fetter’s personal use of the corporate aircraft totaled 55.3 hours. The unreimbursed incremental cost of his use is disclosed in the Summary Compensation Table.

We do not provide our NEOs with any other significant perquisites.

Executive Severance Plan

In 2006, we adopted the Tenet Executive Severance Plan (ESP), which is applicable to our NEOs and certain other senior managers and officers of the company, including hospital chief executive officers. The terms of the ESP were approved by the Human Resources Committee after consultation with the Consultant at the time it was adopted.

The ESP provides cash severance and other benefits that vary by position level, consistent with market practice. In May 2012, our Human Resources Committee eliminated from the ESP all gross-ups of excise taxes upon a change of control to current and future participants.

The ESP is intended to continue the company’s practice of strengthening retention and recruitment by offering competitive compensation packages consistent with industry standards. Each of the NEOs participates in the ESP. The severance periods for the company’s NEOs under the ESP were determined by the Committee based on (1) past company practice, (2) competitive data provided by the Consultant regarding the severance periods in place for executives of similar sized companies and other healthcare peers, and (3) the Committee’s analysis of the future financial impact of various severance compensation scenarios on each of these executives and on the company.

Provisions in the ESP and related severance agreements regarding non-competition, confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for the period during which the severed executive is entitled to receive severance payments. There are no provisions regarding waiver of breach of any such agreements or provisions.

A more detailed description of the ESP is contained in “Potential Payments Upon Termination or Change of Control” beginning on page 55.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) provides certain current and former officers with retirement benefits in the form of lifetime annuity payments. The benefit amount is based on the officer’s years of service, age and earnings. Benefit amounts received under the SERP are reduced (offset) by any benefit received under the Tenet Executive Retirement Account described below.

Our SERP has been in place since 1984, but the Committee adopted a policy in 2014 discontinuing the admission of future new entrants. The SERP will be continued for existing participants, including Messrs. Fetter, Cancelmi and Pitts and Ms. Andrews, but the Committee does not intend to include any additional new participants in the SERP. As of December 31, 2016, 15 current employees of the company (including each of the NEOs other than Mr. Evans) participated in the SERP. Additional information regarding benefit calculations and other terms of the SERP is provided in the narrative discussion following the Pension Benefits Table on page 52.

Executive Retirement Account

In 2007, we established the Tenet Executive Retirement Account (the ERA) in order to attract and retain certain members of company management, particularly those not eligible to participate in the SERP. The company makes an annual contribution to the ERA each year on behalf of each participant in an amount equal to a specified percentage of the participant’s base salary. Such contributions accrue earnings credits. Upon a qualifying termination, participants are entitled to a retirement benefit equal to the vested balance of their ERA account. Upon becoming eligible to participate in the SERP, a participant’s ERA account balance is frozen and such participant is no longer eligible to receive contributions or earnings credits under the ERA. Such individual, however, may continue to accrue years of vesting service under the ERA.

Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in our SERP. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by any benefit received under the ERA. Mr. Evans continues to be an active participant in the ERA as he does not participate in the SERP.

Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (the 2006 DCP), our NEOs and other eligible management employees may defer a portion of their base salary and annual incentive compensation that would otherwise be paid during a given calendar year. We make employer matching contributions to the 2006 DCP for employee participants in an amount equal to 50% of participant supplemental deferrals not to exceed 6% of compensation. The purpose of our deferred compensation plans is to enable highly paid employees to defer the taxable receipt of a portion of

TENET HEALTHCARE ● 2017 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

their income until such time as the employee is more likely to be in a lower tax bracket, usually at retirement, and to provide these employees with the matching contribution they would have received under our 401(k) Plan if Internal Revenue Code limits did not apply.

Each of the NEOs is eligible to participate in the 2006 DCP. Additional details regarding our deferred compensation plans are set out under “Deferred Compensation Plans” beginning on page 54.

Employee Benefits

Our NEOs participate in the company’s broad-based programs generally available to all employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. Also, in connection with the SERP we provide additional life insurance and accidental death and dismemberment insurance as described under “Potential Payments Upon Termination or Change of Control – Death, Disability and Retirement” beginning on page 55. These benefits are consistent with providing a total pay program that is sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel.

Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to any NEO (other than the chief financial officer employed at the end of the year) in any single year, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Human Resources Committee generally seeks to structure performance-based compensation in a manner intended to satisfy these requirements.

The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Governance Practices

Stock Ownership and Stock Retention Requirements

Our Board of Directors has adopted stock ownership and stock retention requirements for our non-employee directors and all company officers with the title of Senior Vice President and above, to further align such individual’s economic interests with those of our shareholders. The ownership requirements must be met within five years from the date on which an individual becomes a director or senior officer. If, during or after such five-year period, a senior officer is promoted to a position that requires a higher stock ownership multiple than the position previously held, the senior officer will be granted an additional two-year period to meet the increased multiple.

Each senior officer is required to own shares of our stock with a value equal to the following multiples of his or her base salary:

EXECUTIVE LEVEL	MARKET VALUE OF COMMON STOCK OWNED AS A MULTIPLE OF BASE SALARY
Chief Executive Officer	6x
Vice Chairman, Chief Financial Officer and President of Hospital Operations	2x
Senior Vice President	1x

Shares counted toward the stock ownership requirements include: (i) shares of common stock held of record or in a brokerage account by the individual or his or her spouse; (ii) unvested restricted stock or RSUs; and (iii) stock units credited under deferred compensation plans. Outstanding stock options do not count toward satisfaction of the ownership requirements.

If a director or senior officer does not meet the applicable ownership requirements, he or she must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or RSUs until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or RSUs less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions.

As of March 13, 2017, all NEOs were in compliance with the requirements. All senior officers are required to certify that they are in compliance with these guidelines prior to executing a sale of the company’s common stock.

Prohibition on Hedging or Pledging Our Stock

Our insider trading policy prohibits any NEO or any other officer or employee subject to its terms (approximately 75 people) from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

46	TENET HEALTHCARE ● 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation in the years ended December 31, 2016, 2015 and 2014 for our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated other executive officers during 2016 (collectively, the NEOs). Additional information concerning our NEOs’ compensation can be found in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 27.

2016 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
Trevor Fetter Chief Executive Officer	2016	1,275,000	-0-	7,299,204	-0-	1,287,113	2,245,496	279,203	12,386,016
	2015	1,316,346	-0-	9,000,061	-0-	2,807,550	2,016,823	213,503	15,354,283
	2014	1,250,000	-0-	8,000,000	-0-	3,857,428	4,612,782	229,897	17,950,107
Daniel Cancelmi Chief Financial Officer	2016	618,000	-0-	1,865,374	-0-	415,914	1,199,116	11,804	4,110,208
	2015	636,231	-0-	2,200,005	-0-	950,484	824,015	25,956	4,636,691
	2014	565,923	-0-	4,900,001	-0-	984,001	2,316,274	15,575	8,781,774
Keith Pitts Vice Chairman	2016	925,000	-0-	3,163,004	-0-	622,525	664,903	16,742	5,392,173
	2015	828,577	-0-	3,500,004	-0-	1,422,650	696,404	541,645	6,989,280
	2014	699,992	-0-	5,999,987	-0-	1,170,400	515,666	179,962	8,566,007
Eric Evans President of Hospital Operations(6)	2016	626,538	-0-	1,424,360	-0-	430,848	-0-	148,600	2,630,346
Audrey Andrews SVP and General Counsel	2016	515,375	-0-	1,216,560	-0-	264,994	793,748	11,703	2,802,380
	2015	503,683	-0-	1,300,090	-0-	564,350	318,090	11,557	2,697,770
	2014	459,616	-0-	2,900,014	-0-	595,650	976,419	11,218	4,942,917

(1)	Includes amounts deferred by the Named Executive Officers under the 2006 DCP. For further information, see the table and related discussion under “Nonqualified Deferred Compensation” beginning on page 54. Amounts shown in the “Salary” column for 2015 are higher than the 2015 annualized base salary levels discussed on page 36 due to one additional pay cycle occurring in calendar year 2015.

(2)	Values in this column represent the grant date fair value of performance-based restricted stock unit awards and time-based restricted stock unit awards computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of these amounts are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K. For the portion of performance-based restricted stock unit awards granted in 2016 that are subject to a Relative TSR performance metric, the value shown is based on the number of performance-based restricted stock units subject to such metric multiplied by a Monte Carlo simulation value of $28.31 per share, which represents 111.0% of the closing price of a share of the company’s common stock on the grant date. The values shown in the table above are based on achieving the target level of performance across all metrics. Amounts payable under all performance-based restricted stock unit awards can range from 0% to 200% of the target awards. Assuming the highest level of performance is achieved, the grant date fair values of the restricted stock units (including the performance-based awards) granted in 2016 would have been:

NAME	GRANT DATE	STOCK AWARD AT GRANT DATE VALUE ($)	GRANT DATE VALUE ASSUMING HIGHEST LEVEL OF PERFORMANCE CONDITIONS ($)
Trevor Fetter	3/10/16	7,299,204	10,998,394
Daniel Cancelmi	3/10/16	1,865,374	2,810,734
Keith Pitts	3/10/16	3,163,004	4,765,994
Eric Evans	3/10/16	405,554	611,087
	3/31/16	1,018,805	1,537,585
Audrey Andrews	3/10/16	1,216,560	1,833,105

(3)	This column reflects cash awards under our AIP.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	47

EXECUTIVE COMPENSATION TABLES

(4)	The 2016 amounts shown for each Named Executive Officer represent the change in the actuarial present value of accumulated benefits under our SERP as of December 31, 2016. A significant portion of these values is driven by a reduction in the applicable discount rate and such amounts do not reflect compensation actually paid to the Named Executive Officer. No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(5)	Amounts shown in this column for 2016 include the following:

	FETTER	CANCELMI	PITTS	EVANS	ANDREWS
Premiums for long-term disability and survivor benefit life insurance under our SERP	$3,747	$3,704	$3,656	$0	$3,603
Matching contributions under our 401(k) Retirement Savings Plan	8,100	8,100	8,100	8,100	8,100
Matching contributions under our 2006 DCP	115,121	0	0	10,500	0
Company contributions under our ERA	0	0	0	130,000	0
Personal use of company aircraft*	152,236	0	4,986	0	0
Total	$279,203	$11,804	$16,742	$148,600	$11,703

*	Amounts shown in this row represent the incremental costs in 2016 associated with the personal use of our aircraft. Incremental costs include fuel costs, landing and parking fees, customs and handling charges, per hour accruals for maintenance service plans, passenger catering and ground transportation, crew travel expenses and other trip-related variable costs (including fees for contract crew members and the use of our fractional jet interest). Because our aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, fractional jet interest management fees, home-base hangar costs and certain maintenance fees.

(6)	As previously disclosed, Mr. Evans was appointed the company’s President of Hospital Operations on March 22, 2016.

48	TENET HEALTHCARE ● 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards During 2016

The following table sets forth information concerning grants of equity awards made in 2016 under our stock incentive plans and grants of cash that potentially could have been earned in 2016 under our AIP.

NAME	AWARD TYPE(1)	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(2)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Trevor Fetter	AIP		-0-	1,912,500	3,825,000
	PRSU	3/10/16				-0-	141,177	282,354		3,699,190
	RSU	3/10/16							141,177	3,600,014
Dan Cancelmi	AIP		-0-	618,000	1,236,000
	PRSU	3/10/16				-0-	36,079	72,158		945,360
	RSU	3/10/16							36,079	920,015
Keith Pitts	AIP		-0-	925,000	1,850,000
	PRSU	3/10/16				-0-	61,177	122,354		1,602,990
	RSU	3/10/16							61,177	1,560,014
Eric Evans	AIP		-0-	619,583	1,239,167
	PRSU	3/10/16				-0-	7,844	15,688		205,532
	RSU	3/10/16							7,844	200,022
	PRSU	3/31/16				-0-	17,284	34,568		518,779
	RSU	3/31/16							17,284	500,026
Audrey Andrews	AIP		-0-	393,750	787,500
	PRSU	3/10/16				-0-	23,530	47,060		616,545
	RSU	3/10/16							23,530	600,015

(1)	AIP Awards. Awards designated “AIP” are awards that our Named Executive Officers might have earned during 2016 under our Annual Incentive Plan, dependent upon our 2016 performance. Awards actually earned are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Restricted Stock Unit Awards. Awards designated “RSU” reflect time-vested restricted stock unit awards under our 2008 Stock Incentive Plan. The RSUs granted on March 10, 2016 and March 31, 2016 vest ratably on each of the first three anniversaries of the grant date.

Performance-Based Restricted Stock Unit Awards. Awards designated “PRSU” reflect performance-based restricted stock unit awards under our 2008 Stock Incentive Plan. The following table summarizes the terms of the 2016 awards.

NAME	GRANT DATE	NYSE CLOSING PRICE ON GRANT DATE	POTENTIAL PAYOUT RANGE	VESTING PERIOD
Trevor Fetter Dan Cancelmi Keith Pitts Eric Evans Audrey Andrews	3/10/16	$25.50	Actual shares to be received ranges from 0% to 200% of the target share level shown, depending on the degree to which specified performance goals are met.	Three years from date of grant.
Eric Evans	3/31/16	$28.93	Actual shares to be received ranges from 0% to 200% of the target share level shown, depending on the degree to which specified performance goals are met.	Three years from date of grant.

(2)	We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant (March 10, 2016: $25.50 and March 31, 2016: $28.93), except for the portion of performance-based restricted stock unit awards granted that are subject to a Relative TSR performance metric. For the portion of performance-based restricted stock unit awards granted that are subject to a Relative TSR performance metric, the value shown is based on the number of performance-based restricted stock units subject to the Relative TSR performance metric multiplied by a Monte Carlo simulation value of $28.31 per share, which represents 111.0% of the closing price of a share of the company’s common stock on the grant date. Certain other assumptions used in the calculation of the amounts shown are discussed in Note 8 to the consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on 10-K.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	49

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards

The following table sets forth information as of December 31, 2016 with respect to outstanding equity awards granted to each of the Named Executive Officers. Where applicable, the numbers of securities and values in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

Outstanding Equity Awards at 2016 Fiscal Year-End Table

		OPTION AWARDS(1)				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Trevor Fetter	3/1/07	182,000		26.40	3/1/17
	3/6/08	416,750		19.76	3/6/18
	2/25/10	52,532		20.12	2/25/20
	2/25/10	52,532		20.12	2/25/20
	2/29/12	109,250		22.60	3/1/22
	2/29/12	109,250		22.60	3/1/22
	2/28/13	171,884		39.31	2/28/18
	6/13/13					53,045	(4)	787,188
	6/13/13								53,045		787,188
	2/26/14					30,071	(8)	446,254
	2/26/14					60,142	(5)	892,507
	2/25/15					65,747	(8)	975,685
	2/25/15					108,286	(5)	1,606,964
	3/10/16					141,177	(8)	2,095,067
	3/10/16								141,177	(9)	2,095,067
Total values								$6,803,665			$2,882,254
Dan Cancelmi	4/30/12					25,000	(6)	371,000
	9/28/12	37,500		25.08	9/28/22
	2/28/13	17,188		39.31	2/28/18
	2/26/14					7,142	(8)	105,987
	2/26/14					14,284	(5)	211,975
	8/25/14					16,694	(6)	247,739
	8/25/14					23,323	(7)	346,113	16,695		247,754
	2/25/15					16,072	(8)	238,508
	2/25/15					26,471	(5)	392,830
	3/10/16					36,079	(8)	535,412
	3/10/16								36,079	(9)	535,412
Total values								$2,449,565			$783,166
Keith Pitts	2/26/14					11,277	(8)	167,351
	2/26/14					22,554	(5)	334,701
	8/25/14					16,694	(6)	247,739
	8/25/14					23,323	(7)	346,113	16,695		247,754
	2/25/15					25,568	(8)	379,429
	2/25/15					42,110	(5)	624,912
	3/10/16					61,177	(8)	907,867
	3/10/16								61,177	(9)	907,867
Total Values								$3,008,113			$1,155,620

50	TENET HEALTHCARE ● 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

		OPTION AWARDS(1)				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Eric Evans	4/30/12					18,750	(6)	278,250
	2/26/14					1,000	(8)	14,840
	8/25/14					1,333	(6)	19,782
	8/25/14					1,863	(7)	27,647	1,334		19,797
	2/25/15					2,334	(8)	34,637
	4/30/15					1,742	(8)	25,851
	4/30/15					2,869	(5)	42,576
	3/10/16					7,844	(8)	116,405
	3/10/16								7,844	(9)	116,405
	3/31/16					17,284	(8)	256,495
	3/31/16								17,284	(9)	256,495
Total values								$816,482			$392,696
Audrey Andrews	2/26/14					3,383	(8)	50,204
	2/26/14					6,766	(5)	100,407
	8/25/14					11,129	(6)	165,154
	8/25/14					15,549	(7)	230,747	11,130		165,169
	2/25/15					9,498	(8)	140,950
	2/25/15					15,644	(5)	232,157
	3/10/16					23,530	(8)	349,185
	3/10/16								23,530	(9)	349,185
Total values								$1,268,805			$514,354

(1)	All options have a term of ten years except for the stock options granted to Mr. Fetter and Mr. Cancelmi on February 28, 2013, which have a term of five years.

(2)	Based on the NYSE closing price of $14.84 per share of our common stock on December 30, 2016.

(3)	The awards shown in this column are performance-based restricted stock units which, as of December 31, 2016, remained subject to performance-based vesting conditions. Pursuant to applicable regulations, the numbers shown are based on achievement at the goal levels shown below:

NAME	GRANT DATE	PERFORMANCE LEVEL ASSUMED
Trevor Fetter	6/13/13	Target
	3/10/16	Target
Daniel Cancelmi	8/25/14	Target
	3/10/16	Target
Keith Pitts	8/25/14	Target
	3/10/16	Target
Eric Evans	8/25/14	Target
	3/10/16	Target
	3/31/16	Target
Audrey Andrews	8/25/14	Target
	3/10/16	Target

(4)	These time-based restricted stock units vest on the sixth anniversary of the date of grant.

(5)	The award shown represents performance-based restricted stock units that are no longer subject to performance-based conditions because the conditions have been satisfied. These awards now vest ratably on each of the first three anniversaries of the grant date.

(6)	These time-based restricted stock units vest on the fifth anniversary of the date of grant.

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EXECUTIVE COMPENSATION TABLES

(7)	The award shown represents the portion of the NEO’s August 25, 2014 grant of performance-based restricted stock units that are no longer subject to performance-based conditions because the conditions have been satisfied, with the award earned at 139.7% of target. This earned award remains subject to vesting conditions and will vest on the fifth anniversary of the date of grant.

(8)	These time-based restricted stock units vest in equal installments on each of the first three anniversaries of the date of grant.

(9)	If earned, these performance-based restricted stock units will vest in full on the third anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and restricted stock unit awards exercised and vested, respectively, during 2016 for the Named Executive Officers.

2016 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)(2)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)(3)
Trevor Fetter	-0-	-0-	399,961	10,515,157
Dan Cancelmi	-0-	-0-	57,111	1,448,106
Keith Pitts	-0-	-0-	87,812	2,164,736
Eric Evans	-0-	-0-	5,303	149,008
Audrey Andrews	-0-	-0-	29,501	746,652

(1)	Calculated by multiplying the number of shares exercised by the difference between the exercise price and the market price of common stock on the date of exercise.

(2)	These amounts represent amounts realized on prior-year equity compensation and are not considered 2016 compensation.

(3)	Calculated by multiplying the number of shares vested by the market price of common stock on the vesting date. The values shown do not represent proceeds actually received by the Named Executive Officers, as shares were withheld to cover applicable taxes.

Pension Benefits

The following table sets forth information as of December 31, 2016 with respect to our SERP, which provides for payments or other benefits in connection with the retirement of the Named Executive Officers. Mr. Evans does not participate in the SERP.

2016 Pension Benefits Table

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)(3)		PAYMENTS DURING LAST FISCAL YEAR ($)
Trevor Fetter	SERP	20	20,092,547		-0-
Dan Cancelmi	SERP	20	5,775,326	(4)	-0-
Keith Pitts	SERP	3	1,876,973		-0-
Audrey Andrews	SERP	18	3,076,938	(4)	-0-

(1)	None of the Named Executive Officers has been credited with years of service in excess of his or her actual years of service with the company. However, to incentivize Mr. Pitts to join the company following the October 2013 acquisition of Vanguard and to encourage retention, we agreed that, following his completion of five years of service with Tenet, Mr. Pitts would be credited with his service at Vanguard for the purpose of determining benefits under our SERP. Credited service under the SERP is limited to a maximum of 20 years, and thus, Mr. Fetter’s service is limited despite his actual 21 years of service with the company and Mr. Cancelmi’s service is limited despite his actual 22 years of service with the company.

(2)	Computed as of December 31, 2016, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2016, which are included in our Annual Report on Form 10-K filed with the SEC on February 27, 2017.

(3)	Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2016, using: (i) the assumption that retirement age is age 62, which is the earliest age at which a participant under the SERP may retire or terminate employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 4.25%.

(4)	The amount shown is the present value of the full accumulated benefit amount under the SERP; however, the amount received under the SERP upon retirement will be reduced (offset) by any benefit received under the ERA and other retirement benefits. For more information on amounts payable under the ERA, see the Nonqualified Deferred Compensation Table on page 54.

52	TENET HEALTHCARE ● 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Supplemental Executive Retirement Plan

Messrs. Fetter, Cancelmi and Pitts, and Ms. Andrews, are participants in our SERP, which provides certain executives with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 62, subject to the six-month delay applicable to key employees under Section 409A. At retirement, the annual benefit (paid on a monthly basis) to a participant will be a product of four factors:

highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement	x	years of service with the company (max of 20 years)(1)	x	vesting factor	x	percentage factor (to offset certain other retirement benefits)

(1)	For first five years of participation in the SERP a participant is given partial credit for years of service performed prior to the participant’s enrollment in the SERP. Upon achieving five years of SERP participation, a participant receives full credit for service years performed prior to SERP participation.

The monthly SERP benefit is reduced in the event of a participant’s early retirement (age 55 with 10 years of service) or termination of employment prior to age 62, by 3.0% for each year that employment termination occurs before age 62 (max reduction of 21%). Monthly SERP benefits are further reduced by an additional 3% each year if benefits begin to be paid prior to age 62. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62. Mr. Fetter is our only Named Executive Officer presently eligible for early retirement under the SERP.

In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, and their SERP benefits will be calculated based on all of their years of service with the company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. SERP benefits payable in the event of a termination of employment within two years of a change of control event described in Section 409A will commence on the first day of the month following the participant’s termination of employment, subject to the six-month delay applicable to key employees under Section 409A. Otherwise any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above.

None of our Named Executive Officers has received credited service under the SERP for years not worked, however:

•	the ESP, which was adopted during 2006, would provide each Named Executive Officer with the accrual of age and service credit under the SERP during his or her “severance period.” The SERP and ESP have been amended to eliminate these accruals during the severance period for employees that became SERP participants after August 3, 2011, including Mr. Pitts.

•	To incentivize Mr. Pitts to join the company following the October 2013 acquisition of Vanguard and to encourage retention, the Committee approved a limited exception to its policy to grant Mr. Pitts credit for his 14-year employment with Vanguard, which is now a wholly-owned subsidiary of the company, subject to his completion of five years of service with Tenet. If Mr. Pitts does not satisfy the five-year employment condition, he will forfeit his entitlement to all SERP benefits. In approving the conditional credit for Vanguard service, the Committee took into account:

•	the fact that the other company for which we would count Mr. Pitts’ service time (Vanguard) now comprises a substantial portion of Tenet’s business;

•	Mr. Pitts’ unique ability to help complete the integration of Vanguard into our operations, which we believe is critical for our long-term success; and

•	Mr. Pitts’ extensive background and experience in the acquisition and development area.

During their employment, SERP participants are provided a life insurance and accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant.

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EXECUTIVE COMPENSATION TABLES

Nonqualified Deferred Compensation

The following table sets forth information as of December 31, 2016 with respect to our deferred compensation plans.

2016 Nonqualified Deferred Compensation Table

NAME	PLAN NAME(1)	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)(2)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(3)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(4)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(5)
Trevor Fetter	2006 DCP	230,242	115,121	52,428	-0-	2,139,899
	2001 DCP	-0-	-0-	1,771	-0-	138,120
Dan Cancelmi	2006 DCP	-0-	-0-	1,636	-0-	190,136
	ERA	-0-	-0-	-0-	-0-	69,502
Keith Pitts		-0-	-0-	-0-	-0-	-0-
Eric Evans	2006 DCP	21,000	10,500	1,175	-0-	112,032
	ERA	-0-	130,000	38,620	-0-	526,915
Audrey Andrews	ERA	-0-	-0-	-0-	-0-	55,858

(1)	More information about our deferred compensation plans appears below.

(2)	Included in the amounts represented in the Summary Compensation Table as “Salary” and/or “Non-Equity Incentive Plan Compensation.”

(3)	Included in the amounts represented in the Summary Compensation Table as “All Other Compensation.”

(4)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(5)	The fiscal year-end balance reported for the 2006 DCP includes the following amounts that were previously reported in the Summary Compensation Table as compensation for years 2006 through 2015: Mr. Fetter, $1,183,693; Mr. Cancelmi, $18,388; Mr. Pitts, $-0-; Mr. Evans, $-0-; and Ms. Andrews, $-0-. The fiscal year-end balance reported for the 2001 DCP includes $842 for Mr. Fetter that was previously reported in the Summary Compensation Table as compensation for years 2006 through 2015. The fiscal year-end balance reported for the ERA includes the following amounts that were previously reported in the Summary Compensation Table as compensation for years 2006 through 2015: Mr. Cancelmi, $-0-; Mr. Evans, $-0-; and Ms. Andrews, $-0-. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Deferred Compensation Plans

We maintain: (i) the Fourth Amended and Restated Tenet 2006 Deferred Compensation Plan (2006 DCP), a Section 409A compliant plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005; and (ii) the Ninth Amended and Restated Tenet 2001 Deferred Compensation Plan (2001 DCP), a grandfathered plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005. No additional elective deferrals or employer contributions may be made to the 2001 DCP. All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP; however, Mr. Pitts and Ms. Andrews do not currently participate in this plan.

Employee participants are permitted to elect up to six types of elective deferral contributions (Deferral Contributions) to the 2006 DCP:

(i) base compensation deferrals of up to 75% of eligible compensation (base salary and certain other cash compensation, but excluding bonuses under the AIP);

(ii) bonus deferrals of up to 100% of bonus under the AIP (94% if a bonus with match deferral is made as described below);

(iii) base compensation with match deferrals of up to 6% of eligible compensation when the employee reaches certain statutory limits on contributions under our 401(k) Plan;

(iv) bonus with match deferrals of 6% of bonus under the AIP;

(v) if authorized, discretionary compensation deferrals; and

(vi) if authorized, restricted stock unit deferrals, of up to 100% of the restricted stock units awarded under our stock incentive plans.

We make an employer matching contribution to the 2006 DCP equal to 50% of an employee’s base compensation with match deferrals and/or bonus with match deferrals. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect to any participant. We did not elect to make any discretionary contributions to the 2006 DCP during 2016. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

54	TENET HEALTHCARE ● 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may be made in cash or in shares of our common stock, and may be made in the form of a lump sum payment or annual installments over a one to 15 year period, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A. Under certain circumstances, a participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a 13-month delay or the occurrence of a change of control.

Participants may request, on a daily basis, that any of the following investment crediting rates be applied to amounts credited to their 2001 DCP and 2006 DCP accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2016 of 2.66%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units and will be paid in shares of our common stock.

Executive Retirement Account

We maintain the Executive Retirement Account in order to provide additional deferred compensation benefits to members of the company’s senior management, including Mr. Evans, who are not eligible to participate in the SERP. No Named Executive Officers are actively participating in both the SERP and the ERA. Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in the SERP, but are no longer actively participating in the ERA. For active participants in the ERA, the company makes an annual contribution to the ERA on the participants’ behalf in an amount equal to a specified percentage of their respective base salaries. Such contributions accrue earnings credits for so long as the participant is actively participating in the ERA. Participants may request, on a monthly basis, that any of the following investment crediting rates be applied to amounts credited to their ERA accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2016 of 2.66%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Participants are not vested in any portion of their account until reaching age 55, at which point vesting occurs according to a schedule. Participants become fully vested in their ERA account at age 60 with five years of service or at age 62 regardless of years of service or upon death, disability or a change of control. Upon a qualifying termination, participants in the ERA are entitled to a retirement benefit equal to the vested balance of their ERA account.

Upon becoming participants in the SERP, Mr. Cancelmi’s and Ms. Andrews’ participation in the ERA and their account balances were frozen and no additional contributions or earnings credits will be made, though the account balances continue to accrue years of vesting service. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by the benefit received under the ERA.

Potential Payments Upon Termination or Change of Control

The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2016, given his or her compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $14.84 per share of our common stock on December 30, 2016. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. A Named Executive Officer’s benefits under our deferred compensation plans will generally be distributed in connection with his or her termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the company’s stock price and the executive’s age.

Death, Disability and Retirement

Upon the death of a Named Executive Officer, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies provided in connection with the SERP. We provide coverage under each policy in an amount up to two times a Named Executive Officer’s salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2016, the survivors of the Named Executive Officers would receive the

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EXECUTIVE COMPENSATION TABLES

following lump sum cash payments: Mr. Fetter, $1,600,000; Mr. Cancelmi, $3,455,000; Mr. Pitts, $2,525,000; Mr. Evans, $4,100,000; and Ms. Andrews, $3,701,000. In addition, under the SERP, the surviving spouse of a deceased Named Executive Officer would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

Upon total and permanent disability, a Named Executive Officer would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

Upon retirement, a Named Executive Officer would receive a pro-rata bonus earned under the AIP for the year that includes the date of retirement.

Pursuant to the terms of the award agreements under the 2008 Stock Incentive Plan, if a Named Executive Officer dies, becomes totally and permanently disabled or, in the case of stock options only, retires, unvested options and restricted stock units will vest in full. If the options or restricted stock units are subject to performance criteria, however, then vesting is subject to the satisfaction of such performance criteria, and, if termination occurs prior to the end of the performance period, the awards will be subject to pro-rata vesting and settlement if and when the performance criteria are satisfied, based on the period of time employed during the performance period.

The table set forth below reflects the estimated aggregate amount of payments and other benefits each Named Executive Officer would receive upon termination of employment due to death, disability or retirement assuming that terminations occurred as of December 31, 2016. As of December 31, 2016, Mr. Fetter was our only Named Executive Officer considered retirement-eligible for purposes of the SERP or accelerated equity vesting.

NAME	TERMINATION SCENARIO	SERP/ERA BENEFIT ($)(1)	ACCELERATED EQUITY AWARDS ($)(2)	TOTAL ($)
Trevor Fetter	Death	10,316,473	8,289,208	18,605,681
	Disability	16,932,046	8,289,208	25,221,255
	Retirement	19,402,518	-0-	19,402,518
Dan Cancelmi	Death	3,509,197	2,875,784	6,384,981
	Disability	4,885,192	2,875,784	7,760,977
	Retirement	-0-	-0-	-0-
Keith Pitts	Death	-0-	3,558,484	3,558,484
	Disability	1,572,994	3,558,484	5,131,477
	Retirement	-0-	-0-	-0-
Eric Evans	Death	526,915	960,564	1,487,479
	Disability	526,915	960,564	1,487,479
	Retirement	-0-	-0-	-0-
Audrey Andrews	Death	1,972,326	1,550,364	3,522,691
	Disability	2,619,366	1,550,364	4,169,730
	Retirement	-0-	-0-	-0-

(1)	Represents the present value of the benefit payable under the SERP (with respect to the NEOs other than Mr. Evans) in each of the named scenarios based on each Named Executive Officer’s years of service to the company as of the date of death, disability or retirement and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-consecutive month period during the final 120 months of employment. Further, in the case of death and disability, the prior service credit percentage described under “Supplemental Executive Retirement Plan” on page 53 is 100%, the reduction for early commencement of death benefits is limited to 21% and disability benefits continue to accrue vesting credit until the executive attains normal retirement age. These amounts differ from the SERP benefit amounts shown in the Pension Benefits Table on page 52 because they reflect the SERP payment provisions under each scenario rather than the unreduced commencement of benefits at age 62. With respect to Mr. Evans, represents the present value of the benefit payable under the ERA.

(2)	Unvested performance-based restricted stock unit awards are reported as vesting at target levels. Amounts reflected are based on the NYSE closing price of $14.84 per share of our common stock on December 30, 2016 with respect to restricted stock units.

56	TENET HEALTHCARE ● 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Non-Cause Termination/No Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, and with respect to the ESP, further subject to signing a severance agreement containing restrictive covenants as well as a release, each of the Named Executive Officers is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), outside the context of a change of control of the company:

•	Severance pay (base salary plus target bonus) during the “severance period” which is three years for Mr. Fetter, two and a half years for Mr. Cancelmi, Mr. Pitts and Mr. Evans, and one and a half years for Ms. Andrews;

•	Lump sum pro-rata bonus earned under the AIP for the year that includes the date of termination;

•	Continued coverage during the severance period under medical, dental, vision, life and long-term care benefit programs; provided that the executive continues to pay his or her portion of the cost of such coverages as in effect upon termination; reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period;

•	Outplacement services not to exceed $25,000;

•	Pursuant to the terms of the ESP, the Named Executive Officers will forfeit any non-vested outstanding equity awards at termination to the extent the underlying equity award agreements do not otherwise provide for acceleration of vesting. Time-vested restricted stock unit awards and stock options vest upon a non-cause termination. Likewise, subject to satisfaction of the performance criteria, performance-based restricted stock unit awards and performance-based stock options vest upon a non-cause termination (with proration for any performance period not completed as of termination with respect to performance-based restricted stock unit awards);

•	Performance cash awards are subject to the same treatment as performance-based restricted stock unit awards with respect to any performance period not completed as of termination (any previously “banked” amounts shall also be payable); and

•	Age and service credit under the SERP during the severance period, for employees who became participants in the SERP prior to August 3, 2011.

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named Executive Officer would receive upon a non-cause termination unrelated to any change of control assuming that terminations occurred as of December 31, 2016.

NAME	CASH SEVERANCE ($)(1)	HEALTH AND WELFARE BENEFITS ($)(2)	OUTPLACEMENT SERVICES ($)	ADDITIONAL SERP/ERA BENEFIT ($)(3)	ACCELERATED EQUITY AWARDS ($)(4)	EXCISE TAX REIMBURSE- MENTS ($)	TOTAL ($)
Trevor Fetter	10,849,613	42,273	25,000	3,743,827	8,289,208	Not offered	22,949,921
Dan Cancelmi	3,505,914	35,227	25,000	2,094,582	2,875,784		8,536,507
Keith Pitts	5,247,525	35,227	25,000	-0-	3,558,484		8,866,236
Eric Evans	3,680,848	41,827	25,000	316,149	960,564		5,024,388
Audrey Andrews	1,643,119	21,136	25,000	340,377	1,550,364		3,579,997

(1)	Severance is paid on a bi-weekly basis at termination, subject to certain amounts being delayed for a six-month period in compliance with Section 409A. Severance pay will be reduced for any SERP benefits that become payable during the severance period. For employees who became participants in the SERP prior to August 3, 2011, at the end of the severance period, the Named Executive Officer’s SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The Named Executive Officer’s severance pay will not be considered in calculating his or her final average earnings under the SERP.

(2)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)	Represents the present value of the additional benefit payable under the SERP (for NEOs other than Mr. Evans) which is attributable to the additional age and service credits that the Named Executive Officers accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011; however, the additional SERP benefit attributable to such age and service credits does not begin to be paid until the end of the severance period. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the Death, Disability and Retirement table on page 56; however, those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the company. For Mr. Evans, this amount reflects his benefit under the ERA, which would become payable by reason of a non-cause termination unrelated to a change of control of the company.

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EXECUTIVE COMPENSATION TABLES

(4)	Unvested performance-based restricted stock unit awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $14.84 per share of our common stock on December 30, 2016 with respect to restricted stock units.

Non-Cause Termination/Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, each of the Named Executive Officers is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), during the period beginning six months prior to a change of control and ending 24 months following the occurrence of a change in control (the “protection period”):

•	The same benefits to which the executive would be entitled with respect to a non-cause termination outside the context of a change of control, provided that the “severance period” is three years for Messrs. Fetter, Cancelmi, Pitts and Evans and two years for Ms. Andrews. If the termination occurs within the six months prior to a change of control that results from the liquidation or dissolution of the company, however, then the severance period applicable to non-cause terminations outside the context of a change of control will apply; and

•	Equity awards under our stock incentive plans that have not vested and are not assumed or exchanged for substitute equity by the successor to the company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that have not vested and are assumed or substituted by the successor to the company will accelerate and become vested upon a non-cause termination in connection with a change of control; performance-based restricted stock units and performance-based stock options will vest subject to the satisfaction of performance criteria (with proration for any performance period not completed as of termination).

In 2012 the company amended the ESP to eliminate all reimbursements and gross-ups with respect to golden parachute excise taxes. Pursuant to the ESP, if any payment or other benefit to which an executive is entitled under the ESP or otherwise will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive’s payments and benefits shall be either (i) provided to the executive in full, or (ii) provided to the executive as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax, whichever of the amounts results in the receipt by the executive, on an after-tax basis, of the greatest amount of benefits.

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named Executive Officer would receive upon a non-cause termination related to any change of control assuming that terminations occurred as of December 31, 2016.

NAME	CASH SEVERANCE ($)(1)	HEALTH AND WELFARE BENEFITS ($)(2)	OUTPLACEMENT SERVICES ($)	ADDITIONAL SERP/ERA BENEFIT ($)(3)	ACCELERATED EQUITY AWARDS ($)(4)	ESP CUTBACK FOR EXCISE TAX AVOIDANCE ($)(5)	EXCISE TAX REIMBURSE- MENTS ($)	TOTAL ($)
Trevor Fetter	10,849,613	42,273	25,000	5,365,515	9,685,920	-0-	Not offered	25,968,320
Dan Cancelmi	4,123,914	42,273	25,000	4,206,926	3,232,731	-0-		11,630,844
Keith Pitts	6,172,525	42,273	25,000	2,265,731	4,163,733	(828,223)		11,841,039
Eric Evans	4,330,848	50,193	25,000	608,166	1,209,178	-0-		6,223,385
Audrey Andrews	2,102,494	28,182	25,000	5,562,574	1,783,160	-0-		9,501,409

(1)	In the case of a non-cause termination that occurs during the six months preceding either a change of control described in Section 409A or a change of control that is not described in Section 409A, severance pay will be paid in the same manner as a termination that is not related to a change in control. In the case of a non-cause termination that occurs within two years following a change of control described in Section 409A, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination, subject to any six-month delay required by Section 409A. In the case of a non-cause termination that occurs during the two years following a change of control that is not described in Section 409A, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination, to the extent permitted under Section 409A without penalty, and the remainder of such severance pay will be paid in the same manner as a termination that is not related to a change in control.

(2)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

58	TENET HEALTHCARE ● 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

(3)	Represents the present value of the SERP benefit payable in the event of a non-cause termination related to a change of control of the company in excess of the present value of the SERP benefit payable in the event of a non-cause termination unrelated to a change in control, which is presented in the “Additional SERP/ERA Benefit” column of the table on page 57. The additional SERP benefit amounts would include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011, and would be based on: (i) the deemed full vesting of the Named Executive Officers in their SERP benefits without regard to their actual years of service; (ii) all of their years of service to the company and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period of the final 120 months of employment; and (iii) the immediate commencement of SERP benefits without any reduction in benefits for early commencement. For Mr. Evans, this amount reflects his benefit under the ERA, which would become payable by reason of a non-cause termination related to a change of control of the company.

In the event of a change of control of the company without termination of employment, the additional retirement benefits payable under the SERP to the Named Executive Officers would be as follows: Mr. Fetter, $8,284,488; Mr. Cancelmi, $3,745,755; Mr. Pitts; $64,159; and Ms. Andrews, $2,324,665. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the benefit cutback provisions of the ESP for the avoidance of golden parachute excise taxes are not applicable and (ii) benefits under the SERP do not commence until retirement. These amounts do not include those benefits shown in the Pension Benefits table on page 52 and those benefits would also be payable upon retirement. In the event of a change of control of the company without termination of employment, the ERA benefit to Mr. Evans would be $526,915.

Present value calculations use the assumptions discussed in footnote 3 to the Pension Benefits Table.

(4)	Performance-based restricted stock unit awards are reported at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected have been calculated using the NYSE closing price of $14.84 per share of our common stock on December 30, 2016 with respect to restricted stock units.

(5)	Represents a reduction in otherwise payable ESP benefits in an amount sufficient to avoid an application of the golden parachute excise tax.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	59

EXECUTIVE COMPENSATION TABLES

Definitions:

“Cause” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans is defined as (a) when used in connection with a qualifying termination triggering benefits outside the context of a change of control, an executive’s: (i) dishonesty, (ii) fraud, (iii) willful misconduct, (iv) breach of fiduciary duty, (v) conflict of interest, (vi) commission of a felony, (vii) material failure or refusal to perform his job duties in accordance with company policies, (viii) a material violation of company policy that causes harm to the company or an affiliate, or (ix) other wrongful conduct of a similar nature and degree; (b) when used in connection with a qualifying termination triggering benefits in the context of a change of control: (i) any intentional act or misconduct materially injurious to the company or any affiliate, financial or otherwise, including, but not limited to, misappropriation or fraud, embezzlement or conversion by the executive of the company’s or any affiliate’s property in connection with the executive’s employment with the company or an affiliate, (ii) any willful act or omission constituting a material breach by the executive of a fiduciary duty, (iii) a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the company or any affiliate, whether for his personal benefit or in connection with his duties for the company or an affiliate, (iv) the conviction (or plea of no contest) of the executive for any felony, (v) material failure or refusal to perform his job duties in accordance with company policies (other than resulting from the executive’s disability as defined by company policies), or (vi) a material violation of company policy that causes material harm to the company or an affiliate.

A “change of control” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires, directly or indirectly, whether in a single transaction or a series of related transactions, more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires, directly or indirectly, during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) a sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the company; or (v) there occurs a liquidation or dissolution of the company that is approved by a majority of the company’s shareholders. This definition of change of control complies with Section 409A except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A).

“Good Reason” under our ESP, SERP, AIP and stock incentive plans is defined as: (a) in the case of a voluntary termination of employment by an executive preceding or more than two years following a change of control: (i) a material diminution in the executive’s job authority, responsibilities or duties; (ii) a material diminution of the executive’s base salary; (iii) an involuntary and material change in the geographic location of the workplace at which the executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services; (b) in the case of a voluntary termination of employment by an executive upon or within two years following a change of control: (i) a material downward change in job functions, duties, or responsibilities which reduces the rank or position of the executive; (ii) a reduction in the executive’s annual base salary; (iii) a reduction in the aggregate value of the executive’s annual base salary and AIP target bonus opportunity; (iv) a material reduction in the executive’s retirement or supplemental retirement benefits; (v) an involuntary and material change in the geographic location of the workplace at which the executive must perform services; or (vi) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services.

60	TENET HEALTHCARE ● 2017 PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently grant stock options, as well as restricted stock units, under our 2008 Stock Incentive Plan. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Most of our restricted stock unit or stock option grants vest over a three-year period (either ratable or cliff-vest), although certain special retention awards contain longer vesting periods. Options expire within a period of no more than 10 years from the date of grant.

The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2016.

Equity Compensation Plan Information

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)(1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders	1,435,921	$22.87	10,022,234	(2)
Equity compensation plans not approved by security holders(3)	112,584	—	-0-
Total	1,548,505		10,022,234

(1)	The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price. In addition, no exercise price is applicable to the stock units under our deferred compensation plans.

(2)	Includes 3,853,179 shares remaining available for issuance pursuant to the Tenth Amended and Restated 1995 Employee Stock Purchase Plan and 6,169,055 shares remaining for issuance under the 2008 Stock Incentive Plan, assuming that all outstanding performance-based restricted stock units that had not already provisionally vested would settle at maximum levels.

All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.65 shares for each share subject to such awards.

On March 1, 2017, 469,029 restricted stock units and 987,781 performance stock options were granted from available shares under the 2008 Stock Incentive Plan as part of our annual equity compensation process. As of March 13, 2017, 5,035,706 shares remained available for grant assuming that all outstanding performance-based restricted stock units that have not provisionally vested will settle at maximum levels.

(3)	Consists of deferred compensation invested in 99,188 stock units under our deferred compensation plans and 13,395 stock units under our Executive Retirement Account, in each case payable in common stock. The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated. A description of the material features of our deferred compensation plans and Executive Retirement Account is contained under “Nonqualified Deferred Compensation” beginning on page 54.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	61

PROPOSAL 2–ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 27, we have designed our executive compensation program to align the interests of our Named Executive Officers with shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term performance goals.

We urge you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2016 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 47 through 60, which provide detailed information on the compensation of our Named Executive Officers. The Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the goals of our executive compensation program and that the compensation of our Named Executive Officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Securities Exchange Act of 1934, adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking shareholders to vote in favor of the following advisory resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the company’s 2017 Annual Meeting of Shareholders.”

This resolution, commonly referred to as a “say-on-pay” resolution, will be considered to have been approved by shareholders on an advisory basis if the votes cast for approval exceed the votes cast against approval. This advisory resolution is not binding on the Board of Directors. Although non-binding, the Board and the Human Resources Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy of holding an advisory say-on-pay vote on an annual basis, including after taking into account the results of shareholder votes on Proposal 3 below, the next advisory say-on-pay vote will be held at our 2018 Annual Meeting of Shareholders.

Unless marked to the contrary, proxies will be voted FOR the approval of the advisory resolution to approve the company’s executive compensation.

The Board recommends that shareholders vote “FOR” the approval of the advisory resolution to approve executive compensation.

62	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROPOSAL 3–ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes to approve executive compensation of the nature reflected in Proposal 2 above should occur every year, every two years or every three years.

The Board of Directors has determined that continuing to hold an advisory say-on-pay vote every year is the most appropriate policy for the company at this time, and recommends that shareholders vote for future advisory say-on-pay votes to occur every year. While the company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory say-on-pay vote provides the company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory say-on-pay vote occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory say-on-pay vote by the time of the following year’s annual meeting of shareholders. An annual advisory say-on-pay vote also is consistent with the company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent registered public accountants.

We understand that our shareholders may have different views as to what is an appropriate frequency for future advisory say-on-pay votes, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. If none of the three frequencies receive a majority of the votes cast, the Board will consider the frequency voting choice receiving the greatest number of votes cast as the advisory vote of shareholders on this matter. This advisory vote on the frequency of future advisory say-on-pay votes is not binding on the Board. Although non-binding, the Board will carefully review the voting results on this proposal. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory say-on-pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs. Unless marked to the contrary, proxies will be voted for the option of every “ONE YEAR” as the frequency for future advisory say-on-pay votes.

The Board recommends that shareholders vote for “ONE YEAR” on the proposal concerning the frequency of future advisory votes to approve executive compensation.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	63

PROPOSAL 4–APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE THIRD AMENDED ANNUAL INCENTIVE PLAN

On March 16, 2017, our Human Resources Committee approved the Third Amended Tenet Healthcare Corporation Annual Incentive Plan (the “AIP”), a broad-based management compensation program which provides for the payment of awards based on the achievement of financial, business and other performance criteria. The AIP is intended to permit the payment of amounts that may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Section 162(m) generally disallows a tax deduction for compensation in excess of $1,000,000 paid in any one year to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the company’s chief financial officer), with exceptions for qualified performance-based compensation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s stockholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. Our stockholders last approved the AIP, including the material terms of the performance goals thereunder, on May 10, 2012.

In this proposal, our stockholders are being asked to approve the material terms of the performance goals under the AIP, each of which is described below. Our stockholders are not being asked to approve any specific amendments to the AIP or to approve the AIP itself.

Although it is the company’s intention that amounts paid under the AIP qualify as performance-based compensation, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, there can be no guarantee that amounts payable under the AIP will qualify as tax-deductible performance-based compensation under Section 162(m).

Summary of the Annual Incentive Plan and the Material Terms of the Performance Goals Thereunder

The primary features of the AIP are summarized below. This summary is qualified by, and subject to, the provisions of the AIP, a copy of which is attached as Appendix A, which should be referred to for a complete statement of the terms of the AIP. Capitalized terms used in the summary below and not defined in this proposal are defined in the AIP document.

Purpose

The purpose of the AIP is to provide incentives to enhance stockholder value and promote the attainment of significant business objectives of the company by basing a portion of selected employees’ compensation on the achievement of financial, business and other performance criteria.

Administration

The AIP is administered by the Human Resources Committee, the members of which consist of two or more persons who satisfy the requirements of (1) a “nonemployee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and (2) an “outside director” for purposes of Section 162(m). The Human Resources Committee has the discretion to interpret the terms of the AIP, make, amend and rescind rules for the administration of the AIP, and make all other determinations necessary or advisable for the administration of the AIP. Its actions and determinations will be conclusive and binding on persons who have an interest in the AIP or any Award granted thereunder. The Human Resources Committee may delegate its responsibility for administering the AIP, subject to such limitations as it deems appropriate. All references to the “Committee” are to the Human Resources Committee or any other committee or officer to whom the Board or the Committee has delegated authority to administer the AIP.

Eligible Employees

Executive officers and other key employees of the company or any of its Business Units, comprising approximately 3,000 employees, are eligible to participate in the AIP. The Committee determines who will participate in the AIP and which participants will be designated as Covered Employees under the AIP.

Determination of Awards

Each year, the Committee establishes one or more Performance Criteria (see below), sets the annual Performance Goal(s) with respect to such Performance Criteria, establishes the weighting to be given to the Performance Criteria and Performance Goal(s) and designates whether an Award will be a Code Section 162(m) Award (i.e., intended to be qualified performance-based compensation under Section 162(m)).

64	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROPOSAL 4–APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE THIRD AMENDED ANNUAL INCENTIVE PLAN

Description of Business Criteria on which Performance Goals may be Based

The Performance Criteria for Code Section 162(m) Awards are limited to the following performance measures, or derivations of such performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to exclude the effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criteria for the related Award:

1.	Basic or diluted earnings per share of common stock, which may be calculated (A) as income calculated in accordance with (4) below, divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share, or (B) using such other method as may be specified by the Committee;

2.	Cash flow, which may be calculated or measured in any manner specified by the Committee;

3.	Economic value added, which (A) is after-tax operating profit less the annual total cost of capital, or (B) may be calculated or measured in any other method specified by the Committee;

4.	Income, which may include, without limitation, net income, operating income, expense control measures, or other derivations of income, and which may be calculated or measured (A) before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, material items that are unusual in nature or infrequently occurring, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (B) using such other method as may be specified by the Committee;

5.	Volume measures (e.g., admissions or visits), which may be calculated or measured in any manner specified by the Committee;

6.	Quality of service and/or patient care which may be measured by (A) the extent to which the company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives, or (B) such other method as may be specified by the Committee;

7.	Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

8.	The price of the company’s common stock or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

9.	Any of the above Performance Criteria, applied to either the company as a whole or any Business Unit, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Russell 3000 Index or another group of companies deemed by the Committee to be comparable to the company.

Awards that are not designated as Code Section 162(m) Awards may be based not only on the foregoing Performance Criteria, but also on any other criteria related to performance selected by the Committee.

As and to the extent permitted by Section 162(m), the Committee may, based solely on objective criteria, appropriately adjust any evaluation of performance under Performance Goals so as to neutralize the effect of (1) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (2) a natural disaster or other significant unforeseen event that materially impacts the operation of the company, (3) other material items that are treated under generally accepted accounting principles as unusual in nature or infrequently occurring, or (4) any material change in accounting policies or practices affecting the company and/or the Performance Goals, in each case, to the extent any of the foregoing was not anticipated at the time the Performance Goals were established.

Code Section 162(m) Awards may only be paid if and to the extent that the applicable Performance Criteria are achieved, and the Committee may decrease or eliminate, but not increase, the amount of a Code Section 162(m) Award that would otherwise be payable under the AIP. All determinations regarding the achievement of Performance Goals, and the determination of which Awards are intended to qualify as Code Section 162(m) Awards, are made by the Committee.

Maximum Amount that May Be Paid under the AIP

The Committee will determine the amount available for payment of Awards in any year or any other measurement period. The aggregate maximum amount that may be paid to any single participant during any fiscal year with respect to all Awards under the AIP is $10,000,000.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	65

PROPOSAL 4–APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE THIRD AMENDED ANNUAL INCENTIVE PLAN

Distribution of Awards

Awards under the AIP for a particular measurement period are paid in cash generally during the year following the year in which a measurement period ends.

Clawback

The AIP permits our Board to require a Named Executive Officer to repay an Award (plus a reasonable rate of interest) paid under the AIP in the event that such Award was predicated in whole or in part upon the achievement of certain financial results that were later subject to a material restatement if the Board determines that the officer engaged in fraud or other misconduct that caused or partially caused the need for such restatement and a lower Award payment would have been made based on the restated financial results. The company will not seek to recover Awards paid more than five years prior to the date that the relevant restatement is disclosed.

The AIP also permits us to seek reimbursement of any Award paid to a Named Executive Officer if the Board determines that the officer’s fraud or misconduct caused substantial harm to the company even in the absence of a subsequent restatement of the company’s financial statements.

Further, the AIP requires recoupment in accordance with any other recoupment policy that the company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law.

Termination of Employment

Generally, a participant must be actively employed by the company on the date the amount payable with respect to his/her Award is determined by the Committee (the “Determination Date”) in order to be entitled to payment of any Award for the relevant measurement period. A participant who incurs a non-cause termination (i.e., his or her employment is terminated by the company without Cause or by the participant for Good Reason or as a result of retirement) prior to the Determination Date may receive a pro rata payment of any earned Award, as determined by the Committee in accordance with the terms of the AIP.

Amendment and Termination

The Committee may at any time amend, suspend or discontinue the AIP, in whole or in part. The Committee may at any time alter or amend any or all Award documents under the AIP to the extent permitted by law. Stockholder approval may be required by Section 162(m) for actions that affect Code Section 162(m) Awards.

Federal Income Tax Consequences

Awards under the AIP are taxable to the recipient when paid. As described above, we generally intend for Awards under the AIP to constitute qualified performance-based compensation under Section 162(m) so that they are fully deductible by the company when paid. Section 162(m) generally allows the company to obtain tax deductions without limit for performance-based compensation. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the AIP will be fully deductible under all circumstances.

66	TENET HEALTHCARE ● 2017 PROXY STATEMENT

PROPOSAL 4–APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE THIRD AMENDED ANNUAL INCENTIVE PLAN

New Plan Benefits

Future benefits under the AIP are not currently determinable. For informational purposes, the table below sets forth the Awards payable under the AIP for the year ended December 31, 2016 to each of the Named Executive Officers, all current executive officers as a group, and all employees, including all current officers who are not executive officers, as a group. Non-employee directors are not eligible to participate in the AIP.

NAME	DOLLAR AMOUNT
Trevor Fetter	$1,287,113
Daniel Cancelmi	$415,914
Keith Pitts	$622,525
Eric Evans	$430,848
Audrey Andrews	$264,994
Executive officers as a group	$3,021,394
All employees	$75,810,962

Stockholder Approval

The material terms of the performance goals under the AIP will be approved by our stockholders if the votes cast in favor of approval exceed the votes cast against approval. Unless marked to the contrary, proxies will be voted FOR the approval of the AIP.

The Board recommends that stockholders vote FOR the approval of the material terms of the performance goals under the Third Amended Tenet Healthcare Corporation Annual Incentive Plan.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	67

AUDIT COMMITTEE REPORT

The Audit Committee is made up of the six members named below. The Board requires that each member of the Committee be an independent director as defined by the NYSE rules and the rules of the SEC. Each member of the Committee is independent under those criteria. In addition, the Board has determined that each of directors Gaines, Byrnes, Rittenmeyer, Romo, Unruh and Wilver is an Audit Committee financial expert, as defined by SEC rules, and that all six Committee members are financially literate as required by NYSE rules. Ms. Gaines serves as Chair of the Committee.

The Committee, on behalf of the Board, oversees the company’s financial reporting process. In fulfilling its oversight responsibilities in 2016, the Committee reviewed and discussed with management and the company’s independent registered public accountants for the year ended December 31, 2016, Deloitte & Touche LLP (“Deloitte”), each Quarterly Report on Form 10-Q filed during 2016 (the “Forms 10-Q”), as well as the audited consolidated financial statements and the footnotes thereto in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and Deloitte each press release concerning earnings prior to its being released.

The company’s independent registered public accountants are responsible for expressing an opinion on the company’s audited consolidated financial statements and the fair presentation, in all material respects, of the company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed by the Committee with the company’s independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States) (PCAOB). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the company’s 2016 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

During 2016, the Committee was provided updates on, monitored and discussed with management the status of the company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 and approved the inclusion of management’s report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2016.

The Committee also discussed with Deloitte its independence from management and the company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that Deloitte is independent, the Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm’s independence. The Committee also retained Deloitte and made it clear to Deloitte that they report directly to the Committee and not to management.

The Committee discussed with the company’s internal auditors and Deloitte the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and Deloitte to discuss, among other matters, the results of their audits, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the company’s 2016 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

The Committee has engaged Deloitte to serve as our independent registered public accountants for the year ending December 31, 2017. For further information concerning this engagement, see “Proposal 5—Ratification of the Selection of Independent Registered Public Accountants.”

Members of the Audit Committee

Brenda J. Gaines, Chair

John P. Byrnes

Ronald A. Rittenmeyer

Tammy Romo

Peter M. Wilver

James A. Unruh

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AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2016	Year Ended December 31, 2015
Audit fees(1)	$4,562,069	$4,445,518
Audit-related fees(2)	4,219,516	5,298,676
Tax fees(3)	37,904	49,691
All other fees(4)	—	30,193

(1)	Audit fees include professional fees for the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, due diligence associated with acquisitions, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)	Tax fees in 2016 and 2015 consisted of professional fees for tax compliance services.

(4)	All other fees consist of fees for various advisory services. In 2015, all other fees consisted of a project to assist the company with the identification and eligibility of various tax credits and incentives associated with a capital project at one of our hospitals.

How We Control and Oversee the Non-Audit Services Provided by Deloitte

The Committee has retained Deloitte (along with other accounting firms) to provide non-audit services. We understand the need for Deloitte to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. Accordingly, the Committee has established the following processes and procedures related to non-audit services.

•	We Restrict The Non-Audit Services That Deloitte Can Provide. To minimize relationships that could appear to impair the objectivity of Deloitte, the Committee has restricted the types of non-audit services that Deloitte may provide to us.

•	We Have Pre-Approval Processes For Non-Audit Services. The Audit Committee has adopted policies and procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Committee pre-approved all fees presented in the table above.

The Committee has adopted policies and procedures for pre-approving all non-audit services that Deloitte performs for us. Specifically, the Committee has pre-approved the use of Deloitte for detailed, specific types of services related to: tax compliance, planning and consultations; acquisition/disposition services, including due diligence; employee benefit plan audits and reviews; attestation and agreed upon procedures; consultations regarding accounting and reporting matters; and reviews and consultations on internal control and other related services. The Committee has set a specific annual limit on the amount of non-audit services (tax services and all other) that the company can obtain from Deloitte (for 2016, this limit was $8.8 million). The chair of the Committee is authorized to pre-approve any audit or non-audit service on behalf of the Committee, provided these decisions are presented to the full Committee at its next regularly scheduled meeting.

We Have Hiring Restrictions for Deloitte Employees

The Committee has adopted restrictions on our hiring of any Deloitte partner, director, manager, staff member, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other individuals responsible for providing audit assurance on any aspect of Deloitte’s audit and review of our financial statements.

We Rotate Key Audit Partners and Periodically Consider Audit Firm Rotation

The Committee assures that key Deloitte partners assigned to our audit are rotated as required at least every five years, and the Committee and its chair participate in selecting each new lead engagement partner. To help ensure continuing auditor independence, the Committee also periodically considers whether there should be a regular rotation of the independent registered public accountants.

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PROPOSAL 5–RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the company’s independent registered public accounting firm retained to audit the company’s financial statements. The Committee has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2017. Deloitte has been retained as the company’s independent auditor since 2007. The Committee annually evaluates Deloitte’s independence and performance and determines whether to retain Deloitte or consider other audit firms. Factors considered by the Committee in making its determination on appointment, include:

•	the performance of Deloitte in prior years, including the quality and extent of Deloitte’s communications with the Committee and the results of a management survey of Deloitte’s performance,

•	Deloitte’s independence and processes for maintaining independence,

•	External data on audit quality and performance, including the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection,

•	the performance of key members of the audit engagement team, and

•	Deloitte’s approach to resolving significant accounting and auditing matters, including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Based on this evaluation, the members of the Audit Committee believe that the continued retention of Deloitte to serve as the company’s independent auditor is in the best interests of the company and its shareholders. Deloitte is familiar with our operations, and the Committee is satisfied with Deloitte’s reputation in the auditing field, its personnel, its professional qualifications and its independence.

The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte.

Deloitte representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of Deloitte. Even if the selection is ratified, the Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the company and its shareholders. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of Deloitte as our independent registered public accountants.

The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

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GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

The Board of Directors of Tenet Healthcare Corporation is requesting your proxy for use at the Annual Meeting of Shareholders to be held at Tenet Corporate Headquarters, 1445 Ross Avenue, Suite 1400, Dallas, Texas, Texas at 8:00 a.m. Central time on Thursday, May 4, 2017, and any postponements or adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Notice of Internet Availability of Proxy Materials

Under SEC rules, we have elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder (unless the shareholder had elected to receive or subsequently requests hard copies of these proxy materials, as described below). On March 24, 2017, we mailed to the majority of our shareholders and also made available online at www.proxyvote.com a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) directing shareholders to a website where they can access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016 and view instructions on how to vote via the Internet or by telephone. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. Shareholders who do not receive the Notice of Internet Availability will receive a paper or electronic copy of our proxy materials. This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 24, 2017.

Who Can Vote

Only shareholders of record of our common stock at the close of business on March 13, 2017, the record date for the Annual Meeting, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 100,336,996 shares of our common stock outstanding. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by the company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. If you are a beneficial owner whose shares are held in street name, you are not the shareholder of record and you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to vote your shares at the Annual Meeting from the broker, bank or other nominee that holds your shares in street name. If your shares are held in street name, your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Voting Information

You may vote in one of the following ways:

By Telephone or on the Internet. You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 3, 2017. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The website for Internet voting is noted on your proxy card or your Notice of Internet Availability. Internet voting also is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 3, 2017. As with telephone voting, you may confirm that your instructions have been properly recorded.

By Mail. If you received a paper copy of the proxy card by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided.

In Person at the Annual Meeting. You may vote in person by attending the Annual Meeting. If you are a beneficial owner whose shares are held in street name (which means your shares are registered in the name of your broker, bank or other nominee), you must also obtain a legal proxy from your broker, bank or other nominee to vote in person and submit the proxy along with your ballot at the meeting.

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GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

Shares must be voted either in person, by telephone, on the Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement.

If your shares of our common stock are held by a broker in street name, under the rules of the NYSE your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year’s Annual Meeting include the election of directors, an advisory approval of the company’s executive compensation, an advisory approval of the frequency of future advisory votes to approve the company’s executive compensation and approval of the material terms of the performance goals under the Third Amended Tenet Healthcare Corporation Annual Incentive Plan.

Revoking Your Proxy

You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through telephone or Internet voting, or (4) attending the Annual Meeting and voting in person.

Vote Required

The presence, in person or by proxy, of the persons entitled to vote a majority of the voting shares at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. There are different vote requirements for the various proposals:

•	The 12 nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee, with abstentions and broker non-votes not counted either for or against a nominee (and therefore having no effect on the election).

–	Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the persons named as proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce its size. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

–	Our bylaws require that, to be elected, a director nominee must receive a majority of the votes cast in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each director nominee is currently serving on the Board. If a nominee is not re-elected, Nevada law provides that the incumbent director would continue to serve on the Board until his or her successor is elected or the director resigns. However, under our Corporate Governance Principles, any incumbent director who receives, in an uncontested election of directors, a greater number of votes cast “against” his or her election than votes “for” his or her election must submit his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Our Board would then act on the Governance Committee’s recommendation and make prompt public disclosure of its decision and the rationale behind it, if applicable. If the Board accepts a director’s resignation offer, the Governance Committee will recommend to the Board and the Board will then determine whether to fill the vacancy or reduce the size of the Board.

–	Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal, with abstentions not counted either for or against these proposals (and therefore having no effect on the approval of the proposals):

–	advisory approval of the company’s executive compensation (Proposal 2);

–	advisory approval of the frequency of future advisory votes to approve the company’s executive compensation (Proposal 3);

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GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

–	approval of the material terms of the performance goals under the Third Amended Tenet Healthcare Corporation Annual Incentive Plan (Proposal 4); and

–	ratification of the selection of independent registered public accountants (Proposal 5).

Broker non-votes will have no effect on Proposal 2, Proposal 3 or Proposal 4 because they are not considered votes “cast.” There should be no broker non-votes associated with Proposal 5 as brokers have discretionary voting authority to vote the shares because the matter is considered to be “routine” under the NYSE rules.

Attending the Annual Meeting

Each shareholder may attend the Annual Meeting, subject to space limitations. At the meeting, each shareholder will be asked to present government issued photo identification, such as a driver’s license or passport. If you are a beneficial owner (i.e., your shares are held in a brokerage account or by another nominee), you will also need to bring a copy of your brokerage statement reflecting your share ownership as of March 13, 2017. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Costs of Solicitation

We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $27,500 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone, fax or e-mail by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

Householding of Shareholder Materials

We may send a single Notice of Internet Availability or set of proxy materials and other shareholder communications to any address shared by two or more shareholders. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability or other proxy materials to shareholders at a shared address to which a single copy of the documents was delivered. To receive a separate copy, to stop receiving multiple copies sent to shareholders of record sharing an address, or to enroll in householding:

Shareholder of Record. If you are a shareholder of record, please submit your request by telephone at (800) 579-1639, by e-mail at sendmaterial@proxyvote.com or by mail to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beneficial Owner. If you are a beneficial owner, please submit your request to your broker, bank or other nominee.

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OTHER INFORMATION

Date for Receipt of Shareholder Proposals

Shareholder Proposals Submitted Pursuant to SEC Rule 14a-8 for Inclusion in Next Year’s Proxy Statement. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business (5:00 p.m. Central Time) on November 24, 2017. Proposals should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Our Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. We will determine whether or not to include any proposals in the proxy statement in accordance with applicable law, including SEC regulations.

Other Shareholder Business for Presentation at Next Year’s Annual Meeting. Our bylaws require that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting (other than proposals submitted pursuant to the SEC’s Rule 14a-8) must give us written notice between January 4, 2018 and February 3, 2018, unless the 2018 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2017 annual meeting, in which case notice must be received no later than the close of business on the tenth day following the day on which we make a public announcement of the date of the annual meeting. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com (follow the For Investors and Corporate Governance links), and any applicable law. Any such business should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Any proposal or nomination that is not timely received by our Corporate Secretary or otherwise does not meet the requirements set forth in our bylaws will not be considered at the next annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Other than as disclosed below, to our knowledge, during 2016 all persons subject to these reporting requirements have filed the required reports on a timely basis under Section 16. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

Annual Report on Form 10-K

We will provide to shareholders by mail, without charge, a copy of our Annual Report on Form 10-K. To request a copy of the Annual Report on Form 10-K, you should write to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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APPENDIX A – THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

(As Amended and Restated Effective March 16, 2017)

1. PURPOSE

The purpose of this Tenet Healthcare Corporation Annual Incentive Plan is to provide incentives to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of selected Employees’ compensation on the achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of amounts that may qualify as performance-based compensation under Section 162(m) of the Code.

2. DEFINITIONS

(a)	“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company, or an entity that is otherwise closely connected to the Company, as determined by the Committee.

(b)	“Award” means any annual incentive award, payable in cash, made under the Plan, which award may be based on (1) the change (measured as a percentage or an amount) in any one or more Performance Criteria from one measurement period to another, (2) the difference (measured as a percentage or an amount) between (A) a specified target or budget amount of any one or more Performance Criteria and (B) the actual amount of such Performance Criteria, during any measurement period, (3) the extent to which a specified target or budget amount for any one or more Performance Criteria is met or exceeded during any measurement period, (4) the attained level (measured as a percentage or an amount) of any one or more Performance Criteria relative to a designated comparison group of companies or published or special index during any measurement period; or (5) any other award, including a discretionary award, that may be paid from time to time under the Plan.

(c)	“Award Schedule” means the Award Schedule established pursuant to Section 5.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Business Unit” means any existing or future facility, region, division, group, subsidiary or other unit within the Company.

(f)	“Cause” means

(A)	when used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(f)(2) of the ESP.

(B)	when used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period:

(i)	For any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(f)(1) of the ESP.

(ii)	For any Participant who is not a “Covered Executive” under the ESP, “Cause” shall mean a Participant’s:

(1)	Dishonesty;

(2)	Fraud;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty;

(5)	Conflict of interest;

(6)	Commission of a felony;

(7)	Material failure or refusal to perform his or her job duties in accordance with Company policies;

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APPENDIX A – THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

(8)	Material violation of Company policy that causes harm to the Company or an Affiliate;

(9)	Other wrongful conduct of a similar nature and degree; or

(10)	Sustained unsatisfactory performance which is not improved after Participant has been provided with a reasonable opportunity to improve his or her performance in accordance with the Company’s standard policies and procedures.

(C)	A Participant will not be deemed to have been terminated for Cause pursuant to Section 2(f)(A) or 2(f)(B) above, as applicable, unless and until there has been delivered to the Participant written notice that the Participant has engaged in conduct constituting Cause. The determination of Cause will be made by the Committee with respect to any Participant who is employed as the Chief Executive Officer of the Company (“CEO”), by the CEO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any Participant who is employed as the Chief Operating Officer of the Company (the “COO”), the Chief Financial Officer of the Company (the “CFO”), the General Counsel of the Company (“GC”), an Executive Vice President (“EVP”) of the Company, a Senior Vice President or the equivalent thereof of the Company (collectively “SVP”) or a Vice President of the Company (“VP”) and by the COO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any Participant who is employed as a Hospital Chief Executive Officer (“Hospital CEO”) or any other Participants. A Participant who receives written notice that he has engaged in conduct constituting Cause will be given the opportunity to be heard (either in person or in writing as mutually agreed to by the Participant and the Committee, CEO or COO, as applicable) for the purpose of considering whether Cause exists. If it is determined either at or following such hearing that Cause exists, the Participant will be notified in writing of such determination within five (5) business days. If the Participant disagrees with such determination, the Participant may file a claim contesting such determination pursuant to the Tenet Open Door Policy and Fair Treatment Process within thirty (30) days after his receipt of such written determination finding that Cause exists.

(g)	“Change of Control” has the same meaning as set forth in the definition of “Change of Control” in the ESP.

(h)	“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute and the regulations promulgated thereunder, as it or they may be amended from time to time.

(i)	“Code Section 162(m) Award” means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Agreement.

(j)	“Committee” means the Human Resources Committee of the Board or any subcommittee thereof formed by the Human Resources Committee for the purpose of acting as the Committee hereunder (to the extent consistent with Section 162(m) of the Code).

(k)	“Company” means Tenet Healthcare Corporation, a Nevada corporation.

(l)	“Covered Employee” means a “covered employee” within the meaning of Code Section 162(m)(3) or a person designated as a Covered Employee by the Committee.

(m)	“Employee” means any executive officer or other employee of the Company, or of any of its Business Units.

(n)	“ESP” means the Tenet Executive Severance Plan, as amended or restated from time to time.

(o)	“Good Reason” means:

(1)	When used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(x)(2) of the ESP.

(2)	When used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period, for any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(x)(1) of the ESP.

(3)	For purposes of this Section 2(o), references to “Employer” in the ESP with respect to any Participant means the Company or an Affiliate employing such Participant.

(p)	“Participant” means any Employee selected to receive an Award pursuant to the Plan for any Year or other measurement period.

(q)

“Performance Criterion” and “Performance Criteria” means any one or more of the following performance measures, or derivations of such performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to

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APPENDIX A – THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criterion or Performance Criteria for the related Award:

(1)	Code Section 162(m) Awards. For Code Section 162(m) Awards, any of the following criteria, as determined by the Committee:

(A)	Basic or diluted earnings per share of common stock, which may be calculated (i) as income calculated in accordance with Section 2(q)(1)(D), divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share, or (ii) using such other method as may be specified by the Committee;

(B)	Cash flow, which may be calculated or measured in any manner specified by the Committee;

(C)	Economic value added, which is (i) after-tax operating profit less the annual total cost of capital, or (ii) may be calculated or measured in any other method specified by the Committee;

(D)	Income, which may include, without limitation, net income, operating income, expense control measures, or other derivations of income, and which and may be calculated or measured (i) before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, material items that are unusual in nature or infrequently occurring, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (ii) using such other method as may be specified by the Committee;

(E)	Volume measures (e.g., admissions or visits) calculated or measured in any manner specified by the Committee;

(F)	Quality of service and/or patient care, which may be measured by (i) the extent to which the Company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives, or (ii) such other method as may be specified by the Committee;

(G)	Business performance or return measures (including, but not limited to, market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

(H)	The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

(I)	Any of the above Performance Criteria, applied to either the Company as a whole or any Business Unit, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Russell 3000 Index or another group of companies deemed by the Committee to be comparable to the Company.

(2)	Non-Code Section 162(m) Awards. Except for Code Section 162(m) Awards, any other criteria related to performance, including the performance of one or more of the Business Units, individual performance or any other category of performance selected by the Committee.

(r)	“Performance Goals” means the performance objectives with respect to one Performance Criterion or two or more Performance Criteria established by the Committee for the purpose of determining whether, and the extent to which, payments will be made for that Year or other measurement period with respect to an Award under the Plan.

(s)	“Plan” means the Tenet Healthcare Corporation Annual Incentive Plan as set forth herein, as it has been or may be amended and/or restated from time to time.

(t)	“Protection Period” means:

(A)	with respect to Participants who are not eligible to participate in the ESP, the period beginning on the date of the Change in Control and ending twenty-four (24) months following the occurrence of a Change in Control; and

(B)	with respect to Participants who are eligible to participate in the ESP, the same period as set forth in the ESP, and as it may be amended from time to time.

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(u)	“Qualifying Termination” means a Participant’s “separation from service” (within the meaning of Section 409A of the Code) by reason of:

(A)	the involuntary termination of a Participant’s employment by the Company (or Subsidiary) without Cause, or

(B)	the Participant’s resignation from the employment of the Company (or Subsidiary) for Good Reason;

provided, however, that a Qualifying Termination will not occur by reason of the divestiture of a Subsidiary or an Affiliate with respect to a Participant employed by such Subsidiary or an Affiliate who is offered a comparable position with the purchaser and either declines or accepts such position.

(v)	“RPAC” means the Retirement Plans Administration Committee of the Company.

(w)	“Scheduled Payment Date” means the Year after the Year in which a measurement period (including a measurement period that coincides with a Year) ends with respect to which a Participant has met the applicable Performance Goals entitling such Participant to receive an Award under this Plan.

(x)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(y)	“Target Award” means the amount, which may be expressed as a dollar amount or as a percentage of a Participant’s salary, payable to a Participant when actual performance with respect to any one Performance Criterion or any two or more Performance Criteria equals the Performance Goals for that Performance Criterion or those Performance Criteria established by the Committee.

(z)	“Year” means the Company’s fiscal year.

3. ADMINISTRATION

(a)	Appointment of Committee. The Plan shall be administered by the Committee, which will consist of two or more persons (1) who satisfy the requirement of a “nonemployee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and (2) who satisfy the requirements of an “outside director” for purposes of Code Section 162(m). The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not any Awards are the same or such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criterion, Performance Criteria, Performance Goals, the weightings thereof, and Target Awards. Whenever the Plan refers to a determination being made by the Committee, it shall be deemed to mean a determination by the Committee in its sole discretion. Notwithstanding the foregoing, to the extent consistent with Section 162(m) of the Code, the Committee may delegate the responsibility for administering the Plan, subject to such limitations as the Committee deems appropriate. All references in the Plan to the “Committee” shall be, as applicable, to the Committee or any other committee or officer to whom the Board or the Committee has delegated authority to administer the Plan.

(b)	Code Section 162(m) Compliance. It is the intent of the Company that this Plan and Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m), including the administration requirement of Code Section 162(m)(4)(C), so that the Company’s tax deduction for remuneration in respect of Code Section 162(m) Awards for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed in this Section, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees with respect to whom such conflict exists. Nothing herein shall be interpreted so as to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

(c)

Discretion of Committee. The Committee shall have the discretion, subject to the limitations described herein, including in Section 4 below relating to Code 162(m) Awards, to, among other actions, (1) determine the Plan Participants; (2) determine who will be treated as a Covered Employee and designate whether an Award will be a Code Section 162(m) Award; (3) determine the measurement period; (4) determine Performance Criterion, Performance Criteria, Performance Goals and Target Awards for each Year or other measurement period; (5) determine how Performance Criteria will be calculated and/or adjusted; (6) establish an Award Schedule;

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APPENDIX A – THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

(7) establish performance thresholds for the payment of any Awards; (8) determine whether and to what extent the Performance Goals have been met or exceeded; (9) pay discretionary Awards, including awards from an exceptional performance fund, as may be appropriate in order to assure the proper motivation and retention of personnel and attainment of business goals; (10) make adjustments to Performance Goals and thresholds; and (11) determine the total amount of funds available for payment of Awards with respect to each Year or other measurement period.

(d)	Authority of Committee. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, make all other determinations necessary or advisable for the administration of the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee shall be conclusive and binding on all parties. In the event of any conflict between an Award Schedule and the Plan, the terms of the Plan shall govern.

4. CODE SECTION 162(M) AWARDS

(a)	Conditions of Code Section 162(m) Awards. A Participant who is or may be a Covered Employee may receive a Code Section 162(m) Award and/or an Award that is not a Code Section 162(m) Award. Notwithstanding anything elsewhere in the Plan to the contrary, as and to the extent required by Code Section 162(m), the grant of a Code Section 162(m) Award to a Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to each Covered Employee and must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of such goals. All determinations made by the Committee pursuant to Section 3 above related to a Code Section 162(m) Award will be made in a timely manner, as required by Code Section 162(m). An Award Schedule for a Covered Employee shall set forth for each Code Section 162(m) Award, the terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan, and shall specify that such Award is a Code Section 162(m) Award. Before any Code Section 162(m) Award is paid, the Committee shall certify that the Performance Goals and any other material terms of such Award has been satisfied. Notwithstanding the foregoing, the Performance Criteria with respect to Code Section 162(m) Awards shall be limited to the Performance Criteria set forth in Section 2(q)(1).

(b)	Adjustments for Material Changes. As and to the extent permitted by Code Section 162(m), in the event of (1) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (2) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, or (3) other material items that are treated under generally accepted accounting principles as unusual in nature or infrequently occurring, or (4) any material change in accounting policies or practices affecting the Company and/or the Performance Goals, then, to the extent any of the foregoing items or events was not anticipated at the time the Performance Goals were established, the Committee may, based solely on objective criteria, in each case appropriately adjust any evaluation of performance under such Performance Goals so as to neutralize the effect of the item or event on the applicable Award.

5. AWARDS

The Committee may establish a Performance Criterion or two or more Performance Criteria and Performance Goals for each Year or other measurement period. If the Committee establishes two or more Performance Criteria, the Committee may in its discretion determine the weight to be given to each Performance Criteria in determining Awards. The Committee shall establish an Award Schedule for each Participant for each Year, which Award Schedule shall set forth the Target Award for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criterion and the weighting, if any, established for such criterion. The Committee may vary the Performance Criteria, Performance Goals and weightings, if any, from Participant to Participant, Award to Award, Year to Year and measurement period to measurement period.

6. ELIGIBLE PERSONS

Any Employee who is a key Employee in the judgment of the Committee shall be eligible to be selected by the Committee to participate in the Plan. Board members who are not Employees are not eligible to participate in the Plan. No Employee shall have a right to be selected to participate in the Plan, or, having once been selected, to be selected again, or, to continue as an Employee.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	A-5

APPENDIX A – THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

7. AMOUNT AVAILABLE FOR AWARDS

The Committee shall determine the amount available for payment of Awards in any Year or any other measurement period. Notwithstanding anything else in this Plan to the contrary, the aggregate maximum amount that may be paid to a Participant during any Year with respect to all Awards under the Plan shall be $10,000,000.

8. DETERMINATION OF AWARDS

(a)	Eligible Employees and Awards. The Committee shall select the Participants and determine which Participants, if any, are to be treated as Covered Employees and which Awards, if any, are to be Code Section 162(m) Awards. Except in the case of Code Section 162(m) Awards, the Committee shall determine the actual Award to each Participant for each Year or other measurement period, taking into consideration, as it deems appropriate, the performance of the Company and/or a Business Unit, as the case may be, for the Year or other measurement period in relation to the Performance Goals theretofore established by the Committee, and the performance of the respective Participants during the Year or other measurement period. The fact that an Employee is selected as a Participant for any Year or other measurement period shall not mean that such Employee necessarily will receive an Award for that Year or other measurement period. Notwithstanding any other provisions of the Plan to the contrary, the Committee may make discretionary Awards as it sees fit under the Plan, except in the case of Code Section 162(m) Awards, which may be adjusted only downward.

(b)	Determination of Code Section 162(m) Awards. Code Section 162(m) Awards shall be determined according to a Covered Employee’s Award Schedule based on the level of performance achieved and such Covered Employee’s Target Award. All such determinations regarding the achievement of Performance Goals and the determination of actual Code Section 162(m) Awards will be made by the Committee; provided, however, that the Committee may decrease or eliminate, but not increase, the amount of the Code Section 162(m) Award that otherwise would be payable under the Performance Goals established pursuant to the Plan.

9. DISTRIBUTION OF AWARDS

Awards under the Plan for a particular Year or other measurement period shall be paid on the Scheduled Payment Date with respect to such Year (or other measurement period), unless the time of payment is otherwise specified in an Award Schedule; provided, however, that any alternate time of payment provided for in an Award Schedule must comply with the requirements of section 409A of the Code.

10. REPAYMENT OF AWARDS

To the extent permitted by governing law, the Board may require reimbursement to the Company of Awards paid to any Participant who is a named executive officer, within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, where (a) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (c) a lower Award payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, as directed by the Board and to the extent practicable, seek to recover the amount by which the individual officer’s Award for the relevant period exceeded the lower Award payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided that the Company will not seek to recover Awards paid more than five years prior to the date the applicable restatement is disclosed.

The Company may seek reimbursement of Awards paid to any named executive officer, as defined herein, after May 10, 2007, in other circumstances involving fraud or misconduct by the named executive officer where the Board of Directors determines that such fraud or misconduct caused substantial harm to the Company even in the absence of a subsequent restatement of the Company’s financial statements.

In addition, Awards paid under this Plan will be subject to recoupment in accordance with any other recoupment policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law.

No recovery of compensation under this Section 10 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any Company plan or agreement with the Company.

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APPENDIX A – THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

11. TERMINATION OF EMPLOYMENT

(a)	General Rule. Except as provided in Subsections (b) and (c) below, a Participant must be actively employed by the Company on the date the amount payable with respect to his/her Award is determined by the Committee (the “Determination Date”) in order to be entitled to payment of any Award for that Year or other measurement period. A Participant who terminates employment with the Company for any reason other than the reasons set forth in Subsections (b) and (c) shall not be entitled to receive any Award for the Year or other measurement period in which such termination of employment occurs.

(b)	Exception for a Termination of Employment by the Participant for Good Reason or by the Company without Cause. In the event active employment of a Participant shall be terminated before the Determination Date (1) by the Participant for Good Reason or (2) by the Company without Cause, such Participant will receive a portion of his/her Award for the Year (or other applicable measurement period), calculated from the beginning of the Year (or other applicable measurement period) through the date of such Participant’s termination of employment with the Company, pro-rated as a fraction based on the full number of months worked by the Participant for the Company or an Affiliate during the relevant measurement period; provided, however, that in order to receive a pro-rata portion of an Award under this Section 11(b), a Participant must meet the Performance Criterion (or Performance Criteria) and/or Performance Goals established by the Committee with respect to such Award for the period from the beginning of the Year (or other applicable measuring period) through the date of such Participant’s termination of employment with the Company; and provided, further, that all Code Section 162(m) Awards will be subject to the requirements of Section 162(m) of the Code.

(c)	Exception for a Termination of Employment due to Retirement. In the event of a Participant’s retirement before the Determination Date, such Participant will receive a portion of his/her Award for the Year (or other applicable measurement period), calculated from the beginning of the Year (or other applicable measurement period) through the date of such Participant’s termination of employment with the Company, pro-rated as a fraction of based on the number of full months worked by the Participant for the Company or an Affiliate during such measurement period; provided, however, that in order to receive a pro-rata portion of an Award under this Section 11(c), a Participant must meet the Performance Criterion (or Performance Criteria) and/or Performance Goals established by the Committee with respect to such Award for the period from the beginning of the Year (or other applicable measuring period) through the date of such Participant’s termination of employment with the Company; and provided, further, that all Code Section 162(m) Awards will be subject to the requirements of Section 162(m) of the Code. For purposes of this Section 11(c), a “retirement” means a termination of employment by the Participant on or after age 62.

12. MISCELLANEOUS

(a)	Nonassignability. No Award will be assignable or transferable without the written consent of the Committee in its sole discretion, except by will or by the laws of descent and distribution.

(b)	Withholding Taxes. Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(c)	Amendment or Termination of the Plan. The Committee may at any time amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Award Schedules under the Plan to the extent permitted by law. No such action may be effective with respect to any Code Section 162(m) Award to any Covered Employee without approval of the Company’s shareholders if such approval is required by Code Section 162(m)(4)(C). Notwithstanding the foregoing, effective November 6, 2008, the RPAC has the right to make non-material amendments to the Plan to comply with changes in the law or to facilitate Plan administration; provided, however, that each such proposed non-material amendment must be discussed with the Chairperson of the Committee in order to determine whether such change would constitute a material amendment to the Plan.

(d)	Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(e)	Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.

(f)	Limits of Liability.

(1)	Any liability of the Company to any Participant with respect to an Award shall be based solely upon the obligations, if any, created by the Plan and the Award Schedule.

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APPENDIX A – THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

(2)	Neither the Company, nor any member of its Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.

(g)	Rights of Employees.

(1)	Status as an Employee eligible to receive an Award under the Plan shall not be construed as a commitment that any Award will be made under this Plan to such Employee or to other such Employees generally.

(2)	Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or constitute a contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

(h)	Section Headings. The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

(i)	Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

(j)	Applicable Law. The Plan, Awards and Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the state of Texas without regard to the conflict of law principles thereof.

(k)	Compliance with Section 409A of the Code. The Plan is intended to be exempt from or comply with section 409A of the Code and shall be administered in such a manner and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment of such Award is subject to section 409A of the Code, the Award shall be granted and paid in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment of such Award to fail to satisfy section 409A of the Code may be amended, in the discretion of the Committee, to comply with section 409A of the Code on a timely basis, and may be amended on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.

(l)	Conflicts Between Plans. In the event that there is a conflict between a provision of this Plan and the ESP, as then in effect, the terms of the ESP shall control.

(m)	Arbitration. In the event of a dispute arising under this Plan, a Participant or the Company, as applicable, may submit a claim to a third party neutral arbitrator. The arbitration will be conducted pursuant to the American Arbitration Association (“AAA”) Rules on Employee Benefit Claims.

The arbitrator will be mutually selected by the Participant and the Company and/or the RPAC from a list of arbitrators who are experienced in employee compensation matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the Plan document in the context of the particular facts involved. The Participant, the RPAC and the Company agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The Participant, the RPAC and the Company agree that the venue for the arbitration will be in Dallas, Texas. The costs of arbitration will be paid by the Company; the costs of legal representation for the Participant or witness costs for the Participant will be borne by the Participant; provided, that, as part of his award, the arbitrator may require the Company to reimburse the Participant for all or a portion of such amounts.

The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. The Company, the RPAC and Participant agree that the arbitrator will have the power of subpoena process as provided by law. Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Company and the Participant or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Company and the Participant and the arbitrator will adopt procedures to protect such rights. With respect to any dispute, the Company, the RPAC and the Participant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.

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APPENDIX A – THIRD AMENDED TENET HEALTHCARE CORPORATION ANNUAL INCENTIVE PLAN

The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in the Plan. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.

(n)	Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	A-9

APPENDIX B – NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Free Cash Flow

Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, (2) net loss (income) attributable to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax benefit (expense), (5) investment earnings (losses), (6) gain (loss) from early extinguishment of debt, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, and (11) depreciation and amortization. Litigation and investigation costs do not include ordinary course of business malpractice and other litigation and related expense.

Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and, (2) net cash provided by (used in) operating activities from discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which utilize similar non-GAAP measures in their presentations. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this Proxy Statement is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

We use, and we believe investors and analysts use, Adjusted Free Cash Flow as a supplemental measure to analyze cash flows generated from our operations because we believe it is useful to investors in evaluating our ability to fund distributions paid to noncontrolling interests, acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in our financial statements, they do not provide a complete measure of our operating performance. For example, the Company’s definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

TENET HEALTHCARE ● 2017 PROXY STATEMENT	B-1

APPENDIX B – NON-GAAP FINANCIAL MEASURES

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term to Adjusted EBITDA, is set forth in the table below for the twelve months ended December 31, 2016 and 2015.

(Dollars in millions)	Year Ended December 31,
	2016	2015
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(192)	$(140)
Less: Net (income) loss attributable to noncontrolling interests	(368)	(218)
Net income (loss) from discontinued operations, net of tax	(5)	2

Net income (loss) from continuing operations	181	76
Income tax (expense) benefit	(67)	(68)
Investment earnings	8	1
Loss from early extinguishment of debt	—	(1)
Interest expense	(979)	(912)

Operating income	1,219	1,056
Litigation and investigation costs	(293)	(291)
Gains on sales, consolidation and deconsolidation of facilities	151	186
Impairment and restructuring charges, and acquisition-related costs	(202)	(318)
Depreciation and amortization	(850)	(797)

Adjusted EBITDA	$2,413	$2,276

The reconciliation of net cash provided by operating activities, the most comparable GAAP term to Adjusted Free Cash Flow, is set forth in the table below for the twelve months ended December 31, 2016 and 2015.

(Dollars in millions)	Year Ended December 31,
	2016	2015
Net cash provided by operating activities	$558	$1,026
Less:
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(691)	(200)
Net cash used in operating activities from discontinued operations	(6)	(21)

Adjusted net cash provided by operating activities – continuing operations	1,255	1,247
Purchases of property and equipment – continuing operations	(875)	(842)

Adjusted free cash flow – continuing operations	$380	$405

B-2	TENET HEALTHCARE ● 2017 PROXY STATEMENT

TENET HEALTHCARE CORPORATION 1445 ROSS AVENUE SUITE 1400 DALLAS, TX 75202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors
Nominees	For	Against	Abstain
1A John P. Byrnes	☐	☐	☐
						For	Against	Abstain
1B Trevor Fetter	☐	☐	☐	1L Peter M. Wilver		☐	☐	☐
1C Brenda J. Gaines	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
1D Karen M. Garrison	☐	☐	☐	2. Proposal to approve, on an advisory basis, the company’s executive compensation.		☐	☐	☐
1E Edward A. Kangas	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
1F J. Robert Kerrey	☐	☐	☐	3. Proposal to approve, on an advisory basis, the option of every “1 year”, “2 years” or “3 years” for future advisory votes on executive compensation.	☐	☐	☐	☐
1G Richard R. Pettingill	☐	☐	☐
1H Matthew J. Ripperger	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 4. and 5.		For	Against	Abstain
1I Ronald A. Rittenmeyer	☐	☐	☐	4. Proposal to approve the material terms of the performance goals under the Third Amended Tenet Healthcare Corporation Annual Incentive Plan.		☐	☐	☐
1J Tammy Romo	☐	☐	☐
1K Randolph C. Simpson	☐	☐	☐	5. Proposal to ratify the selection of Deloitte & Touche as independent registered public accountants for the year ending December 31, 2017.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com
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TENET HEALTHCARE CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Shareholders
May 4, 2017 8:00 AM CDT

The undersigned hereby appoints Trevor Fetter, Audrey T. Andrews, Paul A. Castanon and Anthony L. Shoemaker, or any of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 4, 2017, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE LISTED NOMINEES IN ITEM 1, VOTED “FOR” ITEMS 2, 4, AND 5 AND VOTED FOR THE OPTION OF EVERY “1 YEAR” ON ITEM 3.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
Continued and to be signed on reverse side